As filed with the Securities and Exchange Commission on November 17, 2016

Registration No. 333-213860

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1/A

(Pre-Effective Amendment No. 2)

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LIGHTPATH TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	86-0708398
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

2603 Challenger Tech Court, Suite 100

Orlando, Florida 32826

(407) 382-4003

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

J. JAMES GAYNOR, PRESIDENT & CHIEF EXECUTIVE OFFICER

LightPath Technologies, Inc.

2603 Challenger Tech Court, Suite 100, Orlando Florida 32826

Telephone: (407) 382-4003

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Jeffrey E. Decker, Esq. Baker & Hostetler LLP 200 South Orange Avenue Suite 2300 Orlando, Florida 32801 (407) 649-4017	Oded Har-Even, Esq. Robert V. Condon III, Esq. Zysman, Aharoni, Gayer and Sullivan & Worcester LLP 1633 Broadway New York, New York 10019 (212) 660-5000

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

 If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT, WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy the securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 17, 2016

PRELIMINARY PROSPECTUS

____________ Shares

Class A Common Stock

We are offering __________ shares of our Class A common stock, par value $0.01 per share (“Class A Common Stock”). Our Class A Common Stock is traded on the NASDAQ Capital Market (“NCM”) under the symbol “LPTH.” On November 14, 2016, the last reported sale price of our Class A Common Stock was $1.71 per share.

We have granted the underwriters an option to purchase up to an additional __________ shares of Class A Common Stock from us to cover over-allotments. The underwriters may exercise this option at any time and from time to time during the 45-day period from the date of this prospectus.

	No Exercise of Over-Allotment		Full Exercise of Over-Allotment
	Per Share	Total	Per Share	Total
Offering price	$	$	$	$
Underwriting discounts and commissions (1)	$	$	$	$
Offering proceeds, before expenses, to us	$	$	$	$

(1)	In addition, we have agreed to reimburse the underwriters for certain expenses. See “Underwriting” on page 86 for additional information.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” appearing on page 4 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of Class A Common Stock to the purchasers on or about __________, 2016.

The date of this prospectus is ____________________, 2016.

Sole Book-Running Manager

Roth Capital Partners

You should rely only upon the information contained or incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

The securities are not being offered in any jurisdiction where the offer is not permitted.

You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

In this prospectus, we refer to information regarding potential markets for our products and other industry data. We believe that all such information has been obtained from reliable sources that are customarily relied upon by companies in our industry; however, we have not independently verified any such information.

PROSPECTUS SUMMARY

The following is a summary of what we believe to be the most important aspects of our business and the offering of our securities under this prospectus. We urge you to read this entire prospectus. Investing in our securities involves risks. Therefore, carefully consider the risk factors set forth under the section titled “Risk Factors” in this prospectus and in our most recent annual and quarterly filings with the Securities and Exchange Commission (the “SEC”), if any, as well as other information in this prospectus, before purchasing our securities. Each of the risk factors could adversely affect our business, operating results, and financial condition, as well as adversely affect the value of an investment in our securities.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “LightPath,” “we,” “us,” “our,” or similar references mean LightPath Technologies, Inc. and our subsidiaries.

Company Overview

We manufacture optical components and higher level assemblies including precision molded glass aspheric optics, infrared aspheric lenses, GRADIUM glass lenses, and other optical materials used to produce products that manipulate light. We design, develop, manufacture, and distribute optical components and assemblies utilizing advanced optical manufacturing processes. Our products are incorporated into a variety of applications by our customers in many industries, including defense products, medical devices, laser aided industrial tools, automotive safety applications, barcode scanners, optical data storage, hybrid fiber coax datacom, telecommunications, machine vision, and sensors, among others. All the products that we produce enable lasers and imaging devices to function more effectively.

In November 2005, we formed LightPath Optical Instrumentation (Shanghai) Co., Ltd (“LPOI”), a wholly-owned subsidiary located in Jiading, People’s Republic of China. The LPOI facility is primarily used for sales and support functions.

In December 2013, we formed LightPath Optical Instrumentation (Zhenjiang) Co., Ltd. (“LPOIZ”), a wholly-owned subsidiary located in the New City district, of the Jiangsu province, of the People’s Republic of China. LPOIZ’s 26,000 square foot manufacturing facility serves as our primary manufacturing facility in China and provides a lower cost structure for production of larger volumes of optical components and assemblies.

Product Groups and Markets

During fiscal 2015, we organized our business based on five product groups: low volume precision molded optics (“LVPMO”), high volume precision molded options (“HVPMO”), specialty products, infrared products, and non-recurring engineering (“NRE”). Our LVPMO product group consists of precision molded optics with a sales price greater than $10 per lens that are usually sold in smaller lot quantities. Our HVPMO product group consists of precision molded optics with a sales price of less than $10 per lens that are usually sold in larger lot quantities. Our infrared product group is comprised of both molded lens and assemblies. Our specialty product group is comprised of value-added products such as optical subsystems, assemblies, GRADIUM lenses, and isolators. Our NRE product group consists of those products we develop pursuant to product development agreements we enter into with customers. Typically, customers approach us and request that we develop new products or applications for our existing products to fit their particular needs or specifications. The timing and extent of any such product development is outside of our control.

We currently serve the following major markets: industrial, laser, defense, medical, telecommunications, and instrumentation. Within our product groups, we have various applications that serve these major markets. For example, our HVPMO lenses are typically used in industrial tools, especially in China. Our HVPMO and LVPMO lenses are also used in applications for the telecommunications market, such as data centers, digital video distribution, wireless broadband, and machine-to-machine interface, and, the laser market, such as laser tools, scientific and bench top lasers, and bar code scanners. Our infrared products can also be used in various applications within our major markets. Currently, sales of our infrared products are primarily for customers in the industrial market that use thermal imaging cameras. Our infrared products can be used for gas sensing devices, spectrometers, night vision systems, automotive driver systems, thermal weapon gun sights, and infrared counter measure systems, among others.

Within the larger overall markets, which are estimated to be in the multi-billions of dollars, we believe there is a market of approximately $830 million for our current products and capabilities. We continue to believe our products will provide significant growth opportunities over the next several years and, therefore, we will continue to target specific applications in each of these major markets. In addition to these major markets, a large percentage of our revenues is derived from sales to unaffiliated companies that purchase our products to fulfill their customers’ orders, as well as unaffiliated companies that offer our products for sale in their catalogs. Our strategy is to leverage our technology, know-how, established low cost manufacturing capability, and partnerships to grow our business.

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Proposed Acquisition

On August 3, 2016, we entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”), by and among ISP Optics Corporation, a New York corporation (“ISP”), Joseph Menaker and Mark Lifshotz (the “ISP Stockholders”), and us, pursuant to which we will acquire (the “Acquisition”) all of the outstanding common stock of ISP (the “Purchased Shares”) for a purchase price of $18 million (the “Purchase Price”), to be paid in a combination of cash (the “Cash Amount”) and a promissory note (the “Note”). The Cash Amount, subject to a net working capital adjustment, debt adjustment, and cash adjustment as provided in the Stock Purchase Agreement, will not be less than $12,000,000. The aggregate original principal amount of the Note will equal the Purchase Price less the Cash Amount, as adjusted pursuant to the Stock Purchase Agreement, but in no event less than $3,000,000. We plan to use the net proceeds from this offering, together with proceeds from a loan from a third party lender, to fund the Cash Amount. For additional information see “The Proposed Acquisition of ISP” and “Use of Proceeds.”

ISP Overview

ISP was incorporated in New York in 1993 and is a vertically integrated manufacturer offering a full range of infrared products from custom infrared optical elements to catalog and high performance lens assembly. ISP’s core capabilities include crystal growth, conventional numerical control (“CNC”) and conventional grinding, polishing, diamond turning, metrology, coatings, as well as optical and mechanical design, lens assembly, and testing. ISP manufactures its precision optical components, which includes spherical, aspherical, and diffractive coated infrared lenses, windows and prisms. ISP complements its lens offerings by developing a full spectrum of infrared coatings ranging from extreme high durability, anti-reflection coatings on Germanium, Silicon, and other infrared materials and crystals to complex beamsplitter, filter, and special protective coatings. Some of these coatings are also used by third party manufacturers. ISP manufactures optics using a wide variety of infrared crystals such as: Ge, Si, ZnSe, ZnS, CaF2, GaAs, BaF2, Amtir, Gasir, IG infrared glass, and others. ISP’s infrared Lens Assembly product line includes A-thermal fixed focal length lenses for cooled and un-cooled cameras, including designs targeted for lightweight and compact models, as well as dual field-of-view lenses. ISP has a global manufacturing footprint with strategically located manufacturing facilities in both the United States and Europe, providing greater access to its customers and operational flexibility. ISP leverages its highly qualified and cost efficient labor force in its state-of-the-art European facility in Riga, Latvia to provide high quality and cost-effective solutions.

ISP’s New York facility functions as its global headquarters for operations, marketing, and sales, while also providing manufacturing capabilities, optical coatings, optical and mechanical design, assembly, and testing.

ISP’s wholly-owned subsidiary, ISP Optics Latvia, SIA, is a limited liability company founded in 1998 under the Laws of the Republic of Latvia (“ISP Latvia”). ISP Latvia manufactures high precision optics offering a full range of infrared products including catalog and custom infrared optics. ISP Latvia provides broad-scale optical manufacturing and a presence for international sales in Europe and the Middle East.

ISP’s revenues in fiscal 2015 were $12.12 million, compared to $10.33 million in fiscal 2014, a 17% increase. ISP’s revenues for the nine months ended September 30, 2016 were $9.30 million versus $9.00 million for the nine months ended September 30, 2015, a 3% increase. ISP’s net income in fiscal 2015 was $1.47 million versus approximately $240,000 in the prior period, a $1.23 million increase. ISP’s net income for the nine months ended September 30, 2016 was $1.03 million, compared to $1.20 million in the prior period, a decrease of approximately $170,000. For additional information see “The Proposed Acquisition of ISP,” “Business of ISP,” and “Management’s Discussion and Analysis of Financial Condition of Results of Operation – ISP.”

Corporate Information

We were incorporated under Delaware law in 1992 as the successor to LightPath Technologies Limited Partnership, a New Mexico limited partnership formed in 1989, and its predecessor, Integrated Solar Technologies Corporation, a New Mexico corporation formed in 1985. Our principal offices are located at 2603 Challenger Tech Court, Suite 100, Orlando, Florida 32826. Our telephone number is (407) 382-4003. Our website address is http://www.lightpath.com, the content of which shall not be deemed incorporated by reference into this prospectus.

The Offering

Securities offered	__________ shares of Class A Common Stock (or __________ shares of Class A Common Stock if the underwriters exercise the over-allotment option in full).
Offering price	$____
Class A Common Stock outstanding before this offering	15,653,258 shares (1)
Class A Common Stock to be outstanding after this offering	__________ shares, assuming __________ are issued in this offering (1)

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Over-allotment option

The underwriters have an option for a period of 45 days after the date of this prospectus to purchase up to an additional __________ shares of Class A Common Stock, on the same terms and conditions as set forth above, to cover any over-allotments.

Use of proceeds

We estimate that we will receive net proceeds from this offering of approximately $____ million, or approximately $____ million if the underwriters exercise the over-allotment option in full, after deducting the estimated underwriting discounts and commissions and offering expenses.

We plan to use the net proceeds from this offering, together with proceeds from an acquisition loan from a third party lender, to fund the Cash Amount of the Purchase Price payable to the ISP Stockholders upon the Acquisition of the Purchased Shares. We may also use a portion of the net proceeds from this offering to pay for transaction and integration costs incurred in connection with the Acquisition. For a more complete description of our intended use of the net proceeds from this offering, see “Use of Proceeds” and “The Proposed Acquisition of ISP.”

Risk factors

Investing in our securities involves a significant degree of risk. You should read the “Risk Factors” section beginning on page 4 and other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

NASDAQ Capital Market symbol	Our Class A Common Stock is listed under the symbol “LPTH.”

(1)	Excludes (i) 1,056,186 shares of our Class A Common Stock issuable upon exercise of stock options outstanding and having a weighted-average exercise price of approximately $1.68 per share; (ii) 1,542,567 shares of our Class A Common Stock underlying outstanding restricted stock units of which 1,103,655 have vested; (iii) 671,731 shares of our Class A Common Stock reserved for issuance under our Amended and Restated Omnibus Incentive Plan (the “Plan”); (iv) 390,094 shares of our Class A Common Stock reserved for issuance under our Employee Stock Purchase Plan (the “2014 ESPP”); and (v) 1,023,606 shares of our Class A Common Stock issuable upon the exercise of all outstanding warrants.

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RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully review and consider the risks and uncertainties described below, in addition to the other information presented in this prospectus or incorporated by reference into this prospectus, in light of your particular investment objectives and financial circumstances. The risks so described are not the only risks we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition, results of operations, or prospects could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related To Our Business and Financial Results

We have a history of losses. We achieved net income of $140,500 for the first quarter of fiscal 2017 and $1.41 million for fiscal 2016; however, we incurred net losses of $715,000 and $313,000 for fiscal 2015 and 2014, respectively, and have a history of losses preceding such periods. As of September 30, 2016, we had an accumulated deficit of approximately $203.94 million. We may incur losses in the future if we do not achieve sufficient revenue to maintain profitability. We expect revenue to grow by seeking to improve gross margins and generating additional sales, but we cannot guarantee such improvement or growth.

Factors which could adversely affect our future profitability, include, but are not limited to, a decline in revenue either due to lower sales unit volumes or decreasing selling prices or both, our ability to order supplies from vendors, which in turn affects our ability to manufacture our products, and slow payments from our customers on accounts receivable.

Any failure to maintain profitability would have a materially adverse effect on our ability to implement our business plan, our results and operations, and our financial condition, and could cause the value of our Class A Common Stock to decline, resulting in a significant or complete loss of your investment.

We may need additional capital to sustain our operations in the future, and may need to seek further financing, which we may not be able to obtain on acceptable terms or at all, which could affect our ability to implement our business strategies. We have limited capital resources. To date, our operations have been largely funded from the proceeds of equity financings with some level of debt financing. We anticipate requiring additional capital in the future to support our operations and further expand our business and product lines. We may not be able to obtain additional financing when we need it on terms acceptable to us, or at all.

Our future capital needs will depend on numerous factors including: (i) profitability; (ii) the release of competitive products by our competition; (iii) the level of our investment in research and development; and (iv) the amount of our capital expenditures, including equipment and acquisitions. We cannot assure you that we will be able to obtain capital in the future to meet our needs. If we are unable to raise capital when needed, our business, financial condition, and results of operations would be materially adversely affected, and we could be forced to reduce or discontinue our operations.

We are dependent on a few key customers, and the loss of any key customer could cause a significant decline in our revenues. In fiscal 2016, we had sales to three customers that comprised approximately 25% of our annual revenue, with one customer at 10% of our sales, another customer at 8% of our sales, and the third customer at 7% of our sales. In fiscal 2015, we had sales to three customers that comprised approximately 27% of our annual revenue, with one customer at 11% of our sales, another customer at 10% of our sales, and the third customer at 6% of our sales. Part of our continuing strategy has been to gain key customer relationships of more significance and impact to generate higher revenues at lower costs. This strategy has met with some success, and, therefore, we believe our operating results will continue to be notably dependent on sales to a relatively small number of significant customers. However, we continue to diversify our business in order to minimize our sales concentration risk. The loss of any of these customers, or a significant reduction in sales to any such customer, would adversely affect our revenues.

We may be affected by political and other risks as a result of our sales to international customers and/or our sourcing of materials from international suppliers. In fiscal 2016, approximately 59% of our net revenues were from sales to international customers. In fiscal 2015, approximately 54% of our net revenues were from sales to international customers. Our international sales will be limited, and may even decline, if we cannot establish relationships with new international distributors, maintain relationships with our existing international distributions, maintain and expand our foreign operations, expand international sales, and develop relationships with international service providers. Additionally, our international sales may be adversely affected if international economies weaken. We are subject to the following risks, among others:

  greater difficulty in accounts receivable collection and longer collection periods;

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  potentially different pricing environments and longer sales cycles;

  the impact of recessions in economies outside the United States;

  unexpected changes in foreign regulatory requirements;

  the burdens of complying with a wide variety of foreign laws and different legal standards;

  certification requirements;

  reduced protection for intellectual property rights in some countries;

  difficulties in managing the staffing of international operations;

  potentially adverse tax consequences, including the complexities of foreign value-added tax systems, restrictions on the repatriation of earnings, and changes in tax rates;

  terrorist attacks and security concerns in general; and

  political and economic instability.

Our future growth is partially dependent on our market penetration efforts. Our future growth is partially dependent on our market penetration efforts, which include diversifying our sales to high-volume, low-cost optical applications and other new market and product opportunities in multiple industries. While we believe our existing products are commercially viable, we anticipate the need to educate the optical components markets in order to generate market demand and market feedback may require us to further refine these products. Expansion of our product lines and sales into new markets will require significant investment in equipment, facilities, and materials. There can be no assurance that any proposed products will be successfully developed, demonstrate desirable optical performance, be capable of being produced in commercial quantities at reasonable costs or be successfully marketed.

We rely, in large part, on key business and sales relationships for the successful commercialization of our products, which if not developed or maintained, will have an adverse impact on achieving market awareness and acceptance and will result in a loss of business opportunities. To achieve wide market awareness and acceptance of our products and technologies, as part of our business strategy, we will attempt to enter into a variety of business relationships with other companies that will incorporate our technologies into their products and/or market products based on our technologies. The successful commercialization of our products and technologies will depend in part on our ability to meet obligations under contracts with respect to the products and related development requirements. The failure of these business relationships will limit the commercialization of our products and technologies, which will have an adverse impact on our business development and our ability to generate revenues.

If we do not expand our sales and marketing organization, our revenues may not increase. The sale of our products requires prolonged sales and marketing efforts targeted at several key departments within our prospective customers’ organizations and often time involves our executives, personnel, and specialized systems and applications engineers working together. Currently, our direct sales and marketing organization is somewhat limited. We believe we will need to increase our sales force in order to increase market awareness and sales of our products. There is significant competition for qualified personnel, and we might not be able to hire the kind and number of sales and marketing personnel and applications engineers we need. If we are unable to expand our sales operations, particularly in China, we may not be able to increase market awareness or sales of our products, which would adversely affect our revenues, results of operations, and financial condition.

If we are unable to develop and successfully introduce new and enhanced products that meet the needs of our customers, our business may not be successful. Our future success depends, in part, on our ability to anticipate our customers’ needs and develop products that address those needs. Introduction of new products and product enhancements will require that we effectively transfer production processes from research and development to manufacturing, and coordinate our efforts with the efforts of our suppliers to rapidly achieve efficient volume production. If we fail to effectively transfer production processes, develop product enhancements, or introduce new products that meet the needs of our customers as scheduled, our net revenues may decline, which would adversely affect our results of operations and financial condition.

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If we are unable to effectively compete, our business and operating results could be negatively affected. We face substantial competition in the optical markets in which we operate. Many of our competitors are large public and private companies that have longer operating histories and significantly greater financial, technical, marketing, and other resources than we have. As a result, these competitors are able to devote greater resources than we can to the development, promotion, sale, and support of their products. In addition, the market capitalization and cash reserves of several of our competitors are much larger than ours, and, as a result, these competitors are much better positioned than we are to exploit markets, develop new technologies, and acquire other companies in order to gain new technologies or products. We also compete with manufacturers of conventional spherical lens products and aspherical lens products, producers of optical quality glass, and other developers of gradient lens technology, as well as telecommunications product manufacturers. In both the optical lens and communications markets, we are competing against, among others, established international companies, especially in Asia. Many of these companies also are primary customers for optical and communication components, and, therefore, have significant control over certain markets for our products. There can be no assurance that existing or new competitors will not develop technologies that are superior to or more commercially acceptable than our existing and planned technologies and products or that competition in our industry will not lead to reduced prices for our products. If we are unable to successfully compete with existing companies and new entrants to the markets we compete in, our business, results of operations, and financial condition could be adversely affected.

We anticipate further reductions in the average selling prices of some of our products over time, and, therefore, must increase our sales volumes, reduce our costs, and/or introduce higher margin products to reach and maintain financial stability. We have experienced decreases in the average selling prices of some of our products over the last ten years, including most of our passive component products. We anticipate that as products in the optical component and module market become more commodity-like, the average selling prices of our products will decrease in response to competitive pricing pressures, new product introductions by us or our competitors, or other factors. We attempt to offset anticipated decreases in our average selling prices by increasing our sales volumes and/or changing our product mix. For example, the average selling price of our precision molded optics increased by 2% in fiscal 2016, as compared to fiscal 2015, due to a product mix shift in the LVPMO group with higher volumes sold to customers in the distribution, medical applications, and telecommunications sectors. If we are unable to offset this anticipated decrease in our average selling prices by increasing our sales volumes or changing our product mix, our net revenues and gross margins will decline, increasing the projected cash needed to fund operations. To address these pricing pressures, we must develop and introduce new products and product enhancements that will generate higher margins or change our product mix in order to generate higher margins. For example, our gross margin percentage for fiscal 2016 was 54% compared to 44% in fiscal 2015, primarily due to a $3.6 million increase in revenues with a favorable product mix of higher margin products that resulted in higher sales prices and provided leverage of our increased sales volume against our fixed manufacturing overhead costs. If we cannot maintain or improve our gross margins, our financial position, and results of operations may be harmed.

Because of our limited product offerings, our ability to generate additional revenues may be limited without additional growth. We organized our business based on five product groups: LVPMOs, HVPMOs, infrared products, specialty products, and NREs. In fiscal 2016, sales of our LVPMOs generated approximately 42% of our net revenues, sales of our HVPMOs generated approximately 23% of our net revenues, sales of our infrared products generated approximately 10% of our net revenues, sales of our specialty products generated approximately 22% of our net revenues, and sales of our NRE products generated approximately 3% of our net revenues. Accordingly, in fiscal 2016, approximately 87% of our net revenues were derived from sales of our LVPMOs, HVPMOs, and specialty products. In fiscal 2015, sales of our LVPMOs generated approximately 50% of our net revenues, sales of our HVPMOs generated approximately 19% of our net revenues, sales of our infrared products generated approximately 9% of our net revenues, sales of our specialty products generated approximately 20% of our net revenues, and sales of our NRE products generated approximately 2% of our net revenues. Accordingly, in fiscal 2015, approximately 89% of our net revenues were derived from our LVPMO, HVPMO, and specialty products. We expect the LVPMO, HVPMO, and specialty product groups to continue to account for a substantial portion of our total net revenues. Demand for products in the optical market has declined materially in recent years. Continued and expanding market acceptance of these products is critical to our future success. There can be no assurance that our current or new products will achieve market acceptance at the rate at which we expect, or at all, which could adversely affect our results of operations and financial condition.

Litigation may adversely affect our business, financial condition, and results of operations. From time to time in the normal course of business operations, we may become subject to litigation that may result in liability material to our financial statements as a whole or may negatively affect our operating results if changes to our business operations are required. The cost to defend such litigation may be significant and is subject to inherent uncertainties. Insurance may not be available at all or in sufficient amounts to cover any liabilities with respect to these or other matters. There also may be adverse publicity with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. An adverse result in any such matter could adversely impact our operating results or financial condition. Additionally, any litigation to which we are subject could also require significant involvement of our senior management and may divert management’s attention from our business and operations.

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We are exposed to fluctuations in currency exchange rates that could negatively impact our financial results and cash flows. We execute all foreign sales from our Orlando facility and inter-company transactions in United States dollars in order to mitigate the impact of foreign currency fluctuations. However, in the future, a portion of our international revenues and expenses may be denominated in foreign currencies. Accordingly, we could experience the risks of fluctuating currencies and corresponding exchange rates. In fiscal years 2016, 2015, and 2014, we incurred a gain of approximately $75,000 and losses of $1,000 and $1,100 on foreign currency translation, respectively. Any such fluctuations that result in a less favorable exchange rate could adversely affect our revenues, which could negatively impact our results of operations and financial condition.

We also source certain raw materials from outside the United States. Some of those materials, priced in non-dollar currencies, have lowered in price due to the recent increase of the United States dollar against non-dollar-pegged currencies, especially the Euro and Reniminbi. This increases our margins and helps with our ability to reach positive cash flow and profitability. If the strength of the United States dollar decreases, the cost of foreign sourced materials could increase, which would adversely affect our financial condition and results of operations.

Our future success depends on our key executive officers and our ability to attract, retain, and motivate qualified personnel. Our future success largely depends upon the continued services of our key executive officers, management team, and other engineering, sales, marketing, manufacturing, and support personnel. If one or more of our key employees are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. Additionally, we may incur additional expenses to recruit and retain new key employees. If any of our key employees joins a competitor or forms a competing company, we may lose some or all of our customers. Because of these factors, the loss of the services of any of these key employees could adversely affect our business, financial condition, and results of operations, and thereby an investment in our Class A Common Stock.

Our continuing ability to attract and retain highly qualified personnel will also be critical to our success because we will need to hire and retain additional personnel to support our business strategy. We expect to continue to hire selectively in the manufacturing, engineering, sales and marketing, and administrative functions to the extent consistent with our business levels and to further our business strategy. We face significant competition for skilled personnel in our industry. This competition may make it more difficult and expensive to attract, hire, and retain qualified managers and employees. Because of these factors, we may not be able to effectively manage or grow our business, which could adversely affect our financial condition or business. As a result, the value of your investment could be significantly reduced or completely lost.

We depend on single or limited source suppliers for some of the key materials or process steps in our products, making us susceptible to supply shortages, poor performance, or price fluctuations. We currently purchase several key materials, or have outside vendors perform process steps, such as lens coatings, used in or during the manufacture of our products from single or limited source suppliers. We may fail to obtain required materials or services in a timely manner in the future, or could experience delays as a result of evaluating and testing the products or services of these potential alternative suppliers. The decline in demand in the telecommunications equipment industry may have adversely impacted the financial condition of certain of our suppliers, some of whom have limited financial resources. We have in the past, and may in the future, be required to provide advance payments in order to secure key materials from financially limited suppliers. Financial or other difficulties faced by these suppliers could limit the availability of key components or materials. Additionally, financial difficulties could impair our ability to recover advances made to these suppliers. Any interruption or delay in the supply of any of these materials or services, or the inability to obtain these materials or services from alternate sources at acceptable prices and within a reasonable amount of time, would impair our ability to meet scheduled product deliveries to our customers and could cause customers to cancel orders, thereby negatively affecting our business, financial condition, and results of operation.

We face product liability risks, which could adversely affect our business. The sale of our optical products involves the inherent risk of product liability claims by others. We do not currently maintain product liability insurance coverage. Product liability insurance is expensive, subject to various coverage exclusions, and may not be obtainable on terms acceptable to us if we decide to procure such insurance in the future. Moreover, the amount and scope of any coverage may be inadequate to protect us in the event that a product liability claim is successfully asserted. If a claim is asserted and successfully litigated by an adverse party, our financial position and results of operations could be adversely affected.

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Business interruptions could adversely affect our business. We manufacture our products at manufacturing facilities located in Orlando, Florida and Zhenjiang, China. Our revenues are dependent upon the continued operation of these facilities. The Orlando facility is subject to a lease that expires in April 2022, and the Zhenjiang facility is subject to a lease that expires in March 2019. Our operations are vulnerable to interruption by fire, hurricane winds and rain, earthquakes, electric power loss, telecommunications failure, and other events beyond our control. We do not have detailed disaster recovery plans for our facilities and we do not have a backup facility, other than the other facility, or contractual arrangements with any other manufacturers in the event of a casualty to or destruction of any facility or if any facility ceases to be available to us for any other reason. If we are required to rebuild or relocate either of our manufacturing facilities, a substantial investment in improvements and equipment would be necessary. We carry only a limited amount of business interruption insurance, which may not sufficiently compensate us for losses that may occur.

Our facilities may be subject to electrical blackouts as a consequence of a shortage of available electrical power. We currently do not have backup generators or alternate sources of power in the event of a blackout. If blackouts interrupt our power supply, we would be temporarily unable to continue operations at such facility.

Any losses or damages incurred by us as a result of blackouts, rebuilding, relocation, or other business interruptions, could result in a significant delay or reduction in manufacturing and production capabilities, impair our reputation, harm our ability to retain existing customers and to obtain new customers, and could result in reduced sales, lost revenue, and/or loss of market share, any of which could substantially harm our business and our results of operations.

Our failure to accurately forecast material requirements could cause us to incur additional costs, have excess inventories, or have insufficient materials to manufacture our products. Our material requirements forecasts are based on actual or anticipated product orders. It is very important that we accurately predict both the demand for our products and the lead times required to obtain the necessary materials. Lead times for materials that we order vary significantly and depend on factors such as specific supplier requirements, the size of the order, contract terms, and the market demand for the materials at any given time. If we overestimate our material requirements, we may have excess inventory, which would increase our costs. If we underestimate our material requirements, we may have inadequate inventory, which could interrupt our manufacturing and delay delivery of our products to our customers. Any of these occurrences would negatively impact our results of operations. Additionally, in order to avoid excess material inventories we may incur cancellation charges associated with modifying existing purchase orders with our vendors, which, depending on the magnitude of such cancellation charges, may adversely affect our results of operations.

If we do not achieve acceptable manufacturing yields our operating results could suffer. The manufacture of our products involves complex and precise processes. Our manufacturing costs for several products are relatively fixed, and, thus, manufacturing yields are critical to the success of our business and our results of operations. Changes in our manufacturing processes or those of our suppliers could significantly reduce our manufacturing yields. In addition, we may experience manufacturing delays and reduced manufacturing yields upon introducing new products to our manufacturing lines. The occurrence of unacceptable manufacturing yields or product yields could adversely affect our financial condition and results of operations.

If our customers do not qualify our manufacturing lines for volume shipments, our operating results could suffer. Our manufacturing lines have passed our qualification standards, as well as our technical standards. However, our customers may also require that our manufacturing lines pass their specific qualification standards, and that we be registered under international quality standards, such as ISO 9001:2008 certification. This customer qualification process determines whether our manufacturing lines meet the customers’ quality, performance, and reliability standards. Generally, customers do not purchase our products, other than limited numbers of evaluation units, prior to qualification of the manufacturing line for volume production. We may be unable to obtain customer qualification of our manufacturing lines or we may experience delays in obtaining customer qualification of our manufacturing lines. If there are delays in the qualification of our products or manufacturing lines, our customers may drop the product from a long-term supply program, which would result in significant lost revenue opportunity over the term of each such customer’s supply program, or our customers may purchase from other manufacturers. The inability to obtain customer qualification of our manufacturing lines, or the delay in obtaining such qualification, could adversely affect our financial condition and results of operations.

Risks Related To Our Intellectual Property

If we are unable to protect and enforce our intellectual property rights, we may be unable to compete effectively. We believe that our intellectual property rights are important to our success and our competitive position, and we rely on a combination of patent, copyright, trademark, and trade secret laws and restrictions on disclosure to protect our intellectual property rights. Although we have devoted substantial resources to the establishment and protection of our intellectual property rights, the actions taken by us may be inadequate to prevent imitation or improper use of our products by others or to prevent others from claiming violations of their intellectual property rights by us.

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In addition, we cannot assure that, in the future, our patent applications will be approved, that any patents that we may be issued will protect our intellectual property, or that third parties will not challenge any issued patents. Other parties may independently develop similar or competing technology or design around any patents that may be issued to us. We also rely on confidentiality procedures and contractual provisions with our employees, consultants, and corporate partners to protect our proprietary rights, but we cannot assure the compliance by such parties with their confidentiality obligations, which could be very time consuming and expensive to enforce.

It may be necessary to litigate to enforce our patents, copyrights, and other intellectual property rights, to protect our trade secrets, to determine the validity of and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation can be time consuming, distracting to management, expensive, and difficult to predict. Our failure to protect or enforce our intellectual property could have an adverse effect on our business, financial condition, prospects, and results of operation.

We do not have patent protection for our formulas and processes, and a loss of ownership of any of our formulas and processes would negatively impact our business. We believe that we own our formulas and processes. However, we have not sought, and do not intend to seek, patent protection for all of our formulas and processes. Instead, we rely on the complexity of our formulas and processes, trade secrecy laws, and employee confidentiality agreements. However, we cannot assure you that other companies will not acquire our confidential information or trade secrets or will not independently develop equivalent or superior products or technology and obtain patent or similar rights. Although we believe that our formulas and processes have been independently developed and do not infringe the patents or rights of others, a variety of components of our processes could infringe existing or future patents, in which event we may be required to modify our processes or obtain a license. We cannot assure you that we will be able to do so in a timely manner or upon acceptable terms and conditions and the failure to do either of the foregoing would negatively affect our business, results of operations, financial condition, and cash flows.

We may become involved in intellectual property disputes and litigation, which could adversely affect our business. We anticipate, based on the size and sophistication of our competitors and the history of rapid technological advances in our industry that several competitors may have patent applications in progress in the United States or in foreign countries that, if issued, could relate to products similar to ours. If such patents were to be issued, the patent holders or licensees may assert infringement claims against us or claim that we have violated other intellectual property rights. These claims and any resulting lawsuits, if successful, could subject us to significant liability for damages and invalidate our proprietary rights. The lawsuits, regardless of their merits, could be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation could also force us to do one or more of the following, any of which could harm our business and adversely affect our financial condition and results of operations:

  stop selling, incorporating or using our products that use the disputed intellectual property;

  obtain from third parties a license to sell or use the disputed technology, which license may not be available on reasonable terms, or at all; or

  redesign our products that use the disputed intellectual property.

Risks Related To An Investment In Our Securities

Historically, our quarterly results have fluctuated and continued fluctuations could negatively impact our stock price. Revenues and results of operations are difficult to predict and may fluctuate substantially from quarter to quarter. As a result, the market price of our Class A Common Stock may also fluctuate substantially.

We may issue additional securities with rights superior to those of our Class A Common Stock, which could materially limit the ownership rights of our stockholders. We may offer additional debt or equity securities in private and/or public offerings in order to raise working capital or to refinance our debt. Our board of directors (our “Board”) has the right to determine the terms and rights of any debt securities and preferred stock without obtaining the approval of the stockholders. It is possible that any debt securities or preferred stock that we sell would have terms and rights superior to those of our Class A Common Stock and may be convertible into shares of our Class A Common Stock. Any sale of securities could adversely affect the interests or voting rights of the holders of our Class A Common Stock, result in substantial dilution to existing stockholders, or adversely affect the market price of our Class A Common Stock.

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The price of our Class A Common Stock has been, and may continue to be, subject to substantial volatility. Broad market fluctuations or fluctuations in our operations may adversely affect the price of our Class A Common Stock. The market for our Class A Common Stock is volatile, the bid-ask spread is often large, and the trading volume and activity can be low and sporadic. The price of our Class A Common Stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•	volatility in the trading markets generally and in our particular market segment;

•	limited trading of our Class A Common Stock;

•	actual or anticipated fluctuations in our results of operations;

•	the financial projections we may provide to the public, any changes in these projections, or our failure to meet these projections;

•	announcements regarding our business or the business of our customers or competitors;

•	changes in accounting standards, policies, guidelines, interpretations, or principles;

•	actual or anticipated developments in our business or our competitors’ businesses or the competitive landscape generally;

•	developments or disputes concerning our intellectual property or our offerings, or third-party proprietary rights;

•	announced or completed acquisitions of businesses or technologies by us or our competitors;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	any major change in our Board or management;

•	sales of shares of our Class A Common Stock by us or our stockholders;

•	lawsuits threatened or filed against us; and

•	other events or factors, including those resulting from war, incidents of terrorism, or responses to these events.

Statements of, or changes in, opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to the markets in which we operate or expect to operate could have an adverse effect on the market price of our Class A Common Stock. In addition, the stock market as a whole, as well as our particular market segment, have from time to time experienced extreme price and volume fluctuations, which may affect the market price for the securities of many companies, and which often have appeared unrelated to the operating performance of such companies.

Although our shares are publicly traded on the NCM, the trading market for shares of our Class A Common Stock has been inconsistent with wide fluctuations in the trading volume. There are periods where the trading volume is extremely low and somewhat limited, which could negatively affect our stockholders’ ability to sell their shares of our Class A Common Stock at the time and price they desire.

We do not currently pay dividends on our Class A Common Stock, and do not anticipate paying dividends on our Class A Common Stock in the foreseeable future. Our Board has never declared a dividend on our Class A Common Stock and we do not anticipate paying dividends on our Class A Common Stock in the foreseeable future. We intend to retain our cash and future earnings, if any, to fund our business plan. Our future dividend policy is within the discretion of our Board and will depend upon various factors, including our business, financial condition, results of operations, and capital requirements. Therefore, we cannot offer any assurance that our Board will determine to pay special or regular dividends in the future. Unless our Board determines to pay dividends, stockholders will be required to look to appreciation of our Class A Common Stock to realize a gain on their investment. There can be no assurance that this appreciation will occur.

Our management and principal stockholders control a substantial amount of our stock and, therefore, may influence our affairs. If our management and a few principal stockholders act in concert, they could determine the outcomes of matters submitted to stockholders or the election of our Board. We estimate that management, including directors, and our principal stockholders (stockholders owning more than 5% of our Class A Common Stock) beneficially owned approximately 43.1% of Class A Common Stock outstanding, on a fully-diluted basis, as of November 14, 2016, and, following the completion of this offering, such persons would beneficially own approximately 29.3% of our Class A Common Stock outstanding, on a fully-diluted basis, assuming that we issue 8,000,000 shares in this offering and that the number of shares outstanding as of November 14, 2016 remains unchanged.

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Our charter documents and Delaware law may inhibit a takeover. In certain circumstances, the fact that corporate devices are in place that will inhibit or discourage takeover attempts could reduce the market value of our Class A Common Stock. Our Certificate of Incorporation, as amended (the “Certificate of Incorporation”), Amended and Restated Bylaws (the “Bylaws”), and certain other agreements contain certain provisions that may discourage other persons from attempting to acquire control of us. These provisions include, but are not limited to, the following:

  staggered-terms of service for our Board;

  the authorization of our Board to issue shares of undesignated preferred stock in one or more series without the specific approval of the stockholders;

  the adoption of a stockholder rights plan in 1998 and a dividend distribution of a right to purchase one share of Series D Participating Preferred Stock (the “Rights”) for each outstanding share of Class A Common Stock. The description and terms of such rights are set forth in the Rights Agreement dated as of May 1, 1998 between LightPath and Continental Stock Transfer & Trust Company, as Rights Agent (the “Rights Agreement”) (a copy of the Rights Agreement and related documents are filed as Exhibit 1 to the Form 8-A for Registration of Certain Classes of Securities Pursuant to Section 12(b) or (g) of the Exchange Act, filed on April 28, 1998). The Rights Agreement was amended on February 25, 2008 to extend the termination date through February 25, 2018;

  the establishment of advance notice requirements for director nominations and actions to be taken at annual meetings; and

  the fact that special meetings of the stockholders may be called only by our Chairman, President, or upon the request of a majority of our Board.

All of these provisions, as well as the provisions of Section 203 of the Delaware General Corporation Law (“DGCL”) (to which we are subject), could impede a merger, consolidation, takeover, or other business combination involving us or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

Our outstanding warrants, stock options, and restricted stock units may inhibit our ability to accomplish future financings and adversely affect the price and liquidity of our Class A Common Stock. As of November 14, 2016, there were issued and outstanding:

•	15,653,258 shares of our Class A Common Stock;

•	warrants issued to certain stockholders pursuant to which 1,023,606 shares of our Class A Common Stock are issuable at a weighted average exercise price of approximately $1.26 per share;

•	outstanding options under the Plan to purchase an aggregate of 1,056,186 shares of our Class A Common Stock, with a weighted average exercise price of approximately $1.68 per share; and

•	restricted stock unit awards for 1,542,567 shares of our Class A Common Stock that have been granted but that remain unissued, of which 1,103,655 have vested.

In addition, 671,731 shares of our Class A Common Stock were reserved as of November 14, 2016, for issuance pursuant to future grants to be made under the Plan and 390,094 shares of our Class A Common Stock were reserved as of November 14, 2016 for issuance pursuant to the 2014 ESPP. The existence of our outstanding warrants, options, and restricted stock units, and the potential for sales of significant amounts of previously unregistered shares of our Class A Common Stock in the public market, or the perception that such sales could occur, following the exercise of these derivative securities may adversely affect the terms on which we can obtain additional financing or the prevailing price of our Class A Common Stock.

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We may issue additional shares of our Class A Common Stock in the future, which could cause significant dilution to all stockholders. Our authorized capital stock consists of 45,000,000 shares, divided into 40,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of November 14, 2016, 15,653,258 shares of our Class A Common Stock were outstanding. We may issue additional shares of Class A Common Stock in the future in connection with a financing, acquisition, upon exercise of outstanding options or warrants, or in connection with the grant of restricted stock units. In addition, our outstanding warrants to purchase up to 1,023,606 additional shares of our Class A Common Stock are subject to full-ratchet anti-dilution protection, which could result in the right to purchase more shares of our Class A Common Stock following customary adjustments for stock splits and dividends or a reduction in the purchase price for any such shares or both. For example, the warrants to purchase up to 1,023,606 shares of our Class A Common Stock are subject to a reset of the exercise price if we issue shares of Class A Common Stock at a price per share below $1.26, subject to a floor exercise price of $1.15 per share. Any issuance of additional shares of our Class A Common Stock, or equity securities convertible into our Class A Common Stock, including, but not limited to, preferred stock, warrants, and options, will dilute the percentage ownership interest of all stockholders, may dilute the book value per share of our Class A Common Stock, and may negatively impact the market price of our Class A Common Stock.

Sales of a substantial number of shares of our Class A Common Stock in the public market, or the perception that they may occur, may depress the market price of our Class A Common Stock. Of the total number of shares of Class A Common Stock currently issued and outstanding, almost all of our outstanding shares are freely transferable or can be publicly resold pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least six months, including our affiliates, would be entitled to sell such securities, subject to the availability of current public information about the company. A person who has not been our affiliate at any time during the three months preceding a sale, and who has beneficially owned his shares for at least one year, would be entitled under Rule 144 to sell such shares without regard to any limitations under Rule 144. Under Rule 144, sales by our affiliates are subject to volume limitations, manner of sale provisions and notice requirements. The ability to sell shares of our Class A Common Stock to the public, whether pursuant to an effective registration statement, Rule 144, or an exemption from the registration requirements, may adversely affect the price of our Class A Common Stock by creating an excessive supply, the scope or extent of which effect we cannot predict. Likewise, the ability for sale of substantial amounts of our Class A Common Stock could reduce the prevailing market price.

Risks Relating to the Proposed Acquisition of ISP

If we fail to obtain stockholder approval for the issuance of Class A Common Stock in connection with the Acquisition of ISP as required by the NASDAQ Listing Rules, we will be unable to consummate the transaction. In order to raise the capital necessary to pay the Cash Amount and consummate the Acquisition of ISP, we may need to issue more than 20 percent of the total number of shares of our Class A Common Stock outstanding before the transaction. NASDAQ Listing Rule 5635(a) requires stockholder approval when, in connection with an acquisition of stock or assets of another company, we issue a number of shares of our Class A Common Stock that equals or exceeds 20 percent of the total number of shares of our Class A Common Stock or voting power outstanding before the transaction. As of November 14, 2016, there were 15,653,258 shares of our Class A Common Stock outstanding. Accordingly, based on the number of shares issued and outstanding as of such date, and assuming we do not issue any additional shares of Class A Common Stock, we could issue up to 3,130,651 shares of our Class A Common Stock without obtaining stockholder approval in connection with the Acquisition of ISP, which would include, but is not limited to, shares of Class A Common Stock issued and sold pursuant to this prospectus since we intend to use the net proceeds from such sales to partially fund the ISP Acquisition.

If we are unable to raise sufficient funds from this offering and from the loan we are seeking from a third party lender to satisfy the Cash Amount of the Purchase Price, we will need to seek alternative sources of financing. We may not be able to obtain alternative sources of financing sufficient to complete the Acquisition of ISP on terms acceptable to us, if at all. If unable to obtain financing, the ISP Stockholders can terminate the Stock Purchase Agreement and we would be required to pay them a termination fee. See “The Proposed Acquisition of ISP” for additional information.

Cash expenditures associated with the Acquisition of ISP may create significant liquidity and cash flow risks for us. We expect to incur significant transaction costs and some integration costs in connection with the proposed Acquisition of ISP. While we have assumed that this level of expense will be incurred, there are many factors beyond our control that could affect the total amount or the timing of the Acquisition and integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. To the extent these Acquisition and integration expenses are higher than anticipated, we may experience liquidity or cash flow issues.

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We will incur substantial debt in order to satisfy our obligations incurred in connection with the Acquisition of ISP. We will incur substantial debt, in the form of the Note and additional third-party debt, in order to finance a portion of the purchase price of the Acquisition and expenses associated therewith. In order to service the debt, we will require a significant amount of cash. Our ability to make scheduled payments of principal and interest depends on our future performance, which is subject to economic, financial, competitive, and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt, or obtaining additional debt or equity financing on terms that may not be favorable to us or available to us at all. Our ability to refinance any such debt will depend on the capital markets and our financial condition at the time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default under current or future indebtedness. Any event of default or inability to otherwise satisfy our obligations could have a material adverse effect on our future operating results and financial condition.

Failure to complete the proposed Acquisition of ISP could materially and adversely affect our results of operations and the market price of our Class A Common Stock. Our consummation of the proposed Acquisition of ISP is subject to many contingences, including the approval of the issuance of shares of Class A Common Stock offered by this prospectus by our stockholders and raising the financing required to pay the cash portion of the purchase price. We cannot assure you that we will be able to successfully consummate the proposed Acquisition as currently contemplated or at all. Risks related to the failure of the proposed Acquisition to be consummated include, but are not limited to, the following:

•	we would not realize any of the potential benefits of the transaction, which could have a negative effect on our stock price;

•	we may remain liable for significant transaction costs, including a termination fee if we or ISP terminates the Stock Purchase Agreement for failure to meet the certain of the closing conditions;

•	we may experience negative reactions to the Acquisition from customers, clients, business partners, lenders, and employees;

•	the trading price of our Class A Common Stock may decline to the extent that the current market price for our stock reflects a market assumption that the Acquisition will be completed; and

•	the attention of our management may be diverted to the Acquisition rather than to our own operations and the pursuit of other opportunities that could have been beneficial to us.

The occurrence of any of these events individually or in combination could materially and adversely affect our results of operations and the market price of our Class A Common Stock.

If the Acquisition of ISP is consummated, the combined company may not perform as we or the market expects, which could have an adverse effect on the price of our Class A Common Stock. Even if the Acquisition is consummated, the combined company may not perform as we or the market expects. Risks associated with the combined company following the Acquisition include:

•	integrating businesses is a difficult, expensive, and time-consuming process, and the failure to integrate successfully our businesses with the business of ISP in the expected time frame would adversely affect our financial condition and results of operation;

•	the Acquisition of ISP will materially increase the size of our operations, and if we are not able to effectively manage our expanded operations, our Class A Common Stock price may be adversely affected;

•	it is possible that our key employees or key employees of ISP might decide not to remain with us after the Acquisition is completed, and the loss of such personnel could have a material adverse effect on the financial condition, results of operations, and growth prospects of the combined company;

•	the success of the combined company will also depend upon relationships with third parties and ISP’s or our pre-existing customers, which relationships may be affected by customer preferences or public attitudes about the Acquisition. Any adverse changes in these relationships could adversely affect the combined company’s business, financial condition, and results of operations; and

•	if government agencies or regulatory bodies impose requirements, limitations, costs, divestitures or restrictions on the consummation of the Acquisition, the combined company’s ability to realize the anticipated benefits of the Acquisition may be impaired.

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The obligations and liabilities of ISP, some of which may be unanticipated or unknown, may be greater than we have anticipated, which may diminish the value of ISP to us. ISP’s obligations and liabilities, some of which may not have been disclosed to us or may not be reflected or reserved for in ISP’s historical financial statements, may be greater than we have anticipated. The obligations and liabilities of ISP could have a material adverse effect on ISP’s business or ISP’s value to us or on our business, financial condition, or results of operations. We have only limited indemnification from the ISP Stockholders under the Stock Purchase Agreement with respect to obligations or liabilities of ISP, whether known or unknown. In addition, even in cases where we are able to obtain indemnification, we may discover liabilities greater than the contractual limits or the financial resources of the indemnifying party. In the event that we are responsible for liabilities substantially in excess of any amounts recovered through rights to indemnification or alternative remedies that might be available to us, or any applicable insurance, we could suffer severe consequences that would substantially reduce our earnings and cash flows or otherwise materially and adversely affect our business, financial condition, or results of operations.

If the proposed Acquisition of ISP is consummated, the global nature of ISP Latvia’s operations will subject us to political and economic risks that could adversely affect our business, results of operations, or financial condition. The risks inherent in global operations include:

•	limitations on ownership or participation in local enterprises;

•	price controls, exchange controls, and limitations on repatriation of earnings;

•	transportation delays and interruptions;

•	political, social, and economic instability and disruptions;

•	acts of terrorism;

•	government embargoes or foreign trade restrictions;

•	imposition of duties and tariffs and other trade barriers;

•	import and export controls;

•	labor unrest and current and changing regulatory environments;

•	difficulties in staffing and managing multi-national operations; and

•	limitations on our ability to enforce legal rights and remedies.

If we are unable to successfully manage these and other risks associated with managing and expanding our international business to Latvia, the risks could have a material adverse effect on our business, results of operations, or financial condition.

If the proposed Acquisition of ISP is consummated, our expanded international operations would increase our exposure to potential liability under anti-corruption, trade protection, tax, and other laws and regulations. The Foreign Corrupt Practices Act and other anti-corruption laws and regulations (“Anti-Corruption Laws”) prohibit corrupt payments by our employees, vendors, or agents. From time to time, we receive inquiries from authorities in the U.S. and elsewhere about our business activities outside of the U.S. and our compliance with Anti-Corruption Laws. While we devote substantial resources to our global compliance programs and have implemented policies, training, and internal controls designed to reduce the risk of corrupt payments, our employees, vendors or agents may violate our policies and if the proposed Acquisition of ISP is consummated, our expanded international operations would significantly increase our exposure to potential liability. Our failure to comply with Anti-Corruption Laws could result in significant fines and penalties, criminal sanctions against us, our officers or our employees, prohibitions on the conduct of our business, and damage to our reputation. Operations outside of the U.S. may be affected by changes in trade production laws, policies, and measures, and other regulatory requirements affecting trade and investment.

If the proposed Acquisition of ISP is consummated, we would also become subject to Latvia and other foreign tax regulations. Such regulations may not be clear, not consistently applied and subject to sudden change, particularly with regard to international transfer pricing. Our earnings could be reduced by the uncertain and changing nature of such tax regulations.

Fluctuations in foreign currency exchange and interest rates could adversely affect our results of operations. Our business is generally conducted in U.S. dollars. However, the costs of operating in Latvia will be subject to the effects of currency exchange fluctuations of the Euro against the U.S. dollar. When the U.S. dollar weakens against the Euro, our operating costs in such currency will increase. This currency risk can be minimized by matching the timing of working capital borrowing needs against operating cost requirements in Euro. However, fluctuations in the value of the Euro will create greater uncertainty in our revenues and can significantly affect our operating results.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “may,” “will,” “could,” “should,” “expect,” “anticipate,” “intend,” “estimate,” “believe,” “project,” “plan,” “assume,” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained in this prospectus regarding our business strategy, future operations, projected financial position, potential strategic transactions, proposed distribution channels, projected sales growth, proposed new products, estimated future revenues, cash flows and profitability, projected costs, potential sources of additional capital, future prospects, future economic conditions, the future of our industry, and results that might be obtained by pursuing management’s current plans and objectives are forward-looking statements. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus. Over time, our actual results, performance, or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. Except as required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus under the captions “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and as well as in our most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, and in other documents that we may file with the SEC, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus.

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USE OF PROCEEDS

Based on an assumed offering price of $_____ per share of Class A Common Stock (which was the closing price per share of our Class A Common Stock on __________, 2016), we estimate that the net proceeds to us from the sale of the shares of Class A Common Stock offered by us in this offering will be approximately $_____ million, after deducting the underwriting discount and estimated offering expenses payable by us. If the underwriters’ option to purchase additional shares of Class A Common Stock is exercised in full, we estimate that our net proceeds will be approximately $________ million.

A $0.50 increase or decrease in the assumed offering price of $_____ per share of Class A Common Stock (which was the closing price per share of our Class A Common Stock on __________, 2016) would increase or decrease, respectively, the net proceeds to us by approximately $_____ million. A 1,000,000 increase or decrease in the assumed number of shares sold in this offering would increase or decrease, respectively, the net proceeds to us by approximately $_____ million.

We currently intend to use the net proceeds from the sale of the securities under this prospectus to provide funds for the portion of the purchase price of the Acquisition of ISP payable in cash as well as to pay transaction expenses and integration costs in connection with the Acquisition and related transactions.

We entered into the Stock Purchase Agreement, by and among ISP, the ISP Stockholders, and us, pursuant to which we will acquire all of the outstanding common stock of ISP for a Purchase Price of $18 million. The Purchase Price will be paid in a combination of the Cash Amount and the Note. We intend to use the net proceeds from this offering, together with proceeds from a loan from a third party lender, to fund the Cash Amount of the Purchase Price. For additional information regarding the proposed ISP Acquisition and terms of the Stock Purchase Agreement, see “The Proposed Acquisition of ISP” below.

We intend to fund the Cash Amount of the Purchase Price with a combination of net proceeds from (i) an acquisition loan from a third party lender and (ii) the offering of securities under this prospectus. We do not know at this time how much of the Cash Amount will be funded through the third party acquisition loan and how much will be funded through the net proceeds of this offering. There are several variables that could affect our determination of how many shares will be issued, including the amount of acquisition loan funds available to us, the terms of the acquisition loan, the price at which the securities will be sold under this offering, the number of shares of the securities that are likely to be sold and the anticipated transaction expenses and integration costs we expect to incur in connection with the Acquisition. Although we do not intend to raise more proceeds from this offering than we believe will be needed for the Acquisition and associated costs and expenses, as a result of these variables, we are registering more shares of our Class A Common Stock for sale in this offering than we currently anticipate issuing. In the event that we have proceeds remaining after payment of the Cash Amount of the Purchase Price and associated transaction expenses and integration costs, which is not currently anticipated, we intend to use the proceeds for general corporate purposes.

Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition, which could change in the future as our plans and business conditions evolve. As of the date of this prospectus, we cannot specify with certainty all of the particular uses of the proceeds from this offering. Accordingly, we will retain broad discretion over the use of such proceeds.

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PRICE RANGE OF CLASS A COMMON STOCK

Our Class A Common Stock is listed on the NCM under the ticker symbol “LPTH.” Our fiscal year ends on June 30 of each year. The following table sets forth, for the periods indicated, the actual high and low bid prices of our Class A Common Stock (rounded to the nearest penny) as reported by the NCM:

	Fiscal 2017				Fiscal 2016		Fiscal 2015
	High		Low		High	Low	High	Low
First Quarter	$ 2.04		$1.58		$2.03	$1.45	$1.54	$1.15
Second Quarter	1.77	(1)	1.45	(1)	$2.82	$1.43	$1.46	$0.88
Third Quarter	—		—		$3.43	$1.80	$1.32	$0.87
Fourth Quarter	—		—		$2.06	$1.71	$1.79	$0.88

(1)	Through November 14, 2016.

On November 14, 2016, the closing price as reported on the NCM of our Class A Common Stock was $1.71 per share. As of November 1, 2016, we had 299 record and approximately 6,218 beneficial holders of our Class A Common Stock.

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DIVIDEND POLICY

We have never declared or paid any cash dividends on our Class A Common Stock. We currently intend to retain any future earnings to finance the operation, growth, and development of our business. Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our Board and will depend on then existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects, and other factors our Board may deem relevant.

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CAPITALIZATION

The following table sets forth our capitalization assumed as of September 30, 2016, on an actual basis and on, an as adjusted basis to reflect our sale of __________ shares of Class A Common Stock (assuming no exercise of the underwriters’ over-allotment option) in this offering at the assumed offering price of $_____ per share of Class A Common Stock (which was the closing price per share of our Class A Common Stock on __________, 2016), after deducting estimated underwriters’ discounts and commissions and offering expenses payable by us, and the application of the net proceeds from our sale of shares of Class A Common Stock in this offering.

You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes appearing elsewhere in this prospectus.

	As of September 30, 2016
	Actual	As adjusted
Cash and cash equivalents	$3,583,772	$	________

Current Liabilities	$3,569,231	$	________
Long-Term Liabilities	$1,280,944	$	________
Total Liabilities	$4,850,175	$	________

Stockholder’s Equity
Class A Common Stock, par value $0.01 per share (34,500,000 shares authorized; 15,590,945 shares issued and outstanding, actual; ________ shares issued and outstanding, as adjusted)	$156,533	$	________
Additional paid-in capital	$214,913,912	$	________
Accumulated deficit	$(203,871,226)	$	________
Total stockholders’ equity	$11,356,880	$	________
Total Capitalization	$16,207,055	$	________

The number of shares of our Class A Common Stock outstanding used for existing stockholders is based on 15,590,945 shares of our Class A Common Stock outstanding as of September 30, 2016 and excludes as of such date: (i) 1,311,795 shares of Class A Common Stock underlying outstanding restricted stock units; (ii) 799,260 shares of Class A Common Stock underlying outstanding stock options; (iii) 1,159,429 shares of Class A Common Stock reserved for issuance under the Plan; (iv) 390,094 shares of Class A Common Stock reserved for issuance under our 2014 ESPP; and (v) 1,023,626 shares of Class A Common Stock issuable upon the exercise of the outstanding warrants.

A $0.50 increase or decrease in the assumed offering price of $_____ per share of Class A Common Stock (which was the closing price per share of our Class A Common Stock on ____________, 2016) would increase or decrease, respectively, each of additional paid-in capital, total stockholder’ equity, and total capitalization by approximately $_____ million, assuming that the assumed offering of __________ shares of Class A Common Stock remains the same and after deducting the underwriting discounts and commissions.

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DILUTION

Our net tangible book value as of September 30, 2016 was $11,356,880, or $0.73 per share of Class A Common Stock. Net tangible book value per share represents the amount of our total tangible assets, less our total liabilities, divided by the number of shares of Class A Common Stock outstanding as of September 30, 2016. Net tangible book value dilution per share of Class A Common Stock to new investors represents the difference between the amount per share of Class A Common Stock paid by purchasers in this offering and the net tangible book value per share of Class A Common Stock immediately after completion of this offering.

After giving effect to this offering at an assumed offering price of $_____ per share of Class A Common Stock (which was the closing price per share of our Class A Common Stock on __________, 2016), assuming __________ shares are issued in this offering (and no exercise of the underwriters’ over-allotment option), and after deducting the underwriters’ discount fees and estimated offering expenses, our pro forma net tangible book value as of September 30, 2016 would have been $__________, or $_____ per share. This represents an immediate increase in net tangible book value of $_____ per share to existing stockholders and an immediate dilution in net tangible book value of $_____ per share to purchasers in this offering, as illustrated in the following table:

Assumed offering price per share	$	____
Pro forma net tangible book value per share as of September 30, 2016	$	____
Increase per share attributable to new investors	$	____
Pro forma net tangible book value per share after this offering			$	____
Dilution per share to new investors			$	____

A $0.50 increase or decrease in the assumed offering price of $_____ per share of Class A Common Stock (which was the closing price per share of our Class A Common Stock on __________, 2016) would increase or decrease, respectively, total consideration paid by new investors and total consideration paid by all stockholders, by approximately $_____ million, assuming the sale of __________ number shares offered by us remains the same and after deducting the underwriting discounts and commissions.

If the underwriters’ over-allotment option is exercised in full, and after deducting the underwriters’ discount fees and estimated offering expenses, our pro forma net tangible book value as of September 30, 2016 would have been $_________, or $_____ per share. This represents an immediate increase in net tangible book value of $_____ per share to existing stockholders and an immediate dilution in net tangible book value of $_____ per share to purchasers in this offering.

The number of shares of our Class A Common Stock as of September 30, 2016 excludes:

•	1,311,795 shares of our Class A Common Stock underlying outstanding restricted stock units as of September 30, 2016;

•	799,260 shares of our Class A Common Stock underlying outstanding stock options as of September 30, 2016;

•	1,023,626 shares of our Class A Common Stock issuable upon the exercise of warrants outstanding as of September 30, 2016, with a weighted-average exercise price of $1.26 per share;

•	1,159,429 shares of our Class A Common Stock reserved for future issuance as of September 30, 2016 under the Plan; and

•	390,094 shares of our Class A Common Stock reserved for future issuance as of September 30, 2016 under our 2014 ESPP.

To the extent that any of these outstanding options are exercised, warrants are exercised, or we issue additional shares of our Class A Common Stock pursuant to our Plan or 2014 ESPP, there will be further dilution to new investors. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operation plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

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BUSINESS

General

We were incorporated under Delaware law in 1992 as the successor to LightPath Technologies Limited Partnership, a New Mexico limited partnership formed in 1989, and its predecessor, Integrated Solar Technologies Corporation, a New Mexico corporation formed in 1985. We manufacture optical components and higher level assemblies including precision molded glass aspheric optics, infrared aspheric lenses, GRADIUM glass lenses and other optical materials used to produce products that manipulate light. We design, develop, manufacture, and distribute optical components and assemblies utilizing advanced optical manufacturing processes. Our products are incorporated into a variety of applications by our customers in many industries, including defense products, medical devices, laser aided industrial tools, automotive safety applications, barcode scanners, optical data storage, hybrid fiber coax datacom, telecommunications, machine vision, and sensors, among others. Products that we produce enable lasers and imaging devices to function more effectively.

In November 2005, we formed LPOI, a wholly-owned subsidiary, located in Jiading, People’s Republic of China. In December 2013, we formed LPOIZ, a wholly-owned subsidiary located in the New City district, of the Jiangsu province, of the People’s Republic of China. LPOIZ’s 26,000 square foot manufacturing facility serves as our primary manufacturing facility in China and provides a lower cost structure for production of larger volumes of optical components and assemblies. The LPOI facility is primarily used for sales and support functions.

Product Groups and Markets

In fiscal 2015, we organized our business based on five product groups: LVPMOs, HVPMOs, specialty products, infrared products, and NRE. Our LVPMO product group consists of precision molded optics with a sales price greater than $10 per lens that are usually sold in smaller lot quantities. Our HVPMO product group consists of precision molded optics with a sales price of less than $10 per lens that are usually sold in larger lot quantities. Our infrared product group is comprised of both molded lens and assemblies. Our specialty product group is comprised of value-added products such as optical subsystems, assemblies, GRADIUM lenses, and isolators. Our NRE product group consists of those products we develop pursuant to product development agreements we enter into with customers. Typically, customers approach us and request that we develop new products or applications for our existing products to fit their particular needs or specifications. The timing and extent of any such product development is outside of our control.

We currently serve the following major markets: industrial, laser, defense, medical, telecommunications, and instrumentation. Within our product groups, we have various applications that serve these major markets. For example, our HVPMO lenses are typically used in industrial tools, especially in China. Our HVPMO and LVPMO lenses are also used in applications for the telecommunications market, such as data centers, digital video distribution, wireless broadband, and machine-to-machine interface, and, the laser market, such as laser tools, scientific and bench top lasers, and bar code scanners. Our infrared products can also be used in various applications within our major markets. Currently, sales of our infrared products are primarily for customers in the industrial market that use thermal imaging cameras. Our infrared products can be used for gas sensing devices, spectrometers, night vision systems, automotive driver systems, thermal weapon gun sights, and infrared counter measure systems, among others.

Within the larger overall markets, which are estimated to be in the multi-billions of dollars, we believe there is a market of approximately $830 million for our current products and capabilities. We continue to believe our products will provide significant growth opportunities over the next several years and, therefore, we will continue to target specific applications in each of these major markets. In addition to these major markets, a large percentage of our revenues is derived from sales to unaffiliated companies that purchase our products to fulfill their customers’ orders, as well as unaffiliated companies that offer our products for sale in their catalogs.

The following further discusses the various products we offer and certain growth opportunities we anticipate for each such product.

LVPMO and HVPMO Product Groups. Aspheric lenses are known for their optimal performance. Aspheric lenses simplify and shrink optical systems by replacing several conventional lenses. However, aspheric lenses are difficult and costly to machine. Our glass molding technology enables the production of both low and high volumes of aspheric optics while still maintaining the highest quality at an affordable price. Molding is the most consistent and economical way to produce aspheres and we have perfected this method to offer the most precise molded aspheric lenses available.

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In recent years, sales of both our LVPMOs and HVPMOs have increased. We expect this growth to continue for the next several years with what we believe is the beginning of a multi-year growth cycle of the optical market. This multi-year growth cycle is driven by four major trends: data centers; digital video distribution; wireless broadband; and machine-to-machine interface. Cloud computing has caused a shift in enterprise technology with increased spending for software-as-a-service (“SAAS”) and infrastructure-as-a-service (“IAAS”) capital investments. Delivery of applications and technology using SAAS or IAAS requires larger and faster network bandwidth. The explosion of mobile devices, which includes smartphones and tablet devices, is also requiring the expansion of network bandwidth as users are receiving and transferring larger amounts of data via their mobile devices. The number of networked devices is estimated to be 3.4 devices per capita by 2020. Individuals are also streaming more video on their mobile devices or through their smart TVs. This type of video distribution, which is estimated to be 80% of all network traffic by 2019, is creating a huge demand for larger and faster bandwidth. Finally, machine-to-machine interface technology allows wireless and wired systems to communicate with other devices of the same type. This type of networking often requires bandwidth in order for the machines to communicate with each other. All of these trends require the expansion of bandwidth, and thus, the growth of optical communication networks. Our products, such as our precision molded optical lenses, can be used as a component in optical communication networks. We also anticipate growth in our precision molded aspheres product revenues as we add new product lenses and applications for a variety of markets and industries, including laser tools, telecom transceivers, micro-projectors, scientific and bench top lasers, range finders, medical devices, bar code scanners, and laser based spectrometers.

•	LVPMOs. The growth in our LVPMO business is driven by a variety of market applications such as medical endoscopes, medical flow cytometers, scientific and bench-top lasers, laser based spectrometers, military telecom, and telescopic weapon sights. These products have precision specifications and 100% testing to verify that our lenses conform to a higher level of performance than most of the competition in these markets.

•	HVPMOs. The continued growth in our HVPMO business is driven by market applications supporting mostly the laser diode applications for high volume markets in laser tools, range finders, laser gun sights, bar code scanners, and micro-projectors. The same basic tooling used for high precision in the LVPMO applications allows us to realize a competitive advantage for high volume production that benefits the end customer while maintaining low price targets. Markets for laser diode applications are expected to grow substantially in the next few years as applications such as Lidar, which uses light and radar for distance tracking and speed detection, headlights for automobiles and many other related disciplines begin to rely more and more on laser technology.

Infrared Product Group. Advances in chalcogenide materials have enabled compression molding for mid-wavelength infrared (“MWIR”) and long-wavelength infrared (“LWIR”) optics in a process similar to precision molded lenses. Our molded infrared optics technology enables high performance, cost-effective infrared aspheric lenses that do not rely on traditional diamond turning or lengthy polishing methods. Utilizing precision molded aspheric optics significantly reduces the number of lenses required for typical thermal imaging systems and the cost to manufacture these lenses, as well as the size of the lens system. Traditional germanium or zinc selenide aspheres are manufactured by diamond turning, which is a time-consuming and expensive process. Diamond turned lenses are made one at a time and the lenses suffer from variations in the surface resulting in variations of performance from lens to lens. The infrared optics molding process allows lenses to be manufactured in high volume with a highly repeatable, consistent performance and allows for sophisticated beam shaping or achromatization over a range of wavelengths to be molded directly into the surfaces of the lens.

Overall, we anticipate growth for infrared optics and increased requirements for systems requiring molded aspheric optics over traditional ground and polished lenses. Infrared systems, which include thermal imaging cameras, gas sensing devices, spectrometers, night vision systems, automotive driver awareness systems such as blind spot detection, thermal weapon gun sights, and infrared counter measure systems, represent a market that is forecasted to grow to greater than $5.6 billion at the complete systems level by 2020 at a compound annual growth rate of 10%. As infrared imaging systems become widely available, the cost of optical components needs to decrease before the market demand will increase. Our aspheric molding process is an enabling technology for the cost reduction and commercialization of infrared imaging systems because the aspheric shape of our lenses enables system designers to reduce the lens element in a system and provide similar performance at a lower cost.

Specialty Product Group. We have a rapidly growing group of specialty products and assemblies that take advantage of our unique technologies and capabilities. These products include custom optical designs, mounted lenses, optical assemblies, and GRADIUM lenses. We expect growth from defense communications programs and commercial optical sub-assemblies.

Our GRADIUM glass is an optical quality glass material with axially varying refractive index, capable of reducing optical aberrations inherent in conventional lenses and performing with a single lens tasks traditionally performed by multi-element, conventional lens systems. Typical applications include surgical lasers, high power YAG lasers for welding, cutting and marking, defense-market uses, and test and measurement. GRADIUM has a unique capability to handle up to 10 kilowatts of power and is servicing a niche market for laser high-power cutting and laser welding.

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We design, build, and sell optical assemblies into markets for test and measurement, medical devices, military, industrial, and communications based on our proprietary technologies. Many of our optical assemblies consist of several products that we manufacture.

Strategy

Our strategy is to leverage our technology, know-how, established low cost manufacturing capability and partnerships to grow our business. We plan to accomplish this growth through the implementation of the following objectives:

•	Leverage our Leadership to Drive Organic Growth. We plan to continue to capitalize on our global operations network, distribution infrastructure, and technology to pursue global growth. We will focus our efforts on existing and new geographic areas and end products that we believe offer the most attractive growth and long-term profit prospects.

•	Focus on Cash Flow Generation. Our goal is to focus on cash flow generation and return on invested capital through the continuing optimization of our cost structure, improvement in working capital and supply chain efficiencies, and a disciplined approach to capital expenditures. We have a proven track record of mitigating fixed cost inflation with cost saving actions and productivity improvements. We intend to continue to identify incremental cost saving opportunities based in large part on benchmarks of industry-leading performance and productivity improvements by utilizing our engineering and manufacturing technology expertise and partnerships with low cost producers. Our goal is to maintain a cost structure that positions us favorably to compete and grow. We intend to continue to upgrade our customer and product mix by adding products that move up the supply chain, such as by offering assemblies that use our lenses, thereby increasing our sales of value-added, differentiated products, and achieving premium pricing to improve margins and enhance cash flow.

•	Increase Customer Base and Continue to Develop New Products. A key component of our strategy is to produce innovative, high-performance products that offer enhanced value propositions to our customers at competitive prices. Our goal is to continually work closely with our customers to provide solutions and products that optimize their products. This market-driven product development enables us to offer a high-quality product portfolio to our customers and provides our business with the ability to respond quickly and efficiently to changes in market demands.

•	Deepen Our Presence in Emerging Markets. Emerging markets are a strategic priority for our business. We are well positioned not only to leverage our strong market positions in mature but highly sophisticated markets in North America and Europe, but also to participate in the expected growth of emerging markets in Asia and Eastern Europe. We believe that improving living standards and growth in GDP across emerging markets are combining to create increased demand for our products. We expect to capitalize on this growth opportunity by expanding our customer base and local capabilities in order to increase our market share across emerging markets, especially in China. To accelerate our penetration of these markets and maintain our competitive cost position, we may develop relationships with leading local partners, especially in businesses where participation in the fast-growing Chinese market is particularly important for long-term sustainable growth. For example, we are well positioned to leverage our strong production technology in the Chinese market as a result of an increasing percentage of aerospace, automotive, semiconductor, electronics, and telecommunications manufacturing transitioning to China.

•	Continue to Drive Operational Excellence and Asset Efficiency. Operational excellence, which includes a commitment to safety, environmental stewardship, and improved reliability, is key to our future success. We continually evaluate our business to identify opportunities to increase operational efficiency throughout our production facilities with a focus on maintaining operational excellence, reducing costs, and maximizing asset efficiency. We intend to continue focusing on increasing manufacturing efficiencies through selected capital projects, process improvements, and best practices in order to lower unit costs. We will also carefully manage our portfolio and take appropriate actions to address product lines that face challenging market conditions and do not generate returns on invested capital that we believe are sufficient to create long-term shareholder value.

•	Drive Organizational Alignment. We believe that maintaining alignment of the efforts of our employees with our overall business strategy and operational excellence goals is critical to our success. We have outstanding people and assets and, with the commitment to values of safety, customer appreciation, simplicity, collective entrepreneurship, and integrity, we believe that we can maintain our competitiveness and help achieve our operational excellence and asset efficiency strategic objectives.

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Sales and Marketing

Marketing. Extensive product diversity and varying levels of product maturity characterize the optics industry. Product markets range from consumer (e.g., cameras, copiers) to industrial (e.g., lasers, data storage, infrared imaging), from products where the lenses are the central feature (e.g., telescopes, microscopes, lens systems) to products incorporating lens components (e.g., robotics, semiconductor production equipment) and communications (e.g., various optics are required for bandwidth expansion and improved data transfer for the optical network). As a result, we market our products across a wide variety of customer groups including laser systems manufacturers, laser OEMs, infrared-imaging systems vendors, industrial laser tool manufacturers, telecommunications equipment manufacturers, medical and industrial measurement equipment manufacturers, government defense agencies, and research institutions worldwide.

Technical Sales Model. In February 2015, we transitioned to a technical sales process that leverages the success of our existing demand-creation model. To align the organization for specific goals and accountability, we created an executive structure with three direct reporting lines: Operations, China, and Finance. Technical and engineering staffs are now more fully integrated with our sales force, and two new sales positions were created: (i) Executive Sales Manager, which combined the responsibility for all sales and marketing, and (ii) Marketing Manager. We also combined the organizations supporting our aspheric visible lens products and our infrared products. Sales, marketing, engineering, and quality now report to the newly created position of Executive Vice President – Operations.

Sales Team & Channel. We have regional sales forces that market and sell our products directly to customers in North America and China. We also have a master distributor in Europe. We have formalized relationships with 12 industrial, laser, and optoelectronics distributors and channel partners located in the United States and various foreign countries to assist in the distribution of our products in highly specific target markets. We also have reseller arrangements with the top three product catalog companies in the optics and opto-electronics market. In addition, we also maintain our own product catalog and internet website (www.lightpath.com) as vehicles for broader promotion of our products. We make use of print media advertisements in various trade magazines and participate in appropriate domestic and foreign trade shows.

All of our partners work diligently to expand opportunities in emerging geographic markets and through alternate channels of distribution. We believe that we provide a high level of support in developing and maintaining our long-term relationships with our customers. Customer service and support are provided through our offices and those of our partners that are located throughout the world.

Trade Shows. We display our product line additions and enhancements at one or more trade shows each year. For example, we participated in several United States based shows including Society of Photographic Instrumentation Engineers (“SPIE”) Photonics West in January 2016 and SPIE Defense, Security and Sensing in May 2016. We also participate in shows in China such as the China International Optoelectronic Exposition in Shenzhen. In addition, we partner with key distributors to attend exhibitions such as Laser World of Photonics in Munich, Germany. This strategy underscores our strategic directive of broadening our base of innovative optical components and assemblies. These trade shows also provide an opportunity to meet with and enhance existing business relationships, meet and develop potential customers, and to distribute information and samples regarding our products.

Competition

The market for optical components generally is highly competitive and highly fragmented. We compete with manufacturers of conventional spherical lenses and optical components, providers of aspheric lenses and optical components, and producers of optical quality glass. To a lesser extent, we compete with developers of specialty optical components and assemblies. Many of these competitors have greater financial, manufacturing, marketing, and other resources than we do.

We believe our unique capabilities in optical design engineering, our low cost structure and our substantial presence in Asia, particularly in China, provides us with a competitive edge and assists us in securing business. Additionally, we believe that we offer value to some customers as a second or backup supply source in the United States should they be unwilling to commit to purchase their entire supply of a critical component from a foreign production source. We also have a broad product offering to satisfy a variety of applications and markets.

LVPMOs and HVPMOs Product Groups. Our LVPMO products compete with conventional lenses and optical components manufactured by companies such as Asia Optical, Anteryon, RPO, and Sunny Optics.

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Aspheric lenses compete with lens systems comprised of multiple conventional lenses. Machined aspheric lenses compete with our molded glass aspheric lenses, which are part of our HVPMO product group. Aspheric lens system manufacturers include Panasonic, ALP’s, Hoya Corporation, as well as newer competitors from China and Taiwan such as E-pin Optical Industry Co. and Kinik Company. The use of aspheric surfaces provides the optical designer with a powerful tool in correcting spherical aberrations and enhancing performance in state-of-the-art optical products. However, we believe that our optical design expertise and our flexibility in providing custom high performance optical components at a low price are key competitive advantages for us over these competitors.

Plastic molded aspheres and hybrid plastic/glass aspheric optics, on the other hand, allow for high volume production, but primarily are limited to low cost consumer products that do not place a high demand on performance (such as plastic lenses in disposable or mobile phone cameras). Molded plastic aspheres appear in products that stress cost or weight as their measure of success over performance and durability. Our low cost structure allows us to compete with these lenses based on higher performance and durability from our glass lenses at only a small premium in price over plastic or plastic/glass hybrid lenses.

Infrared Product Group. Our infrared molded aspheric optics competes with traditional infrared lenses manufactured from germanium, such as those produced by Janos Technologies, Ophir Optics or Elcan Optical Technologies. These traditional infrared lenses can either be polished spherical or are diamond turned aspherical. Our molded lenses compete with spherical lenses because like all aspheres they can replace doublets or triplets based on the higher performance of an aspheric lens. Diamond turned aspheres from germanium are expensive to produce in high volumes and time consuming to manufacture. We believe our low cost, high volume lens business strategy enables us to compete with the manufacturers of traditional infrared lens.

Our molded infrared optics competes with products manufactured by Umicore, Kiro, and Free Form. We believe that our optical design expertise and our flexibility in providing custom, high performance infrared optical components are key advantages over the products manufactured by these competitors. A specific advantage over Umicore, a foreign company, is that the infrared market is highly dependent on the United States defense industry, which prefers to purchase from United States based companies such as us.

Specialty Product Group. GRADIUM lenses are often used for products in the niche high power laser optics market. GRADIUM lenses are produced using a unique, well-established technology that no other manufacturer possesses, which provides us with a competitive advantage. However, there are other competing technologies, such as traditional fused silica doublets and triplets as well as newer large diameter aspheres, such as those manufactured by Asphericon or Edmund Optics.

Manufacturing

Facilities. Our manufacturing is largely performed in our 26,000 square foot production facility in Orlando, Florida and in LPOIZ’s 26,000 square foot production facility in Zhenjiang, China. In October 2015, LPOI moved its sales and support functions to a 1,700 square foot facility in Shanghai, China. With space remaining in the Zhenjiang and Orlando facilities, we believe our facilities are adequate to accommodate our needs for the foreseeable future.

Our manufacturing facilities feature areas for each step of the manufacturing process, including coating work areas, preform manufacturing and a clean room for pressing and integrated assembly. Our Orlando and Zhenjiang facilities include new product development laboratories and space that includes development and metrology equipment. Our Zhenjiang facility has anti-reflective coating equipment to coat our lenses in-house.

Production and Equipment. Our Orlando facility contains a manufacturing area for our molded glass aspheres, a tooling and machine shop to support new product development, commercial production requirements for our machined parts, the fabrication of proprietary press work stations and mold equipment, and a clean room for our molding and assembly workstations. We also have glass coring equipment to meet our current needs of GRADIUM product sales worldwide. The Orlando facility is also International Traffic in Arms and Regulation (ITAR) compliant. LPOIZ’s Zhenjiang facility features a molded glass aspheres manufacturing area, clean room, and an area for anti-reflective coating. Our Orlando and Zhenjiang facilities are ISO 9001:2008 certified. For more information regarding our facilities, please see the subheading “Properties” below.

Subcontractors and Strategic Alliances. We believe that low-cost manufacturing is crucial to our long-term success. In that regard, we generally use subcontractors in our production process to accomplish certain processing steps requiring specialized capabilities. For example, we presently use a number of qualified subcontractors for fabricating, polishing, and coating certain lenses as necessary. We have taken steps to protect our proprietary methods of repeatable high quality manufacturing by patent disclosures and internal trade secret controls.

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Suppliers. We utilize a number of glass compositions in manufacturing our molded glass aspheres and lens array products. These glasses or equivalents are available from a large number of suppliers, including CDGM Glass Company, Ohara, and Sumita. Base optical materials, used in both GRADIUM and collimator products, are manufactured and supplied by a number of optical and glass manufacturers. We believe that a satisfactory supply of such production materials will continue to be available at reasonable prices, although there can be no assurance in this regard.

We also rely on local and regional vendors for component materials and services such as housings, fixtures, magnets, chemicals and inert gases, specialty ceramics, UV and AR coatings, and other specialty coatings. In addition, certain products require external processing such as anodizing and metallization. To date, we are not dependent on any of these manufacturers and have found a suitable number of qualified vendors and suppliers for these materials and services.

We currently purchase a few key materials from single or limited sources. We believe that a satisfactory supply of production materials will continue to be available at competitive prices, although there can be no assurance in this regard.

Intellectual Property

Our policy is to protect our technology by, among other things, patents, trade secret protection, trademarks, and copyrights. We primarily rely upon trade secrets and unpatented proprietary know-how to protect certain process inventions, lens designs and innovations. For example, a key feature of GRADIUM glass is that, once fabricated, it does not reveal our formula upon inspection and, to our knowledge, cannot be reverse-engineered. We have taken security measures to protect our trade secrets and proprietary know-how, to the extent possible.

In addition to trade secrets and proprietary know-how, we have three remaining patents that relates to the fusing of certain of our lenses that are part of our specialty product group. The patents expire at various times through 2023.

Our means of protecting our proprietary rights may not be adequate and our competitors may independently develop technology or products that are similar to ours or that compete with ours. Patent, trademark, and trade secret laws afford only limited protection for our technology and products. The laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to obtain and use information that we regard as proprietary. Third parties may also design around our proprietary rights, which may render our protected technology and products less valuable, if the design around is favorably received in the marketplace. In addition, if any of our products or technology is covered by third-party patents or other intellectual property rights, we could be subject to various legal actions. We cannot assure you that our technology platform and products do not infringe patents held by others or that they will not in the future. Litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement, invalidity, misappropriation, or other claims.

We own several registered and unregistered service marks and trademarks that are used in the marketing and sale of our products. The following table sets forth our registered and unregistered service marks and trademarks, if registered, the country in which the mark is filed, and the renewal date for such mark.

Mark	Type	Registered	Country	Renewal Date
LightPath®	service mark	Yes	United States	October 22, 2022
GRADIUM™	Trademark	Yes	United States	February 5, 2017
Circulight	Trademark	No	—	—
BLACK DIAMOND	Trademark	No	—	—
GelTech	Trademark	No	—	—
Oasis	Trademark	No	—	—
LightPath®	service mark	Yes	People’s Republic of China	September 13, 2025

Environmental and Governmental Regulation

Currently, emissions and waste from our manufacturing processes are at such low levels that no special environmental permits or licenses are required. In the future, we may need to obtain special permits for disposal of increased waste by-products. The glass materials we utilize contain some toxic elements in a stabilized molecular form. However, the high temperature diffusion process results in low-level emissions of such elements in gaseous form. If production reaches a certain level, we believe that we will be able to efficiently recycle certain of our raw material waste, thereby reducing disposal levels. We believe that we are presently in compliance with all material federal, state, and local laws and regulations governing our operations and have obtained all material licenses and permits necessary for the operation of our business.

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We also utilize certain chemicals, solvents, and adhesives in our manufacturing process. We believe we maintain all necessary permits and are in full compliance with all applicable regulations.

To our knowledge there are currently no United States federal, state, or local regulations that restrict the manufacturing and distribution of our products. Certain end-user applications require government approval of the complete optical system, such as United States Food and Drug Administration approval for use in endoscopy. In these cases, we will generally be involved on a secondary level and our OEM customer will be responsible for the license and approval process.

The Dodd-Frank Wall Street Reform and Consumer Protection Act imposes disclosure requirements regarding the use of “conflict minerals” mined from the Democratic Republic of Congo and adjoining countries in products, whether or not these products are manufactured by third parties. The conflict minerals include tin, tantalum, tungsten and gold, and their derivatives. Pursuant to these requirements, we are required to report on Form SD the procedures we employ to determine the sourcing of such minerals and metals produced from those minerals. There are costs associated with complying with these disclosure requirements, including for diligence in regards to the sources of any conflict minerals used in our products, in addition to the cost of remediation and other changes to products, processes, or sources of supply as a consequence of such verification activities. In addition, the implementation of these rules could adversely affect the sourcing, supply, and pricing of materials used in our products. We strive to only use suppliers that source from conflict-free smelters and refiners; however, in the future, we may face difficulties in gathering information regarding our suppliers and the source of any such conflict minerals.

New Product Development

For many years, we engaged in basic research and development that resulted in the invention of GRADIUM glass and certain proprietary processes for fabricating GRADIUM glass lenses. Thereafter, our new product development efforts led to the development of our capabilities in molded aspheric lenses and infrared lenses. We incurred expenditures for new product development during fiscal 2016 and 2015 of approximately $669,000 million and $1.1 million, respectively. We concentrated our efforts to support existing and new customers in the design and manufacture of items in three of our product lines: HVPMO lenses, LVPMO lenses, and infrared products.

In fiscal 2017, we anticipate focusing our new product development efforts on infrared optics products for imaging and sensing, fiber lasers, defense, medical devices, industrial, optical data storage, machine vision, sensors, and environmental monitoring. We currently plan to expend approximately $847,000 for new product development during fiscal 2017, which could vary depending upon revenue levels, customer requirements, and perceived market opportunities.

For more difficult or customized products, we bill our customers for engineering services as a non-recurring engineering fee.

Concentration of Customer Risk

In fiscal 2016, we had sales to three customers that comprised an aggregate of approximately 25% of our annual revenue with one customer at 10% of our sales, another customer at 8% of our sales, and the third customer at 7% of our sales. In fiscal 2015, we had sales to three customers that comprised an aggregate of approximately 27% of our annual revenue with one customer at 11% of our sales, another customer at 10% of our sales and the third customer at 6% of our sales. These sales primarily represent sales of our products to customers that either purchase our products to fulfill their customers’ orders or offer our products for sale in their catalogs. The loss of any of these customers, or a significant reduction in sales to any such customer, would adversely affect our revenues. We continue to diversify our business in order to minimize our sales concentration risk.

In fiscal 2016, 59% of our net revenue was derived from sales outside of the United States, with 91% of our foreign sales derived from customers in Europe and Asia.

Employees

As of September 30, 2016, we had 181 employees, of which 180 were full-time equivalent employees, with 71 in Florida and 110 in China. Of our employees, we have 24 employees engaged in management, administrative, and clerical functions, 13 employees in new product development, 13 employees in sales and marketing, and 131 employees in production and quality control functions. Any employee additions or terminations over the next twelve months will be dependent upon the actual sales levels realized during fiscal 2017. We have used and will continue utilizing part-time help, temporary employment agencies, and outside consultants, where appropriate, to qualify prospective employees and to ramp up production as required from time to time. None of our employees are represented by a labor union.

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Properties

We occupy a 26,000 square foot facility in Orlando, Florida, which includes a 6,000 square foot clean room and houses our corporate headquarters, engineering, marketing, internal sales, manufacturing management and some manufacturing operations. At our Orlando facility, our molded glass aspheres manufacturing area includes lens pressing equipment, high precision mold production equipment, advanced metrology and inspection equipment, and coating facilities. It also features a tooling and machine shop, which can support new product development, commercial production requirements for our machined parts, and the fabrication of propriety press workstations and mold equipment. Our Orlando facility has glass coring equipment for our current needs of GRADIUM product sales and also includes a clean room for our molding and assembly workstations, which include our proprietary laser fusion and housing equipment, automated testing processes, and laser polishing stations. Our Orlando facility is International Traffic in Arms Regulations (ITAR) compliant.

The monthly rental payments for our Orlando facility will average approximately $22,000 through April 2022, which excludes all charges, common area maintenance, escalation, and certain pass-through of taxes and other operating costs. In July 2014, we negotiated a new lease that increased our space from approximately 22,000 square feet to approximately 26,000 square feet, or by 20%, and extended the lease term through April 2022. The additional space allowed us to relocate our administration functions to new office space and reclaim needed manufacturing space for our business. We were also able to take advantage of local market conditions and decrease our overall rent expense by an estimated 25%. Minimum rental rates for the extension term were established based on annual increases of two and one half percent and start in the third year of the extension period. Additionally, there is one 5-year extension option exercisable by us. The minimum rental rates for such additional extension options will be determined at the time an option is exercised and will be based on a “fair market rental rate’ as determined in accordance with the lease agreement, as amended.

LPOI leases an approximately 1,700 square foot facility located in Jiading, People’s Republic of China. LPOI’s Shanghai facility is primarily used for sales and support functions. The lease expires in October 2017 and houses 9 employees. The base rent is approximately $1,700 per month, which excludes all charges, common area maintenance, and other operating costs.

LPOIZ leases an approximately 26,000 square foot facility located in Zhenjiang, Jiangsu Province, People’s Republic of China. LPOIZ’s Zhenjiang facility features a molded glass aspheres manufacturing area, which includes lens pressing equipment, advanced metrology and inspection equipment. The clean room in LPOIZ’s Zhenjiang facility features assembly manufacturing equipment and automated dispensing systems. The Zhenjiang facility also houses our precision dicing equipment and anti-reflective coating equipment.

The LPOIZ lease is for a five-year term and expires on March 31, 2019. The Zhenjiang facility houses 101 employees. The base rent is approximately $1,700 per month, which excludes all charges, common area maintenance, and other operating costs.

We are ISO 9001:2008 certified at our Orlando and LPOIZ manufacturing facilities. Much of our product qualification is performed in-house at our facilities. Our test and evaluation capabilities include damp heat, high/low temp storage, and a thermal shock oven, which are representative of the equipment required to meet Telecordia requirements for telecommunications customers as well as other customer required product specifications. Our new product development department has computer aided design (CAD) tools and technical support. The continuing implementation of various statistical process controls (SPCs) is being pursued to improve product yields and allows us to reduce costly manual testing operations. Quality control in manufacturing to ensure a quality end product is critical to our ability to bring our products to market, as our customers may demand rigorous testing prior to their purchase of our products.

With space remaining in the Zhenjiang and Orlando facilities, we believe our facilities are adequate to accommodate our needs over the next year. We are in the process of adding additional production equipment in Orlando and Zhenjiang. We will also add additional work shifts at the Zhenjiang facility, as needed, to increase capacity and meet forecasted demand.

Our territorial sales personnel maintain an office from their homes to serve their geographical territories.

Legal Proceedings

From time to time, we are involved in various legal actions arising in the normal course of business. We currently have no legal proceeding to which we are a party to or to which our property is subject to and, to the best of our knowledge, no adverse legal activity is anticipated or threatened.

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THE PROPOSED ACQUISITION OF ISP

On August 3, 2016, we entered into the Stock Purchase Agreement with ISP and the ISP Stockholders, pursuant to which we will acquire the Purchased Shares from the ISP Stockholders. ISP is a New York-based manufacturer of precision optics. ISP has one wholly-owned subsidiary, ISP Latvia. Following the closing of the Acquisition, ISP will become our wholly-owned subsidiary.

Consideration

We will acquire the Purchased Shares for $18,000,000, to be paid in a combination of the Cash Amount and the Note. The Cash Amount, subject to a net working capital adjustment, debt adjustment, and cash adjustment as provided in the Stock Purchase Agreement, will not be less than $12,000,000. The aggregate original principal amount of the Note will equal the Purchase Price less the Cash Amount, as adjusted pursuant to the Stock Purchase Agreement, but in no event less than $3,000,000.

During the period commencing on the date that the Note is issued (the “Issue Date”) and continuing until the fifteen month anniversary of the Issue Date (the “Initial Period”), interest will accrue on only the unpaid principal amount of the Note in excess of $2,700,000 at an interest rate equal to ten percent (10%) per annum. After the Initial Period, interest will accrue on the entire unpaid principal amount of the Note from time to time outstanding, at an interest rate equal to ten percent (10%) per annum. Interest is payable semi-annually in arrears. The term of the Note is five years, and any unpaid interest and principal, together with any other amounts payable under the Note, is due and payable on the maturity date. We may prepay the Note in whole or in part without penalty or premium. If we do not pay any amount payable when due, whether at the maturity date, by acceleration, or otherwise, such overdue amount will bear interest at a rate equal to twelve (12%) per annum from the date of such non-payment until we pay such amount in full.

In addition, upon the occurrence of a payment default, or any other “event of default,” such as a bankruptcy event or a change of control of the Company, the entire unpaid and outstanding principal balance of the Note, together with all accrued and unpaid interest and any and all other amounts payable under the Note, will immediately be due and payable.

Representations, Warranties, and Indemnities

ISP, the ISP Stockholders, and we made customary representations, warranties, and indemnities subject in some cases to exceptions and qualifications set forth in a disclosure schedule to the Stock Purchase Agreement.

Covenants and Other Agreements

ISP, the ISP Stockholders, and we agreed to certain covenants and other agreements, including among others, (i) covenants regarding non-solicitation and non-competition and (ii) covenants requiring us to use our good faith efforts to obtain financing to purchase the Purchased Shares. We agreed to honor agreements between ISP and ISP Latvia and certain of their business employees and to provide to certain business employees compensation and benefits that are substantially comparable to and no less favorable than such compensation and benefits as of the Acquisition closing date.

Conditions to Closing of the Acquisition

Completion of the Acquisition is subject to the satisfaction or waiver of certain conditions. In addition to customary closing conditions, our obligation to complete the Acquisition is conditioned on receipt by us of financing we need to purchase the Purchased Shares (the “Financing Condition”) and obtaining the requisite approval of the Company’s stockholders related to the financing and the Acquisition, as applicable, as required by applicable NASDAQ rules and other applicable law (the “Stockholder Approval Condition”).

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Closing

The closing of the Acquisition will occur on a date and time mutually agreed upon by the ISP Stockholders and us, no later than five (5) business days following the satisfaction or waiver of the closing conditions, including, without limitation, the Stockholder Approval Condition and the Financing Condition. Currently, we anticipate the Acquisition closing in the fourth quarter of calendar year 2016; however, there can be no assurance that the Acquisition will close in the fourth quarter of calendar year 2016, or at all.

Termination of the Stock Purchase Agreement

The Stock Purchase Agreement may be terminated under certain circumstances, including, but not limited to: (i) the mutual written consent of the ISP Stockholders and us; (ii) by the ISP Stockholders, if any of the representations and warranties made by us fail to be true and correct, subject to certain qualifications, or we breach or fail to perform in any material respect any covenant or other agreement in the Stock Purchase Agreement that has not been cured in the requisite time period; (iii) by us, if any of the representations and warranties made by ISP or the ISP Stockholders fail to be true or correct, subject to certain qualifications, or the ISP Stockholders breach or fail to perform in any material respect any of their covenants or other agreements contained in the Stock Purchase Agreement that has not been cured in the requisite time period; (iv) by the ISP Stockholders, on the one hand, or by us, on the other hand, if the closing of the Acquisition has not occurred on or prior to December 31, 2016, provided that this right to terminate will not be available to any party whose failure to perform any material covenant or obligation under the Stock Purchase Agreement was the cause of, or resulted in, the failure of the closing to occur on or before December 31, 2016; (v) by the ISP Stockholders, on the one hand, or by us, on the other hand, if the closing of the Acquisition has not occurred on or prior to December 31, 2016 due to the failure of the Financing Condition; (vi) by the ISP Stockholders, on the one hand, or by us, on the other hand, if (a) at a special meeting of our stockholders, if required, such stockholders do not approve the financing or the Acquisition, as applicable, or (b) the closing of the Acquisition has not occurred on or prior to December 31, 2016 due to the failure to satisfy the Stockholder Approval Condition; and (vii) by us, if, after the date of the Stock Purchase Agreement any change or event occurs that has had or would be reasonably likely to have a material adverse change (a) as to ISP or (b) that results in the ISP Stockholders being unable to perform their obligations under the Stock Purchase Agreement and related transaction documents or consummate the Acquisition and the transactions contemplated thereby.

Termination Fees

If the ISP Stockholders or we terminate the Stock Purchase Agreement due to our failure to satisfy the Stockholder Approval Condition or the Financing Condition, we must pay a termination fee to the ISP Stockholders and ISP for all of their documented out-of-pocket expenses, including, but not limited to, legal, accounting, and travel expenses, up to Two Hundred Fifty Thousand Dollars ($250,000) within three (3) business days of the later of the termination date or the date all reasonable documentation evidencing such expenses has been delivered to us.

Retention of Certain ISP Key Officers

The parties intend that Joseph Menaker and Mark Lifshotz, ISP’s current President and Chief Executive Officer, respectively, will be employed or engaged by ISP or us following the closing of the Acquisition under terms and conditions to be agreed upon prior to the closing.

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Business of ISP

ISP was incorporated in New York in 1993 and is a vertically integrated manufacturer offering a full range of infrared products from custom infrared optical elements to catalog and high performance lens assemblies. ISP’s core capabilities include crystal growth, CNC and conventional grinding, polishing, diamond turning, metrology, coatings as well as optical and mechanical design, lens assembly, and testing. ISP manufactures in-house precision optical components, which includes spherical, aspherical, and diffractive coated infrared lenses, windows and prisms. ISP complements its lens offerings by developing a full spectrum of infrared coatings ranging from extreme high durability, anti-reflection coatings on Germanium, Silicon, and other infrared materials and crystals to complex beamsplitter, filter, and special protective coatings. Some of these coatings are also used by third party manufacturers. ISP manufactures optics using a wide variety of infrared crystals such as: Ge, Si, ZnSe, ZnS, CaF2, GaAs, BaF2, Amtir, Gasir, IG infrared glass, and others. ISP’s infrared Lens Assembly product line includes A-thermal fixed focal length lenses for cooled and un-cooled cameras, including designs targeted for lightweight and compact models, as well as dual field-of-view lenses. ISP has a global manufacturing footprint with strategically located manufacturing facilities in both the United States and Europe, providing greater access to its customers and operational flexibility. ISP leverages its highly qualified and cost efficient labor force in its state-of-the-art European facility in Riga, Latvia to provide high quality and cost-effective solutions. ISP is ISO 9001:2008 certified, a Directorate of Defense Trade Controls registered company, and is fully compliant with ITAR requirements.

ISP’s New York facility functions as its global headquarters for operations, marketing, and sales, while also providing manufacturing capabilities, optical coatings, optical and mechanical design, assembly, and testing.

ISP’s wholly-owned subsidiary, ISP Latvia, is a limited liability company formed in 1998 under the Laws of the Republic of Latvia. ISP Latvia manufactures high precision optics offering a full range of infrared products including catalog and custom infrared optics. ISP Latvia provides broad-scale optical manufacturing and a presence for international sales in Europe and the Middle East. ISP Latvia is also an ISO 9001-2008 certified company.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – LIGHTPATH

The following discussion and analysis of the results of operations and financial condition of LightPath for the fiscal years ended June 30, 2016 and 2015 and three-month periods ended September 30, 2016 and 2015 should be read in conjunction with the financial statements and related notes and the other financial information that are included elsewhere in this prospectus. This discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations, and intentions. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, or other developments. Forward-looking statements are based upon estimates, forecasts, and assumptions that are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by us, or on our behalf. We disclaim any obligation to update forward-looking statements. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Special Note Regarding Forward-Looking Statements and Business sections in this prospectus. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

OVERVIEW

We are in the business of manufacturing optical components and higher level assemblies including precision molded glass aspheric optics, proprietary high performance fiber optic collimators, GRADIUM glass lenses, and other optical materials used to produce products that manipulate light. The products we produce enable lasers and imaging devices to function more effectively.

In November 2005, we formed LPOI, a wholly-owned subsidiary, located in Jiading, People’s Republic of China. In December 2013, we formed LPOIZ, a wholly-owned subsidiary located in the New City district, of the Jiangsu province, of the People’s Republic of China. LPOIZ’s 26,000 square foot manufacturing facility serves as our primary manufacturing facility in China and provides a lower cost structure for production of larger volumes of optical components and assemblies. The LPOI facility is primarily used for sales and support functions.

RESULTS OF OPERATIONS

Fiscal First Quarter: Three months ended September 30, 2016 compared to the three months ended September 30, 2015

Revenues:

For the quarter ended September 30, 2016, our total revenues increased by 19% to $5.00 million, compared to $4.19 million for the quarter ended September 30, 2015. This increase was primarily attributable to an 80% increase in revenues generated by sales of our HVPMOs, a 41% increase in revenues generated by sales of infrared lenses, and a 16% increase in sales of LVPMOs, partially offset by a 32% decrease in specialty products and a 5% decrease in NRE projects. The decrease in revenues generated by our specialty product group was due to the absence of approximately $335,000 of revenues generated in the first quarter of the prior year due to fiber collimator assemblies sold to a customer pursuant to a license agreement, which we did not generate this period.

Cost of Sales and Gross Margin:

Our gross margin percentage in the first quarter of fiscal 2017 was 57% compared to 54% for the first quarter of fiscal 2016. The improvement in gross margin is attributed to increased revenues from our HVPMO products with a higher average selling price, leverage borne out of higher sales volume against fixed manufacturing overhead expenses and better yields for infrared products. Total manufacturing costs were approximately $2.17 million for the first quarter, an increase of approximately $228,000 as compared to the same period of the prior fiscal year.

Selling, General and Administrative:

During the first quarter of fiscal 2017, selling, general and administrative costs were approximately $2.17 million, compared to $1.44 million in the first quarter of fiscal 2016, an increase of approximately $726,000. The increase was primarily due to: (i) a $484,000 increase in expenses related to the Acquisition of ISP, (ii) a $55,000 increase on travel expenses, (iii) a $49,000 increase in stock compensation expense, (iv) a $49,000 increase in legal and auditing fee expenses, and (v) an $89,000 increase in other expenses. Excluding the costs we expect to incur in the future related to the Acquisition of ISP, we expect future selling, general and administrative costs to decrease slightly during the remainder of fiscal 2017, and return to more normal levels.

New Product Development:

New product development costs were approximately $278,000 in the first quarter of fiscal 2017, an increase of $130,000 as compared to the first quarter of fiscal 2016. This increase was primarily due to a $64,000 increase in wages and a $65,000 increase in materials used for engineering projects to expand and enhance our existing products. We anticipate that these expenses will remain at current levels for the remainder of fiscal year 2017.

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Other Income (Expense):

Interest expense was approximately $7,000 in the first quarter of fiscal 2017 as compared to $13,000 in the first quarter of fiscal 2016. Interest expense resulted from amortization of debt costs related to our invoice-based working capital revolving line of credit (the “Invoice Based Line”) with AvidBank Corporate Finance, a division of AvidBank (“AvidBank”) and interest on capital leases.

In the first quarter of fiscal 2017, we recognized non-cash income of approximately $44,000 related to the change in the fair value of warrant liability in connection with our June 2012 warrants. We recognized income of approximately $368,000 in the same period last year. This fair value will be re-measured each reporting period throughout the remainder of the five-year life of the warrants, or until exercised.

Other expense, net was approximately $22,000 in the first quarter of fiscal 2017 compared to approximately $175,000 in the first quarter of fiscal 2016. We execute all foreign sales from our Orlando facility and inter-company transactions in United States dollars, mitigating the impact of foreign currency fluctuations. Assets and liabilities denominated in non-United States currencies, primarily the Chinese Renminbi, are translated at rates of exchange prevailing on the balance sheet date, and revenues and expenses are translated at average rates of exchange for the year. During the first quarter of fiscal 2017 and 2016, we incurred a loss of $36,000 and $176,000 on foreign currency translation, respectively.

Income taxes:

Income tax expense was approximately $265,000 in the first quarter of fiscal 2017, an increase of $263,000 from the first quarter of fiscal 2016. This increase was primarily attributable to income taxes associated with our Chinese operations. We utilized all net operating loss (“NOL”) carryforwards in China during fiscal 2016. Accordingly, we are now accruing income taxes in China related to such operations. Our Chinese subsidiaries are governed by the Income Tax Law of the People’s Republic of China, which is applicable to privately run and foreign invested enterprises, and which generally subjects such enterprises to a statutory rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments. We anticipate that these expenses will remain at current levels for the remainder of fiscal year 2017.

Net Income:

Net income was approximately $140,000, or $0.01 basic and diluted earnings per share, during the first quarter of fiscal 2017, compared with the first quarter of fiscal 2016, in which we reported net income of approximately $843,000, or $0.06 basic and $0.05 per diluted earnings per share. The approximately $702,000 decrease in net income in the first quarter of fiscal 2017, as compared to the prior year period, is primarily as a result of the approximately $724,000 increase in selling, general and administrative expenses.

Weighted-average shares outstanding (basic) was 15,616,855 in the first quarter of fiscal 2017 compared to 15,239,366 in the first quarter of fiscal 2016. The increase in weighted-average shares outstanding was primarily due to the issuance of shares of Class A common stock related to shares issued under the 2014 ESPP and exercises of warrants.

Fiscal Year Ended June 30, 2016 compared to the Fiscal Year Ended June 30, 2015:

Revenues:

Revenue for fiscal 2016 totaled approximately $17.27 million compared to approximately $13.66 million for fiscal 2015, an increase of 26%. The 26% increase in revenue primarily resulted from a $1 million increase in sales of specialty products due to higher volume of sales to defense customers, a $1.8 million increase in sales of our HVPMO and LVPMO products, a $559,000 increase in sales of our infrared products, and a $297,000 in NRE fees. The $1.8 million increase in sales of our HVPMO and LVPMO products is due to revenue for LVPMOs increasing by 4%, or $286,000, compared to fiscal 2015, while revenue for HVPMOs increased by 58%, or $1.46 million, compared to fiscal 2015. Unit shipment volume in precision molded optics in fiscal 2016 increased by 17% as compared to fiscal 2015 and the average selling price improved 2% period over period. This was due to a product mix shift in the LVPMO group with higher volumes sold to customers in the distribution, medical applications, and telecommunications sectors. We expect continued growth in sales to be derived primarily from our specialty products and our precision molded optics product line, particularly our HVPMOs sold in Asia, and our infrared product line based upon recent quote activity and market trends.

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Cost of Sales:

Gross margin percentage for fiscal 2016 was 54% compared to 44% in fiscal 2015. The improvement in gross margin is primarily attributed to a $3.6 million increase in revenues with a favorable product mix of products with higher margins, resulting in higher sales prices and providing leverage of our increased sales volume against our fixed manufacturing overhead costs. Also, improvements in our infrared product group due to better yields and cost reductions with in-house coating increased gross margin. Total manufacturing costs were approximately $7.97 million, an increase of approximately $286,000 as compared to fiscal 2015.

We plan to continue emphasizing unit cost reductions now that we have completed the consolidation of production in LPOIZ’s facility, efficiently purchasing raw materials and continuing to increase the amount of anti-reflective coating we do in-house versus outsourcing this service. We also anticipate efficiency improvements in production at LPOIZ’s Zhenjiang facility as the employees become a more experienced workforce.

Selling, General, and Administrative Expenses:

Selling, general and administrative expenses increased by approximately $1.45 million to $6.58 million in fiscal 2016 as compared to $5.13 million in fiscal 2015. The increase was primarily due to: (i) a $412,000 increase for accrual of fiscal 2016 incentive compensation given the strong performance during fiscal 2016, (ii) a $399,000 increase in wages from new product development as a result of the transition to a technical sales process, which we announced in February 2015 as part of our organizational optimization plan, (iii) a $100,000 early termination payment due pursuant to a sales agreement, (iv) a $67,000 increase for fees related to our 2016 stockholders’ annual meeting and related proxy solicitations, (v) a $334,000 increase in legal expenses related to the 2016 stockholders’ annual meeting and the ISP Acquisition, and (vi) a $139,000 increase in other expenses. We project that our selling, general and administrative expenses will increase in fiscal 2017, due to an increase in commissions earned by our sales force and incentive compensation paid to our named executive officers and key employees as a result of an increase in forecasted sales.

New Product Development:

New product development costs in fiscal 2016 decreased by approximately $440,000 to $669,000, compared to $1.10 million in fiscal 2015. This decrease was primarily due to a decrease in wages as a result of the re-positioning of personnel to selling, general and administrative expenses in connection with our transition to a technical sales process and a decrease in materials used for engineering projects. We anticipate an increase in product development spending in fiscal 2017, as compared to fiscal 2016.

Interest Expense:

Interest expense was approximately $37,600 for fiscal 2016 as compared to approximately $31,500 for fiscal 2015. Interest expense resulted from amortization of debt costs related to our Invoiced Base Line with AvidBank and interest on capital lease obligations.

Other Income (Expense):

In fiscal 2016 and 2015, we recognized approximately $52,000 and $464,000 in expense, respectively, related to the change in the fair value of derivative warrants issued in connection with our June 2012 private placement. This fair value will be re-measured each reporting period throughout the five-year life of the warrants, or until exercised.

Investment and other income decreased by approximately $347,000 to an expense of $305,000 in fiscal 2016 primarily from the change in foreign exchange rates during the period of time between when we received invoices and paid those invoices and the book value change on our fixed assets and inventory in China.

We execute all foreign sales from our Orlando facility and inter-company transactions in United States dollars, mitigating the impact of foreign currency fluctuations. Assets and liabilities denominated in non-United States currencies, primarily the Chinese Renminbi, are translated at rates of exchange prevailing on the balance sheet date, and revenues and expenses are translated at average rates of exchange for the year. During the years ended June 30, 2016 and 2015, we incurred a gain of $75,400 and a loss of $1,000 on foreign currency translation, respectively.

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Net Income (Loss):

Net income for fiscal 2016 was approximately $1.41 million compared with a net loss of approximately $715,000 in fiscal 2015, an increase of approximately $2.13 million. This increase in net income from fiscal 2015 to fiscal 2016 was primarily driven by higher sales with increased gross margin, partially offset by the negative impact of accounting entries for the change in the fair value of our warrant liability.

Liquidity and Capital Resources

At September 30, 2016, we had working capital of approximately $8.01 million, $3.58 million of which was total cash and cash equivalents. Approximately $1.74 million of our total cash and cash equivalents were held by our foreign subsidiaries.

Cash and cash equivalents held by our foreign subsidiaries in China were generated in China as a result of foreign earnings. Before any funds can be repatriated, the retained earnings in China must equal at least 150% of the registered capital. As of September 30, 2016, we had retained earnings of $2.12 million and we need to have retained earnings of $11.3 million before repatriation will be allowed. We currently intend to permanently invest earnings generated from our foreign operations, and, therefore, we have not previously provided for United States taxes on the related earnings. However, if in the future we change such intention, we would provide for and pay additional United States taxes at such time.

On December 23, 2014, we entered into the Amended and Restated Loan and Security Agreement (the “Amended LSA”) with AvidBank for the Invoice Based Line. Pursuant to the Amended LSA, AvidBank will, in its discretion, make loan advances to us up to a maximum aggregate principal amount outstanding not to exceed the lesser of (i) One Million Dollars ($1,000,000) or (ii) eighty percent (80%) (the “Maximum Advance Rate”) of the aggregate balance of our eligible accounts receivable, as determined by AvidBank in accordance with the Amended LSA. AvidBank may, in its discretion, elect to not make a requested advance, determine that certain accounts are not eligible accounts, change the Maximum Advance Rate or apply a lower advance rate to particular accounts or terminate the Amended LSA. Our obligations under the Amended LSA are secured by a first priority security interest (subject to permitted liens) in cash, U.S. inventory and accounts receivable.

On December 23, 2015, we executed the First Amendment to the Amended LSA to extend the term to December 23, 2016. Amounts borrowed under the Amended LSA may be repaid and re-borrowed at any time prior to December 23, 2016, at which time all amounts shall be immediately due and payable. The amount outstanding on the Amended LSA was $0 as of September 30, 2016. For additional information, see Note 11, Loan Payable, to the Notes to the Financial Statements for the quarter ended September 30, 2016 filed as part of this prospectus.

We believe that we have adequate financial resources to sustain our current operations in the coming year. We have established milestones that will be tracked to ensure that as funds are expended we are achieving results before additional funds are committed. We anticipate sales growth in fiscal 2017 primarily from precision molded optics, with the emphasis on HVPMO applications, specialty products, and infrared products. We also expect to be better positioned to accelerate our revenue growth and profitability as a result of certain strategic growth initiatives and an organizational optimization plan where we transitioned to a technical sales process that leverages the success of our existing demand-creation model. These growth initiatives and organizational modifications are intended to further enhance our incremental organic growth position for our core aspheric lens business, prime our operations for the anticipated high growth of our new infrared products, and allow for the integration of strategic acquisitions. We are also benefiting from a substantial increase in revenue generating opportunities and broader market applications as a result of our investments in technologies that decreased our lens production costs and expanded our production capacity. We believe we can further improve upon our track record of growth – and do so far more profitably.

We generally rely on cash from operations and equity and debt offerings, to the extent available, to satisfy our liquidity needs. There are a number of factors that could result in the need to raise additional funds, including a decline in revenue or a lack of anticipated sales growth, increased material costs, increased labor costs, planned production efficiency improvements not being realized, increases in property, casualty, benefit and liability insurance premiums, and increases in other discretionary spending, particularly sales and marketing related. We will also continue efforts to keep costs under control as we seek renewed sales growth. Our efforts are directed toward generating positive cash flow and profitability. If these efforts are not successful, we may need to raise additional capital. Should capital not be available to us at reasonable terms, other actions may become necessary in addition to cost control measures and continued efforts to increase sales. These actions may include exploring strategic options for the sale of the Company, the sale of certain product lines, the creation of joint ventures or strategic alliances under which we will pursue business opportunities, the creation of licensing arrangements with respect to our technology, or other alternatives.

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Cash Flows – Financings:

Net cash provided by financing activities was approximately $45,000 in the first three months of fiscal 2017 compared to net cash used of approximately $73,000 in the first three months of fiscal 2016, an increase of approximately $118,000. The increase was primarily attributed to the receipt of approximately $71,000 in proceeds related to warrant exercises in the current period.

Cash Flows – Operating and Investing:

Cash flow provided by operations was approximately $922,000 for the three months ended September 30, 2016, an increase of approximately $24,000 from the same period in fiscal 2016. We anticipate improvement in our cash flows provided by operations in future years due to sales growth and continued margin improvements based on production efficiencies and reductions in product costs, offset by marginal increases in selling, administrative, and new product development expenditures.

During the first quarter of fiscal 2017, we expended approximately $387,000 for capital equipment as compared to $285,000 during the same period of fiscal 2016. The majority of our capital expenditures during both the first quarters of fiscal 2017 and fiscal 2016 were related to the purchase of equipment used to enhance or expand our production capacity, tooling for our precision molded products, and equipment and facility improvements for our facility in Zhenjiang. We anticipate an increase in capital expenditures during fiscal 2017; however, the total amount expended will depend on opportunities and circumstances.

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How We Operate

We have continuing sales of two basic types: occasional sales via ad-hoc purchase orders of mostly standard product configurations (our “turns” business) and the more challenging and potentially more rewarding business of customer product development. In this latter type of business we work with customers to help them determine optical specifications and even create certain optical designs for them, including complex multi-component designs that we call “engineered assemblies.” This is followed by “sampling” small numbers of the product for the customers’ test and evaluation. Thereafter, should a customer conclude that our specification or design is the best solution to their product need; we negotiate and “win” a contract (sometimes called a “design win”) – whether of a “blanket purchase order” type or a supply agreement. The strategy is to create an annuity revenue stream that makes the best use of our production capacity as compared to the turns business, which is unpredictable and uneven. This annuity revenue stream can also generate low-cost, high-volume type orders. A key business objective is to convert as much of our business to the design win and annuity model as is possible. We face several challenges in doing so:

•	Maintaining an optical design and new product sampling capability, including a high-quality and responsive optical design engineering staff;

•	The fact that as our customers take products of this nature into higher volume, commercial production (for example, in the case of molded optics, this may be volumes over one million pieces per year) they begin to work seriously to reduce costs – which often leads them to turn to larger or overseas producers, even if sacrificing quality; and

•	Our small business mass means that we can only offer a moderate amount of total productive capacity before we reach financial constraints imposed by the need to make additional capital expenditures – in other words, because of our limited cash resources and cash flow, we may not be able to service every opportunity that presents itself in our markets without arranging for such additional capital expenditures.

Despite these challenges to winning more “annuity” business, we nevertheless believe we can be successful in procuring this business because of our unique capabilities in optical design engineering that we make available on the merchant market, a market that we believe is underserved in this area of service offering. Additionally, we believe that we offer value to some customers as a source of supply in the United States should they be unwilling to commit to purchase their entire supply of a critical component to foreign merchant production sources. We also continue to have the proprietary GRADIUM lens glass technology to offer to certain laser markets.

Our Key Performance Indicators

Usually on a weekly basis, management reviews a number of performance indicators. Some of these indicators are qualitative and others are quantitative. These indicators change from time to time as the opportunities and challenges in the business change. They are mostly non-financial indicators such as units of shippable output by product line, production yield rates by major product line, and the output and yield data from significant intermediary manufacturing processes that support the production of the finished shippable product. These indicators can be used to calculate such other related indicators as fully yielded unit production per-shift, which varies by the particular product and our state of automation in production of that product at any given time. Higher unit production per shift means lower unit cost, and, therefore, improved margins or improved ability to compete where desirable for price sensitive customer applications. The data from these reports is used to determine tactical operating actions and changes. We believe that our non-financial production indicators, such as those noted, are proprietary information.

The discussions of our results as presented in this prospectus include use of the non-GAAP terms “EBITDA,” “adjusted EBITDA,” “adjusted net income,” and “gross margin.” EBITDA, adjusted EBITDA, and adjusted net income are discussed below. Gross margin is determined by deducting the cost of sales from operating revenue. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Gross margin should not be considered an alternative to operating income or net income, both of which are determined in accordance with GAAP. We believe that gross margin, although a non-GAAP financial measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates our cost structure and provides funds for our total costs and expenses. We use gross margin in measuring the performance of our business and have historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

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Financial indicators that are usually reviewed at the same time include the major elements of the micro-level business cycle:

  sales backlog;
  revenue dollars and units by product group;
  inventory levels;
  accounts receivable levels and quality; and
  other key indicators

These indicators are similarly used to determine tactical operating actions and changes and are discussed in more detail below.

Sales Backlog:

We believe that our sales growth has been and continues to be our best indicator of success. Our best view into the efficacy of our sales efforts is in our “order book.” Our order book equates to sales “backlog.” It has a quantitative and a qualitative aspect: quantitatively, our backlog’s prospective dollar value and qualitatively, what percent of the backlog is scheduled by the customer for date-certain delivery. We define our “12-month backlog” as that which is requested by the customer for delivery within one year and which is reasonably likely to remain in the backlog and be converted into revenues. This includes customer purchase orders and may include amounts under supply contracts if they meet the aforementioned criteria. Generally, a higher 12-month backlog is better for us.

Our 12-month backlog at September 30, 2016 was approximately $5.81 million compared to $6.60 million at June 30, 2016. Backlog growth rates for the first quarter of fiscal 2017 and for fiscal 2016 and 2015 are:

Quarter	Backlog ($ 000)	Change From Prior Year End	Change From Prior Quarter End
Q1 2015	$5,340	25%	25%
Q2 2015	$5,592	31%	5%
Q3 2015	$6,153	44%	10%
Q4 2015	$6,493	52%	6%

Q1 2016	$5,064	-22%	-22%
Q2 2016	$6,424	-1%	27%
Q3 2016	$6,969	7%	8%
Q4 2016	$6,598	2%	-5%

Q1 2017	$5,806	-12%	-12%

Our lower backlog at September 30, 2016 was as a result of a delay in anticipated orders for some bookings forecasted in the first quarter of fiscal 2017 and an increase in shipments of orders received and shipped within the first quarter of fiscal 2017.

With respect to fiscal 2016, our order intake remained strong with solid bookings across all of the major markets we serve with particular strength in our telecommunications products and infrared products. China’s construction industry experienced some recovery during fiscal 2016, which resulted in an increase in order intake for our industrial tool products. Our infrared products group achieved an 80% increase in product bookings during fiscal 2016 compared to fiscal 2015, partially due to an increase in bookings of commercial fire safety equipment.

We have been able to diversify our business by developing new applications for our products in markets such as digital imaging, laser tools, telecommunications, digital projectors, industrial equipment, weapon sights, and green lasers. Examples of these new applications are: 2D scanning, fiber laser delivery systems, disposable medical instruments and infrared sensor applications. Based on recent quote activity, we expect to show increases in revenue of our LVPMOs, HVPMOs, specialty products, and infrared products for fiscal 2017.

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Revenue Dollars and Units by Product Group:

The following table sets forth revenue dollars and units by our five product groups for the three months ended September 30, 2016 and 2015 and the twelve month periods ended June 30, 2016 and 2015:

		(unaudited) Quarter ended			Year ended
		September 30,		QTR %	June 30,		Year-to-date
		2016	2015	Change	2016	2015	% Change
Revenue	LVPMO	2,132,802	1,833,377	16%	7,180,741	6,894,663	4%
	HVPMO	1,527,388	846,624	80%	4,000,155	2,535,199	58%
	Infrared Products	537,278	379,945	41%	1,753,221	1,194,234	47%
	Specialty Products	670,849	990,932	-32%	3,769,584	2,765,693	36%
	NRE	131,912	139,452	-5%	568,537	271,778	109%
	Total sales, net	5,000,229	4,190,330	19%	17,272,238	13,661,568	26%

Units	LVPMO	97,582	73,149	33%	301,487	283,868	6%
	HVPMO	488,835	409,347	19%	1,448,555	1,216,313	19%
	Infrared Products	10,472	4,837	116%	32,631	22,761	43%
	Specialty Products	24,656	37,545	-34%	137,537	186,075	-26%
	NRE	14	19	26%	1,914	75	2452%
		621,559	524,897	18%	1,922,124	1,709,092	12%

Overall, our global diversification strategies have resulted in revenue increasing by 19% in the first quarter of fiscal 2017, as compared to the prior year period with growth driven predominantly from the HVPMO and infrared product groups. We have seen strong growth from the telecommunications sector.

The HVPMO product group benefitted from the strength in the telecommunications sector as the demand for increased bandwidth continues. During the first quarter of fiscal 2017, sales of HVPMO lens units increased by 19%, and the average selling price increased by 51%, both as compared to the prior period, which produced a 80% increase in HVPMO revenue as compared to the prior year period. The increases are due to the continued strength of the telecommunications sector, as well as some recovery of the Chinese industrial tool market. Historically, revenue from our HVPMO product group had been derived from the industrial tool market in China, which had experienced six years of declining growth.

Our unit shipment volume in LVPMO lenses increased by 33% in the first quarter of fiscal 2017, as compared to the same period of the prior fiscal year, which resulted in a 16% increase in revenue in the first quarter of fiscal 2017, compared to the same period of the prior fiscal year. This increase is attributed to growth in sales to customers in the defense, telecommunications and industrial sectors. The average selling price decreased by 13%, compared to the same period in the prior year due to market conditions.

We also had growth in the infrared product group. Our infrared product revenue increased by 41% in the first quarter of fiscal 2017 as compared to the prior year period. The increases in revenue and units sold primarily derived from sales to customers in the thermal market.

Revenues generated by our NRE products group decreased by 5% in the first quarter of fiscal 2017 as compared to the prior year period, due to fewer projects for customers in the infrared, medical device and industrial markets. NRE revenue is project based and timing of any such projects is wholly dependent on our customers and their project activity. Accordingly, management does not include NRE in its projections or forecasts for purposes of developing its operating plan and budget.

In the first quarter of fiscal 2017, our specialty product revenue decreased by 32%, as compared to the prior year period. The decrease in revenue is due to the absence of revenues generated from the sales of our fiber collimator assemblies sold to a customer pursuant to a license agreement in the current period. Approximately $15,000 of the specialty group sales from the first quarter of fiscal 2017, compared to $390,000 in the first quarter of fiscal 2016, was due to fiber collimator assemblies sold to a customer pursuant to a license agreement.

In fiscal 2016, revenue increased by 26%, as compared to fiscal 2015, with growth in shipments for most of our product groups, with particularly strong growth in our HVPMO, infrared, and NRE products groups. Our specialty product group experienced a decrease in units sold during fiscal 2016, as compared to fiscal 2015, but the average selling price increased during fiscal 2016, as compared to fiscal 2015.

There was a 19% increase in the unit shipment volume of HVPMO lenses in fiscal 2016 compared to fiscal 2015 driven by the recovery in the Chinese construction industry due to increased stimulus by the Chinese government.

We also had significant growth in the infrared product group during fiscal 2016. Our infrared product group revenue increased 47% in fiscal 2016 as compared to fiscal 2015. The increase in revenue was primarily derived from sales to customers in the distribution, telecommunications and medical markets.

Finally, we experienced significant growth in our NRE product group during fiscal 2016. NRE revenue is project-based and increases or decreases in revenues are tied to customer requirements. We typically do not include NRE revenues in our projections due to being unable to control when our customers will have a project.

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Inventory Levels:

We manage inventory levels to minimize investment in working capital but still have the flexibility to meet customer demand to a reasonable degree. We review our inventory for obsolete items quarterly. While the mix of inventory is an important factor, including adequate safety stocks of long lead-time materials, an important aggregate measure of inventory in all phases of production is the quarter’s ending inventory expressed as a number of days’ worth of the quarter’s cost of sales, also known as “days cost of sales in inventory,” or “DCSI.” It is calculated by dividing the quarter’s ending inventory by the quarter’s cost of goods sold, multiplied by 365 and divided by 4. Generally, a lower DCSI measure equates to a lesser investment in inventory, and, therefore, more efficient use of capital. The table below shows our DCSI for the immediately preceding nine fiscal quarters:

Fiscal Quarter	Ended	DCSI (days)
Q1-2017	9/30/2016	168

Q4-2016	6/30/2016	155
Q3-2016	3/31/2016	178
Q2-2016	12/31/2015	163
Q1-2016	9/30/2015	155
Fiscal 2016 average		163
Q4-2015	6/30/2015	122
Q3-2015	3/31/2015	195
Q2-2015	12/31/2014	145
Q1-2015	9/30/2014	197
Fiscal 2015 average		165

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During the quarters ended September 30, 2016 and 2015, our DCSI was 168 and 155 respectively, compared to an average DCSI of 163 for the year ended June 30, 2016.  The increase in DCSI from the previous fiscal year end is due to higher levels of tooling inventory to support our 12-month backlog and our sales forecast, as well as an increase in revenues.

Accounts Receivable Levels and Quality:

Similarly, we manage our accounts receivable to minimize investment in working capital. We measure the quality of receivables by the proportions of the total that are at various increments past due from our normally extended terms, which are generally 30 days. The most important aggregate measure of accounts receivable is the quarter’s ending balance of net accounts receivable expressed as a number of days’ worth of the quarter’s net revenues, also known as “days sales outstanding,” or “DSO.” It is calculated by dividing the quarter’s ending net accounts receivable by the quarter’s net revenues, multiplied by 365 and divided by 4. Generally, a lower DSO measure equates to a lesser investment in accounts receivable, and therefore, more efficient use of capital. The table below shows our DSO for the preceding nine fiscal quarters:

Fiscal Quarter	Ended	DSO (days)
Q1-2017	9/30/2016	60

Q4-2016	6/30/2016	68
Q3-2016	3/31/2016	67
Q2-2016	12/31/2015	62
Q1-2016	9/30/2015	63
Fiscal 2016 average		65
Q4-2015	6/30/2015	62
Q3-2015	3/31/2015	67
Q2-2015	12/31/2014	66
Q1-2015	9/30/2014	72
Fiscal 2015 average		67

For the quarters ended September 30, 2016 and 2015, our DSO was 60 and 63, respectively. For the year ended June 30, 2016, our average DSO was 65. The increased revenue lowered the DSO days as compared to the previous prior year period. We strive to have a DSO no higher than 65.

Other Key Indicators

Other key indicators include various operating metrics, some of which are qualitative and others are quantitative. These indicators change from time to time as the opportunities and challenges in the business change. They are mostly non-financial indicators such as on time delivery trends, units of shippable output by major product line, production yield rates by major product line, and the output and yield data from significant intermediary manufacturing processes that support the production of the finished shippable product. These indicators can be used to calculate such other related indicators as fully-yielded unit production per-shift, which varies by the particular product and our state of automation in production of that product at any given time. Higher unit production per shift means lower unit cost, and, therefore, improved margins or improved ability to compete where desirable for price sensitive customer applications. The data from these reports is used to determine tactical operating actions and changes. Management also assesses business performance and makes business decisions regarding our operations using certain non-GAAP measures. These non-GAAP measures are described in more detail below under the heading “Non-GAAP Financial Measures”.

Non-GAAP Financial Measures

We report our historical results in accordance with GAAP; however, our management also assesses business performance and makes business decisions regarding our operations using certain non-GAAP measures. We believe the following non-GAAP financial measures provide useful information to management and investors that is supplementary to our financial condition and results of operations computed in accordance with GAAP; however, we acknowledge that our non-GAAP financial measures have a number of limitations. As such, you should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP measures that other companies use.

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Adjusted Net Income (Loss):

We calculate adjusted net income (loss) by excluding the change in the fair value of the June 2012 warrants from net income (loss). The fair value of the June 2012 warrants is re-measured each reporting period until the warrants are exercised or expire. Each reporting period, the change in the fair value of the June 2012 warrants is either recognized as non-cash expense or non-cash income. The change in the fair value of the June 2012 warrants is not impacted by our actual operations but is instead strongly tied to the change in the market value of our Class A Common Stock and the assumptions on when the warrants will be exercised. Management uses adjusted net income (loss) to evaluate our operating performance and for planning and forecasting future business operations, as the change in the fair value of the June 2012 warrants are not tied directly to operating activities. We are focused on profitable growth and as such we monitor trends in adjusted net income. We believe the use of adjusted net income (loss) may be useful to investors as one means of evaluating our operational performance. The following table reconciles net income (loss) to adjusted net income (loss) for the three months ended September 30, 2016 and 2015, and the twelve months ended June 30, 2016 and 2015:

	(unaudited) Quarter ended:		Year ended:
	September 30, 2016	September 30, 2015	June 30, 2016	June 30, 2015
Net income (loss)	$140,496	$842,973	$1,414,615	$(715,280)
Change in fair value of warrant liability	(43,500)	(368,114)	52,454	464,039
Adjusted net income (loss)	$96,996	$474,859	$1,467,069	$(251,241)

Our adjusted net income for the three months ended September 30, 2016 was approximately $97,000, as compared to adjusted net income of approximately $475,000 for the three months ended September 30, 2015. The difference in adjusted net income between the periods was principally caused by higher selling, general and administrative costs incurred as a result of the proposed Acquisition of ISP. We also recognized less non-cash income as a result of the change in the fair value of the June 2012 warrant liability during the first quarter of fiscal 2017, as compared to non-cash expense during the prior year period. The change in the fair value of the June 2012 warrants is not impacted by our actual operations but is instead strongly tied to the change in the market value of our common stock.

Our adjusted net income for fiscal 2016 was approximately $1.47 million, as compared to adjusted net loss of approximately $251,000 for fiscal 2015. The difference in adjusted net income (loss) between the periods was principally caused by net income being recognized in fiscal 2016 versus a net loss in fiscal 2015. We also recognized lower non-cash expense as a result of the change in the fair value of the June 2012 warrant liability during fiscal 2016, as compared to the prior year period.

EBITDA and Adjusted EBITDA:

EBITDA and adjusted EBITDA are non-GAAP financial measures used by management, lenders, and certain investors as a supplemental measure in the evaluation of some aspects of a corporation’s financial position and core operating performance. Investors sometimes use EBITDA as it allows for some level of comparability of profitability trends between those businesses differing as to capital structure and capital intensity by removing the impacts of depreciation and amortization. EBITDA also does not include changes in major working capital items such as receivables, inventory and payables, which can also indicate a significant need for, or source of, cash. Since decisions regarding capital investment and financing and changes in working capital components can have a significant impact on cash flow, EBITDA is not a good indicator of a business’s cash flows. We use EBITDA for evaluating the relative underlying performance of our core operations and for planning purposes. We calculate EBITDA by adjusting net income (loss) to exclude net interest expense, income tax expense or benefit, depreciation and amortization, thus the term “Earnings Before Interest, Taxes, Depreciation and Amortization” and the acronym “EBITDA.”

We also calculate an adjusted EBITDA, which excludes the effect of the non-cash income or expense associated with the mark-to-market adjustments, related to our June 2012 warrants. The fair value of the June 2012 warrants is re-measured each reporting period until the warrants are exercised or expire. Each reporting period, the change in the fair value of the June 2012 warrants is either recognized as a non-cash expense or non-cash income. The change in the fair value of the June 2012 warrants is not impacted by our actual operations but is instead strongly tied to the change in the market value of our Class A Common Stock and the assumptions on when the warrants will be exercised. Management uses adjusted EBITDA to evaluate our underlying operating performance and for planning and forecasting future business operations. We believe this adjusted EBITDA is helpful for investors to better understand our underlying business operations. The following table reconciles EBITDA and adjusted EBITDA to net income (loss) for the three months ended September 30, 2016 and 2015, and twelve months ended June 30, 2016 and 2015:

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	(unaudited) Quarter ended:		Year ended:
	September 30, 2016	September 30, 2015	June 30, 2016	June 30, 2015
Net income (loss)	$140,496	$842,973	$1,414,615	$(715,280)
Depreciation and amortization	249,465	181,202	847,990	537,143
Income taxes	267,440	2,056	199,274	2,316
Interest expense	6,941	12,870	37,626	31,549
EBITDA	$664,342	$1,039,101	$2,499,505	$(144,272)
Change in fair value of warrant liability	(43,500)	(368,114)	52,454	464,039
Adjusted EBITDA	$620,842	$670,987	$2,551,959	$319,767

Our adjusted EBITDA for the three months ended September 30, 2016 was approximately $621,000, compared to approximately $671,000 for the three months ended September 30, 2015. The difference in adjusted EBITDA between the periods was principally caused by lower net income recognized in the three months ended September 30, 2016 due to incurring expenses equal to approximately $484,000 in connection with the proposed Acquisition of ISP, higher income taxes, and lower non-cash income due to the change in the fair value of the June 2012 warrants.

Our adjusted EBITDA for fiscal 2016 was approximately $2.55 million, compared to approximately $320,000 for fiscal 2015. The difference in adjusted EBITDA between the periods was principally caused by higher revenue and profit margins achieved in fiscal 2016.

Off Balance Sheet Arrangements

We do not engage in any activities involving variable interest entities or off-balance sheet arrangements.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of income and expense during the reporting periods presented. Our critical estimates include the allowance for trade receivables which is made up of reserves for bad debts, inventory reserves for obsolescence, revenue recognition, valuation of compensation expense on stock-based awards and warrant valuation related to a private placement. Although we believe that these estimates are reasonable, actual results could differ from those estimates given a change in conditions or assumptions that have been consistently applied.

Management has discussed the selection of critical accounting policies and estimates with our Board, and our Board has reviewed our disclosure relating to critical accounting policies and estimates in this prospectus. The critical accounting policies used by management and the methodology for its estimates and assumptions are as follows:

Allowance for accounts receivable is calculated by taking 100% of the total of invoices that are over 90 days past due from due date and 10% of the total of invoices that are over 60 days past due from the due date for U.S. based accounts and 100% on invoices that are over 120 days past due for China based accounts without an agreed upon payment plan. Accounts receivable are customer obligations due under normal trade terms. We perform continuing credit evaluations of our customers’ financial condition. Recovery of bad debt amounts, which were previously written off, is recorded as a reduction of bad debt expense in the period the payment is collected. If our actual collection experience changes, revisions to our allowance may be required. After attempts to collect a receivable have failed, the receivable is written off against the allowance.

Inventory obsolescence reserve is calculated by reserving 100% for items that have not been sold in two years or that have not been purchased in two years or which we have more than a two year supply. These items as identified are reserved at 100%, as well as reserving 50% for other items deemed to be slow moving within the last twelve months and reserving 25% for items deemed to have low material usage within the last six months. The parts identified are adjusted for recent order and quote activity to determine the final inventory reserve.

Revenue is recognized from product sales when products are shipped to the customer, provided that we have received a valid purchase order, the price is fixed, title has transferred, collection of the associated receivable is reasonably assured, and there are no remaining significant obligations. Revenues from product development agreements are recognized as milestones as completed in accordance with the terms of the agreements and upon shipment of products, reports or designs to the customer. Invoiced amounts for value-added taxes (VAT) related to sales are posted to the balance sheet and not included in revenue. Revenue recognized from equipment leasing is recognized over the lease term.

Stock based compensation is measured at grant date, based on the fair value of the award, and is recognized as an expense over the employee’s requisite service period. We estimate the fair value of each stock option as of the date of grant using the Black-Scholes-Merton pricing model. Most options granted under the Plan vest ratably over two to four years and generally have ten-year contract lives. The volatility rate is based on four-year historical trends in common stock closing prices and the expected term was determined based primarily on historical experience of previously outstanding options. The interest rate used is the U.S. Treasury interest rate for constant maturities. The likelihood of meeting targets for option grants that are performance based are evaluated each quarter. If it is determined that meeting the targets is probable then the compensation expense will be amortized over the remaining vesting period.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – ISP

The following is a discussion and analysis of the results of operation and financial condition for ISP for the nine months ended September 30, 2016 and 2015 and the years ended December 31, 2015 and 2014. The following discussion and analysis of ISP’s financial condition and results of operations should be read in conjunction with the unaudited financial statements of ISP and the notes thereto, as of and for the nine months ended September 30, 2016 and 2015 and the audited financial statements of ISP and the notes thereto, as of and for the years ended December 31, 2015 and 2014, prepared in accordance with GAAP, and filed as a part of this prospectus.

OVERVIEW

ISP was incorporated in New York in 1993 and is a vertically integrated manufacturer offering a full range of infrared products from high performance MWIR and LWIR lens assemblies to catalog and custom infrared optical elements. ISP has one wholly-owned subsidiary, ISP Latvia, a limited liability company formed under the Laws of the Republic of Latvia and registered with the commercial register under registration no. 40103009686. ISP Optics was founded in Riga, Latvia in 1998. ISP Latvia manufactures high precision optics offering a full range of infrared products including catalog and custom infrared optics and lens assemblies.

RESULTS OF OPERATIONS

Nine Months Ended September 30, 2016 compared to the Nine Months Ended September 30, 2015:

Revenues:

Revenue for the nine month period ended September 30, 2016 totaled approximately $9.30 million compared to approximately $9.00 million for the same period in 2015, an increase of 3%. The 3% increase in revenue is largely attributable to an expanded volume of work amongst ISP’s top customers. Growth among its base of recurring top customers was supplemented by additional work from new customers brought in during the nine month period. There was no increase in revenues for the first nine months of 2016 due to price increases of ISP’s products.

Cost of Goods Sold:

Gross margin percentage for the nine month period ended September 30, 2016 was 36% compared to 38% during the same period in 2015. The decline in gross margin is primarily attributed to custom product mix variances in each nine-month period, as well as marginal cost increases in labor and overhead year-over-year. Labor costs rose from approximately $317,000 for the nine months ended September 30, 2015 to approximately $407,000 over the same period in 2016 and overhead rose from approximately $1.29 million to approximately $1.78 million year-over-year across the same nine-month period. Total manufacturing costs were approximately $5.93 million, an increase of approximately $365,000 as compared to the first nine months of 2015. The increase in manufacturing costs was primarily related to increased product sales volume and overhead costs. ISP’s spending on materials decreased from approximately $3.96 million to approximately $3.74 million between the nine months ended September 30, 2015 and September 30, 2016.

In general, the reduction in gross margin over the period is primarily attributable to lower margin custom products comprising a higher percentage of sales. The significant proportion of customer work requiring unique specifications or custom features yields fluctuations in material costs depending on specific job requirements, while labor costs remain relatively flat. A portion of the costs captured in overhead depend on consumable materials used in the manufacturing process, including gasses, chemicals, tooling, and shop supplies, as well as maintenance and repair for manufacturing equipment. The rise in total material costs from the nine months ended September 30, 2015 to the same period in 2016 was driven by the mix of products sold over that period and the fact that the products required a larger volume of the consumable materials for production; the rise in total cost was not driven by a relevant increase in the cost of specific consumable materials.

Selling, General and Administrative Expenses:

Selling, general and administrative expenses increased by approximately $170,000 to $2.11 million in the first nine months of 2016 as compared to $1.94 million in the same period of 2015. The increase in selling, general and administrative expenses was primarily related to non-recurring transaction expenses.

Interest Expense:

Interest expense was approximately $44,000 for the first nine months of 2016 as compared to approximately $47,000 for the same period in 2015. Interest expense resulted from amortization of debt costs related to ISP’s revolving line of credit and interest on notes payable.

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Other Income (Expense):

Other income increased by approximately $12,000 to $28,000 for the nine months ended September 30, 2016 from approximately $16,000 in the first nine months of 2015 primarily from currency fluctuations and income earned on the sale of certain assets.

ISP executes all foreign sales from ISP’s New York facility and inter-company transactions in United States dollars, mitigating the impact of foreign currency fluctuations. Assets and liabilities denominated in non-United States currencies, primarily the Euro, are translated at rates of exchange prevailing on the balance sheet date, and revenues and expenses are translated at average rates of exchange for the year. During the nine months ended September 30, 2016 and 2015, ISP incurred a gain of approximately $11,000 and a loss of approximately $88,000 on foreign currency translation, respectively.

Net Income:

Net income for the nine month period ended September 30, 2016 was approximately $1.03 million compared to approximately $1.20 million during the same period in 2015, a decrease of approximately $170,000. This decline in net income was primarily driven by the decline in gross profit, as well as the increase in selling, general and administrative expenses.

There was no net income attributable to the non-controlling interest during the first nine months of 2016 due to the purchase of the remaining non-controlled interest and approximately $13,000 for the first nine months of 2015.

Fiscal Year Ended December 31, 2015 compared to the Fiscal Year Ended December 31, 2014:

Revenues:

Revenue for fiscal 2015 totaled approximately $12.12 million compared to approximately $10.33 million for fiscal 2014, an increase of 17%. The 17% increase in revenue primarily resulted from an increase in sales of custom optics lenses for both commercial and aerospace and defense applications. There was no increase in revenues for fiscal 2015 due to price increases of ISP’s products. The majority of ISP’s revenues are derived from “custom jobs;” therefore, there are no standard prices to be increased as each quote is tailored to that particular job. The minority of ISP revenues comes from catalog products, and the catalog prices have not increased. Based upon recent quote activity and market trends, ISP anticipates continued modest growth in sales to be derived primarily from full scale production of custom optics lenses, as well as an increase in catalog optics sales.

Cost of Goods Sold:

Gross margin percentage for fiscal 2015 was 37% compared to 29% in fiscal 2014. The improvement in gross margin is primarily attributed to increased revenues, as well as increased purchasing power and resulting economies of scale from increased volume of purchased materials and volume discounts from suppliers. Total manufacturing costs were approximately $7.62 million in fiscal 2015, an increase of approximately $258,000 as compared to fiscal 2014. The increase in manufacturing costs was primarily related to increased product sales volume and rising raw material costs.

Selling, General and Administrative Expenses:

Selling, general and administrative expenses decreased by approximately $9,000 to $2.71 million in fiscal 2015 as compared to $2.72 million in fiscal 2014. ISP projects its selling, general and administrative expenses to decrease slightly from fiscal 2015 levels, due to the elimination of certain non-recurring expenses.

Interest Expense:

Interest expense was approximately $62,000 for fiscal 2015 as compared to approximately $78,000 for fiscal 2014. Interest expense resulted from amortization of debt costs related to ISP’s revolving line of credit and interest on notes payable.

Other Income (Expense):

Other income increased by approximately $58,000 to $78,000 for fiscal 2015, compared to approximately $20,000 in fiscal 2014 primarily from income earned on the sale of certain assets.

ISP executes all foreign sales from its New York facility and inter-company transactions in United States dollars, mitigating the impact of foreign currency fluctuations. Assets and liabilities denominated in non-United States currencies, primarily the Euro, are translated at rates of exchange prevailing on the balance sheet date, and revenues and expenses are translated at average rates of exchange for the year. During the years ended December 31, 2015 and 2014, ISP incurred a loss of approximately $102,000 and a gain of approximately $26,000 on foreign currency translation, respectively.

Net Income:

Net income for fiscal 2015 was approximately $1.47 million compared to approximately $240,000 in fiscal 2014, an increase of approximately $1.23 million. This increase in net income from fiscal 2014 to fiscal 2015 was primarily driven by higher sales with increased gross margin.

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Net income attributable to a non-controlling interest was approximately $23,000 for fiscal 2015 and approximately $2,000 for fiscal 2014.

Liquidity and Capital Resources

At September 30, 2016, ISP had net working capital of approximately $2.06 million, $1.17 million of which was total cash and cash equivalents. ISP’s cash and cash equivalents consist solely of cash. If ISP’s actual collection experience changes, and its management deems any portion of accounts receivable as uncollectible, establishment and subsequent revisions to an allowance for doubtful accounts may be required. There was no allowance for doubtful accounts recorded by ISP for the nine months ended September 30, 2016.

ISP generally relies on cash from operations as well as notes payable and its line of credit, to the extent available, to satisfy any liquidity needs. As of September 30, 2016, ISP had seven outstanding notes payable through its U.S. operations: (i) a 4.82% revolving note payable dated February 2012 in the amount of $497,000 with maturity in September 2017 and an outstanding balance of $100,414; (ii) a 4.90% installment note payable dated August 2012 in the amount of $466,000 with maturity in August 2017 and an outstanding balance of $91,383; (iii) a 4.11% installment note payable dated October 2012 in the amount of $300,000 with maturity in October 2017 and an outstanding balance of $70,401; (iv) a 4.25% installment note payable dated January 2014 in the amount of $228,000 with maturity in January 2019 and an outstanding balance of $112,332; (v) a 4.94% installment note payable dated September 2015 in the amount of $191,045 with maturity in June 2020 and an outstanding balance of $153,636; (vi) a 5.44% installment note payable dated December 2015 in the amount of $170,000 with maturity in December 2020 and an outstanding balance of $147,316; and (vii) a line of credit bearing interest at the prime rate + 1.75% dated October 2012 in the amount of $650,000 and an outstanding balance of $0.

Additionally, ISP has several notes payable to certain entities in Riga, Latvia for the financing of equipment by ISP Latvia. The loans were originally for amounts ranging from $18,675 to $358,000 with interest accruing at rates ranging from EURIBOR 3 month + 3.50% to EURIBOR 3 month + 4.70%. Maturity dates range from January 2016 to August 2020 and collectively have an outstanding balance of $200,926. Two of ISP’s loans matured in January and June of 2016, respectively. The loan that matured in January 2016, was an overdraft credit line with a maximum available principal amount of approximately $272,000, carried interest at the 3-month EURIBOR rate + 4.0%, and was paid in full upon its maturity. The loan that matured in June 2016 was originated on June 22, 2011, was for the principal amount of approximately $250,000 and carried interest at the 3-month EURIBOR rate + 3.5%. The balance of this loan was amortized over the five-year life of the loan and was paid in full on June 22, 2016. The lender for both of the loans described above was Swedbank.

Cash Flows – Financings:

Net cash used for financing activities was approximately $586,000 in the nine months ended September 30, 2016 compared to net cash used for financing activities of approximately $185,000 for the nine months ended September 30, 2015, an increase of approximately $401,000. The increase was primarily attributed to the fact that ISP paid down a larger portion of its outstanding notes payable balance during the nine months ended September 30, 2016 as compared to the nine months ended September 30, 2015.

Cash Flows – Operating and Investing:

Cash flow provided by operations was approximately $1.52 million for the nine months ended September 30, 2016, an increase of approximately $366,000 compared to the nine months ended September 30, 2015. ISP expects cash flows provided by operations to continue to improve for the foreseeable future in part driven by ISP’s forecast for increased revenue as a result of identifiable and actionable growth opportunities and a growing market for infrared lenses. The increased revenue is likely to be partially offset by increased costs associated with selling, general and administrative expenses as well as income taxes payable as a result of higher taxable income in future periods.

During the nine months ended September 30, 2016, ISP capitalized approximately $655,000 in capital equipment, an increase of approximately $358,000 when compared with the nine months ended September 30, 2015 in which ISP expended approximately $297,000 on capital equipment. The majority of ISP’s capital expenditures during fiscal 2016 were related to the purchase of manufacturing equipment used to enhance operational efficiencies and reduce long-term costs.

Key Performance Indicators

ISP’s management team uses a variety of key performance indicators, both qualitative and quantitative, to regularly measure its performance and other trends or challenges seen in the industry. Typically, these metrics are more macro-level financial indicators that include: (i) revenue and shipments (in total and by product category), (ii) gross margins (in total and by product category), (iii) bookings, and (iv) sales backlog. ISP’s management team conducts variance analyses utilizing these metrics to compare actual results with budgets and identify and analyze historical trends across periods. The data produced via these analyses is used by ISP’s management to gain an understanding of the factors impacting ISP’s operating performance and to determine any necessary operating actions and changes.

Revenue Dollars by Product Category:

The following table sets forth revenue dollars by ISP’s five product groups for the full year ending December 31, 2015 and 2014 as well as the nine months ended September 30, 2016 and 2015. ISP recognizes revenue as orders are shipped, thus shipment data mirrors the revenue figures outlined below:

		Year ended			Nine months ended
		December 31,		%	September 30,
		2015	2014	Change	2016	2015	% Change
Revenue	Catalog	860,870	855,049	1%	730,471	671,207	9%
	Coating Services	733,953	782,661	(6)%	613,180	561,939	9%
	Custom Prototype	2,018,556	1,736,988	16%	1,087,723	1,205,653	(10)%
	Custom Volume	8,342,701	6,765,036	23%	6,648,421	6,416,943	4%
	Lens Assembly	159,058	192,011	(17)%	221,155	147,605	50%
	Total sales, net	12,115,138	10,331,745	17%	9,300,950	9,003,347	3%

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Overall, ISP’s revenue increased 17% for the twelve months ended December 31, 2015 as compared to the same period in 2014, with growth in shipments for most of ISP’s product groups, with particularly strong growth in ISP’s custom prototype and custom volume products groups.

ISP also exhibited growth of 3% for the nine months ended September 30, 2016 as compared to the same nine month period in 2015. ISP had significant growth in the catalog, coating services, and lens assembly product groups across this period. Catalog sales as well as coating services revenue both increased by 9%.

Gross Margins by Product Category:

The following table sets forth gross margins by ISP’s five product groups for the year ended December 31, 2015 and 2014 as well as the nine months ended September 30, 2016 and 2015:

		Year ended			Nine months ended
		December 31,		%	September 30,
		2015	2014	Change	2016	2015	% Change
Gross Margins	Catalog	494,722	458,266	8%	425,842	374,189	14%
	Coating Services	500,401	482,404	4%	374,635	397,174	(6)%
	Custom Prototype	681,700	632,149	8%	395,239	364,028	9%
	Custom Volume	2,799,464	1,335,151	110%	2,135,713	2,286,962	(7)%
	Lens Assembly	18,753	61,183	(69)%	40,144	16,708	140%
	Total gross margin	4,495,040	2,969,153	51%	3,371,574	3,439,061	(2)%

ISP’s gross margins increased year-over-year between 2015 and 2014 due in large part to an increase in topline revenue. As sales increased significantly in 2015, economies of scale and increased purchasing power allowed ISP to recognize significantly higher margins on the year, partially through volume discounts on purchased materials. ISP’s existing infrastructure and personnel allowed ISP to grow its sales without the need for significant increases in direct costs. In particular, the increase in gross margins for the custom prototype and volume product lines can be attributed to two factors: (i) a significant uptick in sales, with 2015 seeing sales increase by more than $1.5 million compared to the same period in 2014; and (ii) a shift in the product mix within custom products that produced more orders for higher margin products as compared to lower margin products. Given the highly customized nature of these products, margin profiles on individual orders can vary on a customer by customer, and even product by product basis.

For the nine months ended September 30, 2016, gross margins declined period-over-period, driven in large part by a decrease in margin on ISP’s custom volume products. Across most of ISP’s other products, including catalog, custom prototype, and lens assembly, gross margins for the first nine months of 2016 were flat or up from the same period in 2015. Similar to the change in year-over-year margins from 2014 to 2015, gross margins on ISP’s custom volume products inherently fluctuate as a direct result of the shift in customer orders for products with unique and specific requirements.

Bookings:

Another key metric used to measure the success of ISP’s sales efforts is quarterly bookings. ISP’s ability to generate new bookings is a strong driver of future revenue. The increase in bookings is primarily attributable to ISP’s continued success in expanding its existing business with its top core customers.

Bookings for the first nine months of 2016 are significantly higher than they were over the same period in 2015, as ISP saw a major increase in bookings for the month of July, driven by an order for approximately $1.2 million from ISP’s largest customer that is expected to get delivered in the first quarter of 2017. Bookings for the three months ended September 30, 2016 reached $3.7 million, an increase over the prior period in 2015 in which bookings for the quarter reached only $2.2 million. Bookings for fiscal 2015 were approximately $12.5 million compared to approximately $11.8 million for fiscal 2014.

Looking at the final quarter of 2016, ISP expects to see a significant uptick in bookings. This expectation is consistent with 2015 and 2014, in which ISP saw bookings of just over $5.0 million for the three months ended December 31, 2015 and approximately $5.4 million for the three months ended December 31, 2014. ISP consistently negotiates and books a new contract with one of its top customers in October, which is a significant driver of the increase in bookings for the final quarter of each year.

Sales Backlog:

ISP recognizes that sales growth is a key indicator of success. One important measure of the success of ISP’s sales efforts is captured in sales “backlog.” ISP defines its sales backlog as the total value of purchase orders signed by customers but not yet delivered.

ISP’s order flow remained strong in the first nine months of 2016 with solid bookings across all of its major end-markets, led by an uptick in custom volume orders from its top customer. Based on recent quote activity, ISP expects to show significant increases in revenue of custom prototype, coating services and custom volume products for 2017. Sales backlog at September 30, 2016 saw an uptick compared to the same period in 2015, increasing to approximately $5.8 million from $4.3 million in 2015. The increase in bookings in the quarter ending December 31, 2015 has helped drive the growth in sales backlog in 2016. At December 31, 2015, ISP sales backlog was approximately $6.2 million. ISP’s management did not look at sales backlog as a key performance indicator prior to fiscal 2015.

Additional key performance indicators include on time delivery metrics and return material authorization analysis. ISP uses on time delivery analysis through its Visual ERP system to assist in improving and maintaining its delivery schedule to customers. This metric analyzes the difference between delivery dates and due dates. By analyzing the deltas in delivery dates ISP can identify any areas within the manufacturing process that are causing delays and promptly address these issues through process improvement, capital expenditures, or additional hiring. ISP’s Visual ERP system allows it to see the impacts that each order, manufacturing constraint, and production bottleneck has on its deliveries. Production throughput and customer satisfaction are improved as a result.

Additionally, ISP monitors the ratio of the quantity of returned parts to the total amount of parts shipped to customers on a monthly basis. ISP’s goal is to incrementally decrease this ratio from month to month. For the first nine months of 2016, this ratio was approximately 0.3% compared to approximately 1.0% in 2015.

ISP also analyzes cost variances using data from Visual ERP. The bar code labor ticket tracking system, which is performed at each production operation, allows ISP to determine if a job took longer than estimated or if there were issues during production which caused the labor hours to exceed expectations. ISP also tracks material costs to identify if costs were in line with estimates made during the material RFQ process. This analysis allows ISP to understand where and why fluctuations occur in its business and helps ISP correct them.

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Off Balance Sheet Arrangements

ISP has no off-balance sheet arrangements.

Critical Accounting Policies

Management uses estimates and assumptions during the preparation of ISP’s consolidated financial statements that affect amounts reported in the consolidated financial statements and accompanying notes. Such estimates and assumptions could affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from these estimates.

Revenues. Revenues is recognized from product sales when products are shipped to the customer and title has changed hands, provided that ISP has received a valid purchase order, the price is fixed, title has transferred, collection of the associated receivable is reasonably assured, and there are no remaining significant obligations. Revenues are presented net of discounts.

Accounts Receivable. Accounts receivable are customer obligations due under normal trade terms. ISP performs continuing credit evaluations of its customers’ financial condition. If ISP’s actual collection experience changes, and ISP’s management deems any portion of accounts receivable as uncollectible, establishment and subsequent revisions to an allowance for doubtful accounts may be required. There was no allowance for doubtful accounts recorded by ISP for the periods ended September 30, 2016 and December 31, 2015.

Inventories. Inventories which consist principally of raw materials, work-in-process and finished optical components are stated at the lower of cost or market, on a first-in, first-out basis. Inventory costs include materials, labor, and manufacturing overhead. ISP considers the following criteria for their inventory reserve: items that are deemed to have low material usage over the previous two years are reserved at 50%; items that have had no movement during the past twelve months are reserved at 100%.

Long-Lived Assets. Long-lived assets such as property, plant, and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to its estimated discounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. No impairment charges were recorded for the nine months ended September 30, 2016 and 2015. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Intangible Assets. Customer relationships and product formulations were established as a result of a business combination consummated in ISP’s fiscal 2008. They are being amortized on a straight-line basis over the estimated economic life of the assets, or 10 years and were originally valued at $250,000. ISP assesses the recoverability of finite-lived intangible assets in the same manner as for long-lived assets, as described above. ISP did not recognize impairment of intangible assets during the nine months ending September 30, 2016 and 2015. Amortization expense recognized on intangible assets was $18,750 for each of the nine months ending September 30, 2016 and 2015.

Future amortization expense on intangible assets is estimated to be $6,250 for the remainder of fiscal 2016 and $25,000 and $12,500 for the years ended December 31, 2017 and 2018, respectively.

Income taxes. Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are computed on the basis of differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based upon enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances have been established to reduce deferred tax assets to the amount expected to be realized.

ISP has not recognized a liability for uncertain tax positions. A reconciliation of the beginning and ending amount of unrecognized tax benefits or penalties has not been provided since there has been no unrecognized benefit or penalty. If there were an unrecognized tax benefit or penalty, ISP would recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.

ISP files U.S. Federal income tax returns, and tax returns in various states and foreign jurisdictions. ISP’s open tax years subject to examination by the Internal Revenue Service and the New York Department of Revenue generally remain open for three years from the date of filing. ISP’s cash and cash equivalents totaled approximately $1.17 million at September 30, 2016. Of this amount, approximately 23% was held by ISP’s foreign subsidiary, ISP Latvia.

Fair Value of Financial Instruments. ISP accounts for financial instruments in accordance with ASC 820, which provides a framework for measuring fair value and expands required disclosure about fair value measurements of assets and liabilities. ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

•	Level 1 - Quoted prices in active markets for identical assets or liabilities.

•	Level 2 - Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable.

•	Level 3 - Unobservable inputs that are supported by little or no market activity, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of September 30, 2016.

The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash and cash equivalents, receivables, accounts payable and accrued liabilities. Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand. The fair value of ISP’s notes payable approximate their carrying value based upon current rates available to ISP.

ISP does not have any other financial or non-financial assets or liabilities that would be characterized as Level 2 or Level 3 instruments.

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SELECTED HISTORICAL FINANCIAL INFORMATION OF LIGHTPATH

The following table summarizes selected financial information that has been derived from our audited consolidated financial statements for the years ended June 30, 2016 and 2015 and our unaudited consolidated financial statements for the three months ended September 30, 2016 and 2015. You should read the information set forth below in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations with respect to us and our consolidated financial statements and notes thereto included elsewhere in this prospectus.

In 000’s except per share data	Fiscal Year ended June 30,
	2016	2015
Total Revenues	$17,272	$13,662
Cost of Sales	$7,968	$7,682
Operating Income (loss)	$2,009	$(259)
Net income (loss)	$1,415	$(715)
Basic Net income (loss) per share	$0.09	$(0.05)
Number of shares used in per share calculations - basic	15,401,893	14,711,586
Diluted Net income (loss) per share	$0.08	$(0.05)
Number of shares used in per share calculations - diluted	16,875,373	14,711,586

In 000’s
Total Assets	$15,589	$12,715
Working Capital	$7,939	$5,676
Stockholders’ Equity	$10,932	$8,000

In 000’s except per share data	Three Months ended September 30,
	2016	2015
Total Revenues	$5,000	$4,190
Cost of Sales	$2,166	$1,939
Operating Income	$391	$665
Net income (loss)	$140	$843
Basic Net income (loss) per share	$0.01	$0.06
Number of shares used in per share calculations - basic	15,616,855	15,239,366
Diluted Net income (loss) per share	$0.01	$0.05
Number of shares used in per share calculations - diluted	17,152,771	16,542,934

In 000’s
Total Assets	$16,207	$15,589
Working Capital	$8,014	$7,939
Stockholders’ Equity	$11,357	$10,932

49

SELECTED HISTORICAL FINANCIAL INFORMATION OF ISP

The following table summarizes selected financial information that has been derived from ISP’s audited consolidated financial statements for the years ended December 31, 2015 and 2014 and the unaudited consolidated financial statements for the nine months ended September 30, 2016 and 2015. You should read the information set forth below in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations with respect to ISP and the consolidated financial statements and notes thereto included elsewhere in this prospectus.

In 000’s	Nine Months Ended September 30,		Year ended December 31,
	2016	2015	2015	2014
Total Revenues	$9,300	$9,000	$12,115	$10,332
Cost of Sales	$5,929	$5,564	$7,620	$7,363
Operating Income	$1,259	$1,495	$1,783	$249
Net income	$1,032	$1,215	$1,470	$240

In 000’s
Total Assets	$5,777	$5,078	$5,782	$4,206
Working Capital	$2,064	$1,577	$1,536	$199
Stockholders’ Equity	$3,741	$2,466	$2,698	$1,351

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UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements and related notes are based on our and ISP’s historical financial statements after giving effect to the proposed Acquisition of ISP, and the assumptions, reclassifications, and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2016 is presented as if the Acquisition of ISP had occurred on September 30, 2016. The unaudited pro forma condensed combined statement of comprehensive income for the year ended June 30, 2016 and the three months ended September 30, 2016 is presented as if the Acquisition of ISP had occurred on July 1, 2015 with recurring Acquisition-related adjustments reflected in such period. The pro forma adjustments to the unaudited pro forma condensed combined financial statements reflect events that are directly attributable to the Acquisition.

Determination of the ISP Purchase Price and allocations of such Purchase Price used in the unaudited pro forma condensed combined financial statements are based upon preliminary estimates and assumptions. These preliminary estimates and assumptions could change during the Purchase Price measurement period, provided under generally accepted accounting principles (up to one year from the Acquisition closing date), as we finalize the valuations of the net tangible assets and intangible assets. Any change could result in material variances between our future financial results and the amounts presented in these unaudited condensed combined financial statements, including variances in fair values recorded, as well as expenses associated with these items.

The following unaudited pro forma condensed combined financial statements are prepared for illustrative purposes only and are not necessarily indicative of or intended to represent the results that would have been achieved had the transaction been consummated as of the date indicated or that may be achieved in the future. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and associated cost savings that we may achieve with respect to the combined companies.

The unaudited pro forma condensed combined financial statements should be read in conjunction with our historical consolidated financial statements and accompanying notes included in this prospectus, and ISP’s historical consolidated financial statements and related notes included in this prospectus.

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LIGHTPATH TECHNOLOGIES, INC.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2016

	Historical
Assets	LightPath Technologies, Inc.	ISP Optics Corporation	Pro Forma Adjustments		Notes	Pro Forma Combined
Current assets:

Cash and cash equivalents	$3,583,772	$1,171,224		$(1,171,224)	(a)	$5,116,508
				9,288,650	(b)
				4,920,000	(c)
				(12,675,914)	(d)
Trade accounts receivable, net	3,313,420	1,051,216		(56,870)	(g)	4,307,766
Inventories, net	3,984,376	983,083		244,971	(d)	5,212,430
Other receivables	120,326	—				120,326
Prepaid expenses and other assets	581,377	134,542				715,919
Total current assets	11,583,271	3,340,065				15,472,949

Property and equipment, net	4,516,820	2,237,853		2,285,117	(d)	9,039,790
Related part note receivable	—	110,000		(110,000)	(a)	—
Intangible assets, net	—	43,750		(43,750)	(a)	10,759,000
				10,759,000	(d)
Goodwill	—	—		1,202,425	(d)	1,202,425
Other assets	106,964	45,359				152,323
Total assets	$16,207,055	$5,777,027	$			$36,626,487

Liabilities and Stockholders’ Equity

Current liabilities:

Accounts payable	$1,442,736	$349,331		$(56,870)	(g)	$1,735,197
Accrued liabilities	489,267	343,596				832,863
Accrued payroll and benefits	1,470,774	—				1,470,774
Income tax payable	—	211,126		(211,126)	(a)	—
Loan payable, current portion	—	372,053		(372,053)	(a)	984,000
				984,000	(c)
Capital lease obligation, current portion	166,454	—				166,454
Total current liabilities	3,569,231	1,276,106				5,189,288

52

LIGHTPATH TECHNOLOGIES, INC.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2016

	Historical
	LightPath Technologies, Inc.	ISP Optics Corporation	Pro Forma Adjustments	Notes	Pro Forma Combined

Capital lease obligation, less current portion	$143,619	$—			$143,619
Deferred rent	515,856	—			515,856
Other payables	—	247,983			247,983
Notes payable, less current portion	—	504,355	(504,355)	(a)	—
Deferred tax liability	—	8,031	(8,031)	(a)	—
Warrant liability	621,469	—			621,469
Loan payable, less current portion	—	—	3,936,000	(c)	9,262,742
			5,326,742	(d)
Total liabilities	4,850,175	2,036,475			15,980,957

Stockholders’ equity:
Preferred stock: Series D	—	—			—
Common stock	156,533	—	61,350	(b)	217,883
Additional paid-in capital	214,913,912	—	9,227,300	(b)	224,141,212
Accumulated other comprehensive income	157,661	—			157,661
Retained earnings (Accumulated deficit)	(203,871,226)	3,740,552	(229,409)	(a)	(203,871,226)
			(3,511,143)	(d)
Total stockholders’ equity	11,356,880	3,740,552			20,645,530
Total liabilities and stockholders’ equity	$16,207,055	$5,777,027			$36,626,487

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

53

LIGHTPATH TECHNOLOGIES, INC.

Unaudited Pro Forma Condensed Combined Statement of Comprehensive Income
For the three months ended September 30, 2016

	Historical
	LightPath Technologies, Inc.	ISP Optics Corporation	Pro Forma Adjustments	Notes	Pro Forma Combined
Product sales, net	$5,000,229	$2,911,035	$(71,465)	(g)	$7,839,799
Cost of sales	2,166,481	1,938,357	(71,465)	(g)	4,139,130
			105,757	(e)
Gross margin	2,833,748	972,678			3,700,669
Operating expenses:
Selling, general and administrative	2,165,062	516,456	(67,362)	(k)	2,050,684
			13,152	(e)
			(92,886)	(i)
			(483,738)	(j)
New product development	278,018	—	61,112	(k)	339,130
Amortization of intangibles	—	—	6,250	(k)	373,400
			373,400	(e)
	_________	________	(6,250)	(h)	_________
Total costs and expenses	2,443,080	516,456			2,763,214
Operating income	390,668	456,222			937,455
Other income (expense)
Interest expense	(6,941)	(12,818)	(57,500)	(f)	(127,448)
			(59,838)	(f)
			12,818	(f)
			(3,169)	(f)
Interest expense - debt costs	—	—	(4,000)	(f)	(4,000)
Change in fair value of warrant liability	43,500	—			43,500
Other income (expense)	(21,531)	(29,630)			(51,161)
Net income before taxes	405,696	413,774			798,346
Income taxes	265,200	207,114		(l)	472,314
Net income	$140,496	$206,660			$326,032
Income per share - basic	$0.01	na			$0.01
Number of shares used in per share calculation - basic	15,616,855	—	6,134,969	(b)	21,751,824
Income per common share - diluted	$0.01	na			$0.01
Number of shares used in per share calculation - diluted	17,152,771	—	6,134,969	(b)	23,287,740
Foreign currency translation adjustment	31,553	21,332			52,885
Comprehensive income	$172,049	$227,992			$378,917

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

54

LIGHTPATH TECHNOLOGIES, INC.

Unaudited Pro Forma Condensed Combined Statement of Comprehensive Income
For the year ended June 30, 2016

	Historical
	LightPath Technologies, Inc.	ISP Optics Corporation	Pro Forma Adjustments	Notes	Pro Forma Combined
Product sales, net	$17,272,238	$12,374,318	$(70,946)	(g)	$29,575,610
Cost of sales	7,967,728	8,142,135	(70,946)	(g)	16,169,243
			130,326	(e)
Gross margin	9,304,510	4,232,183			13,406,367
Operating expenses:
Selling, general and administrative	6,581,218	2,987,357	(202,710)	(k)	8,240,840
			5,752	(e)
			(732,284)	(i)
			(218,392)	(j)
New product development	668,840	—	177,710	(k)	846,550
Amortization of intangibles	—	—	25,000	(k)	1,120,200
			1,120,200	(e)
			(25,000)	(h)
Loss on disposal of equipment	45,037	—			45,037
Total costs and expenses	7,295,095	2,987,357			10,432,728
Operating income	2,009,415	1,244,826			2,973,639
Other income (expense)
Interest expense	(37,627)	(62,786)	(230,000)	(f)	(677,266)
			(268,634)	(f)
			62,786	(f)
			(141,005)	(f)
Interest expense - debt costs	—	—	(16,000)	(f)	(16,000)
Change in fair value of warrant liability	(52,454)	—			(52,454)
Other income (expense)	(305,444)	116,741			(188,703)
Net income before taxes	1,613,890	1,298,781			2,039,215
Income taxes	199,275	309,475		(l)	508,750
Net income before noncontrolling interest	$1,414,615	$989,306			$1,530,465
Net income attributable to noncontrolling interest	—	11,548	(11,548)	(i)	—
Net income attributable to ISP Optics Corporation	$1,414,615	$977,758			$1,530,465
Income per share - basic	$0.09	na			$0.07
Number of shares used in per share calculation - basic	15,401,893	—	6,134,969	(b)	21,536,862
Income per common share - diluted	$0.08	na			$0.07
Number of shares used in per share calculation - diluted	16,875,383	—	6,134,969	(b)	23,010,352
Foreign currency translation adjustment	75,428	(129,148)			(53,720)
Comprehensive income	$1,490,043	$848,610			$1,476,745

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

55

LIGHTPATH TECHNOLOGIES, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. BASIS OF PRESENTATION

The adjustments to the historical financial statements give pro forma effect to events that are (i) directly attributable to each specific transaction, (ii) factually supportable, and (iii) either expected to have a continuing impact or are nonrecurring. The financial information included in the unaudited pro forma condensed combined balance sheet and statement of comprehensive income is prepared in accordance with accounting principles generally accepted in the United States of America.

The business combination was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, the Company has preliminarily estimated the fair value and useful lives of the acquired assets and assumed liabilities of ISP.

The pro forma condensed combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The combined pro forma financial information does not reflect the realization of any expected cost savings or other synergies from the acquisition of ISP.

2. DESCRIPTION OF ACQUISITION & FINANCING

On August 3, 2016, we entered into the Stock Purchase Agreement, by and among ISP, the ISP Stockholders, and the Company, pursuant to which the Company will acquire the Purchased Shares from the ISP Stockholders. ISP is a New York-based manufacturer of precision optics. ISP has one wholly-owned subsidiary, ISP Latvia, a limited liability company formed under the laws of the Republic of Latvia. Following the closing of the Acquisition, ISP will become the Company’s wholly-owned subsidiary.

The Company will acquire the Purchased Shares for $18 million, to be paid in a combination of the Cash Amount and the Note. The Cash Amount, subject to a net working capital adjustment, debt adjustment, and cash adjustment as provided in the Stock Purchase Agreement, will not be less than $12 million, although the Company may elect to increase the Cash Amount to up to $15 million, in each case as adjusted pursuant to the SPA, with the balance of the Purchase Price evidenced by the Note. The aggregate original principal amount of the Note will equal the Purchase Price less the Cash Amount, as adjusted pursuant to the Stock Purchase Agreement, but in no event less than $3 million.

During the Initial Period, interest will accrue on only the unpaid principal amount of the Note in excess of $2.7 million at an interest rate equal to ten percent (10%) per annum. After the Initial Period, interest will accrue on the entire unpaid principal amount of the Note outstanding, at an interest rate equal to ten percent (10%) per annum. Interest is payable semi-annually in arrears. The term of the Note is five years, and any unpaid interest and principal, together with any other amounts payable under the Note, is due and payable on the maturity date. The Company may prepay the Note in whole or in part anytime without penalty or premium. If the Company does not pay any amount payable when due, whether at the maturity date, by acceleration, or otherwise, such overdue amount will bear interest at a rate equal to twelve (12%) per annum from the date of such non-payment until the Company pays such amount in full.

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3. PRELIMINARY PURCHASE PRICE ALLOCATION

We are required to allocate the purchase price to acquired tangible assets, identifiable intangible assets, and assumed liabilities based on their fair values. Management has not yet finalized its valuation analysis, and therefore the allocation of the purchase price is based on fair value estimates that are still preliminary and subject to change. There can be no assurances that these final valuations will not result in material changes to the estimated allocation.

The following table reflects the allocation of the purchase price (net of a reduction of $324,086, representing the preliminary estimated net working capital adjustment and an increase of $326,742 as the markup for the fair value of the Note issued to the ISP Stockholders), to the estimated fair values assigned to the acquired tangible assets, identifiable intangible assets, and assumed liabilities, with the excess recorded as goodwill.

As of September 30, 2016
(unaudited)
Other current assets	$2,413,812
Property and Equipment	4,522,970
Other assets	45,359
Identifiable intangible assets	10,759,000
Goodwill	1,202,425
Total assets	$18,943,566
Current liabilities	692,927
Long term liabilities	247,983
Net assets acquired	$18,002,656

4. NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(a) Reflects the elimination of items which were not purchased or assumed in the Acquisition.

(b) The Cash Amount of the ISP Purchase Price is not less than $12 million, although the Company may elect to increase the Cash Amount to up to $15 million, subject to adjustment as provided in the Securities Purchase Agreement. We intend to fund the Cash Amount, as well as transaction and integration expenses associated with the Acquisition, with a combination of net proceeds from (i) an acquisition term loan from a third party lender and (ii) the offering and sale of our Class A Common Stock. We do not know at this time how much of the Cash Amount will be funded through the third party acquisition loan and how much will be funded through the net proceeds from the sale of our Class A Common Stock. Our determination of the number of shares of our Class A Common Stock we will offer and sell in connection with the Acquisition is subject to a number of variables which cannot be quantified at this time. These variables include the actual amount of transaction and integration expenses that we will incur related to the Acquisition, the acquisition loan amount available to us under, and the terms and conditions of, the acquisition loan we are pursuing, and the number of shares of, and price at which, our Class A Common Stock will be sold in the offering. We may also seek to increase the Cash Amount we pay at closing to reduce the amount of debt that will be evidenced by the Note. For purposes of these Unaudited Pro Forma Condensed Combined Financial Statements, we have estimated that we will issue 6,134,969 shares of Class A Common Stock resulting in gross proceeds of $10,000,000, and incur transaction expenses of $711,350 in connection with the Acquisition. The estimated number of shares is based on the average closing price for the 5-trading days proceeding November 11, 2016. The number of shares of Class A Common Stock we will offer and sell in the offering, the gross proceeds resulting therefrom, and the amount of transaction and integration expenses we will incur in connection with the Acquisition may differ materially from these estimates.

(c) Reflects a proposed acquisition term loan from a third party lender, representing $5,000,000 in term debt, which is expected to close concurrent with the Acquisition, as discussed in Note 2. This includes a netting of principal with estimated debt issuance costs of $80,000.

(d) Reflects the provisional adjustment of intangible assets acquired by the Company to their fair values, and elimination of historical equity of ISP, as well as the cash payment of $13,000,000, less a reduction of $324,086 for an estimated net working capital adjustment, and the markup for the fair value of the $5 million Note issued to the ISP Stockholders, which accrues at an interest rate of 10% per annum on the balance above $2.7 million, during the Initial Period, see Note 2. The Note issued to the ISP Stockholders was recorded at the fair value of $5,326,742, which is the present value of the Note and the present value of all future interest payments using 7% as the interest rate over the five-year term. The increase for the fair value will be amortized, over the Note’s five-year term, using the effective interest rate method.

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As part of the preliminary valuation analysis, the Company identified intangible assets, including customer relationships, customer backlog, trade secrets, trademarks and non-compete agreements. The customer relationships, customer backlog, trade secrets, trademarks and non-compete agreements were determined to have estimated values of $5,633,000, $261,000, $2,546,000, $2,290,000 and $29,000, respectively, and estimated useful lives of 15, 2, 8, 8, and 3 years, respectively. The estimated fair value of identifiable intangible assets is determined primarily using the “income approach”, which requires a forecast of all future cash flows. This also reflects a $2,285,117 adjustment to increase the basis of the acquired property, plant and equipment to reflect fair value of the assets at acquisition date. The estimated useful lives range from 3 years to 7 years. Depreciation and amortization on intangible assets and property, plant and equipment is calculated on a straight-line basis. This also reflects a $244,971 adjustment to increase the basis of the acquired inventory to reflect fair value of the inventory at the Acquisition date.

(e) Reflects an estimated net increase in depreciation expense of $136,078 and amortization expense of $1,120,200 for the year ended June 30, 2016. Reflects an estimated net increase in depreciation expense of $118,909 and amortization expense of $373,400 for the three months ended September 30, 2016.

(f) Reflects (i) elimination of interest expense on ISP debt not assumed in the Acquisition, (ii) accrued interest on the outstanding principal amount of the Note issued to the ISP Stockholders in excess of $2.7 million at an interest rate equal to 10% per annum, (iii) accrued interest on the outstanding principal amount of the proposed credit facility, which is expected to close concurrent with the Acquisition, and which is discussed in Note 2, at an interest rate equal to prime + 2%, or 5.5%, (iv) amortization of premium on Note issued to the ISP Stockholders, using the effective interest rate method, and (v) amortization of debt discount related to issuance costs, which are being amortized over the five year term of the credit facility.

	Year Ended June 30, 2016	Three Months Ended September 30, 2016
Elimination of interest expense on ISP debt	$62,786	$12,818
Estimated interest expense on Note to the ISP stockholders*	(230,000)	(57,500)
Estimated interest expense on a proposed credit facility**	(268,634)	(59,838)
Amortization of premium on debt	(141,005)	(3,169)
Amortization of new debt discount	(16,000)	(4,000)
Pro forma adjustments to interest expense, net	$(592,853)	$(111,689)

* Interest estimated using the stated rate of 10.0% per annum. Interest is not paid on $2.7 million of the Note issued to the ISP Stockholders for the first 15 months.

** Interest estimated using a rate of 5.5% per annum. The proposed credit facility is a five-year note with interest only due for the first six months. The principal is due monthly over the remaining 54 months.

(g) Reflects the elimination of intercompany sales of $4,096 for LightPath and $66,850 for ISP for fiscal 2016. Reflects the elimination of intercompany sales of $40,000 for LightPath and $31,465 for ISP for the three months ended September 30, 2016. Reflects elimination of intercompany receivables of $40,000 for LightPath and $16,870 for ISP as of September 30, 2016.

(h) Reflects the elimination of $25,000 of amortization expense for fiscal 2016 and $6,250 for the three months ended September 30, 2016 associated with previous ISP intangibles not assumed with the Acquisition.

(i) Reflects the elimination of certain fees of ISP and net income attributable to non controlling interest. The fees were incurred by ISP and will no longer be paid upon the acquisition date. The fees include: excess compensation paid to the two owners, officer life insurance expenses, rent for apartments for the owners, and professional services for banking and legal fees to sell ISP.

(j) Reflects the elimination of non-recurring transaction expenses incurred by LightPath of $218,392 for the year ended June 30, 2016 and $483,738 for the three months ended September 30, 2016.

(k) Represents reclassification adjustments to conform to LightPath’s presentation.

(l) Does not reflect any adjustment to income tax expense, as the impact is not considered significant.

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MANAGEMENT

Directors and Executive Officers

Each of our directors serves until his or her successor is elected and qualified. Currently, we have seven directors. The Class I directors’ term expires at the annual meeting of stockholders proposed to be held in 2017. The Class II directors’ term expires at the annual meeting of stockholders proposed to be held in 2019. The Class III directors’ term expires at the annual meeting of stockholders proposed to be held in 2018.

The table below lists each director, each such director’s committee memberships, the chairman of each committee, and each such director’s class.

Committees

Name	Audit	Compensation	Finance	Nominating & Governance	Class
Robert Ripp		☑	☑	☑	I
J. James Gaynor					I
Sohail Khan		☑	☑	☑	II
Steven Brueck	☑				II
Louis Leeburg	☑	☑		☑	III
M. Scott Faris	☑		☑		II
Xudong Zhu			☑		III
Craig Dunham	☑				III
Committee Chairman:	Leeburg	Ripp	Khan	Ripp

The following is an overview of the biographical information for each of our directors and officers, including their age, the year they became directors or officers, their principal occupations or employment for at least the past five years, and certain of their other directorships.

Class I Directors Robert Ripp, 75 Director (Chairman of the Board)

Mr. Ripp has served as one of our directors since 1999 and as Chairman of the Board since November 1999. During portions of fiscal year 2002 he also served as our Interim President and Chief Executive Officer. Previously, Mr. Ripp served on the board of directors of Ace Limited (“Ace”) from March 1993 to June 2016. In January 2016, Ace announced its acquisition of Chubb Limited and changed its name to Chubb Limited. Mr. Ripp also previously served on the board of directors of PPG Industries (“PPG”) from March 2003 to June 2016 and Axiall Corporation (“Axiall”) from February 2013 to June 2016. Ace, PPG, and Axiall all are listed on the New York Stock Exchange. Mr. Ripp has previous management experience, including serving as AMP Incorporated’s Chairman and Chief Executive Officer from August 1998 until April 1999 and as Vice President and Treasurer of IBM of Armonk, New York from 1989 to 1993. Mr. Ripp graduated from Iona College and earned a Master’s degree in Business Administration from New York University. Mr. Ripp’s extensive business, executive management, and financial expertise gained from various executive positions coupled with his ability to provide leadership skills to access strategic plans, business operational performance, and potential mergers and acquisitions, qualify him for service as one of our directors.

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J. James Gaynor, 65 President & Chief Executive Officer, Director	Mr. Gaynor has served as our President, Chief Executive Officer, and as a director since January 2008, and, prior to that, served as Interim Chief Executive Officer commencing in September 2007. From July 2006 to September 2007, Mr. Gaynor previously served as our Corporate Vice President of Operations. Mr. Gaynor is also a director of LPOI, our wholly owned subsidiary, located in Jiading, People’s Republic of China, and LPOIZ, our wholly owned subsidiary, located in the New City District, of the Jingsu province of the People’s Republic of China. Mr. Gaynor is a mechanical engineer with over 30 years of business and manufacturing experience in volume component manufacturing in the electronics and optics industries. Prior to joining us, Mr. Gaynor served as Director of Operations and Manufacturing for Puradyn Filter Technologies, the Vice President of Operations and General Manager for JDS Uniphase Corporation’s Transmission Systems Division and has also held various executive positions with Spectrum Control, Rockwell International, and Corning Glass Works. Mr. Gaynor holds a Bachelor’s degree in Mechanical Engineering from the Georgia Institute of Technology and has worked in the manufacturing industries since 1976. His experience includes various engineering, manufacturing, and management positions in specialty glass, electronics, telecommunications components, and mechanical assembly operations. His global business experience encompasses strategic planning, budgets, capital investment, employee development, cost reduction programs with turnaround and startup companies, acquisitions, and management. Mr. Gaynor has an in-depth knowledge of the optics industry gained through over 25 years of working in various capacities in the industry and understands the engineering aspects of our business, due to his engineering background. Mr. Gaynor’s experience and knowledge is necessary to lead us and qualify him for service as one of our directors.

Class II Directors

Sohail Khan, 62 Director	Mr. Khan has served as one of our directors since February 2005. Since September 2015, he has served as the President and Chief Executive Officer of ViSX Systems Inc., a pioneer and leader in media processing semiconductor solutions for video over IP streaming solutions. From May 2013 to July 2014, he served as the Chief Executive Officer and a director of Lilliputian Systems, a developer of portable power products for consumer electronics. From July 2011 to April 2013, he has served as the managing partner of K5 Innovations, a technology consulting venture. He was the President and Chief Executive Officer and a member of the board of directors of SiGe Semiconductor (“SiGe”), a leader in silicon based radio frequency front-end solutions from April 2007 until it was acquired by Skyworks Solutions Inc. in June 2011. Prior to SiGe, Mr. Khan was Entrepreneur in Residence and Operating Partner of Bessemer Venture Partners, a venture capital group focused on technology investments. From 2007 to 2012, Mr. Khan served on the board of directors for Gainspan Corporation. Mr. Khan received a Bachelor of Science in Electrical Engineering from the University of Engineering and Technology in Pakistan. Additionally, he received a Master’s of Business Administration from the University of California at Berkeley. Mr. Khan is currently on the board of directors of Intersil Corporation, which is listed on the NASDAQ Global Select Market and VIXS Systems, Inc. Mr. Khan’s experience in venture financing, specifically technology investments, is an invaluable asset Mr. Khan contributes to the Board composition. In addition, Mr. Khan’s significant experience in executive management, profit and loss management, mergers and acquisitions, and capital raising, as well as his background in engineering qualifies him for service as one of our directors.

Dr. Steven Brueck, 72 Director

Dr. Brueck has served as one of our directors since July 2001. He is a Distinguished Professor Emeritus of Electrical and Computer Engineering and of Physics at the University of New Mexico in Albuquerque, New Mexico, which he joined in 1987. Although he retired in 2014, he remains active as a University of New Mexico Research Professor. From 1986 to 2013, he served as Director of the Center for High Technology Materials. He is a graduate of Columbia University with a Bachelor of Science degree in Electrical Engineering and a graduate of the Massachusetts Institute of Technology where he received his Masters of Science degree in Electrical Engineering and Doctorate of Science degree in Electrical Engineering. Dr. Brueck is a fellow of The Optical Society, the Institute of Electrical and Electronics Engineers, the American Association for the Advancement of Science, and the National Academy of Inventors. Dr. Brueck’s expertise in optics and optics applications, as well as his extensive forty years of research experience in optics, lasers, detectors, lithography, nonlinear optics, and related fields qualify him for service as one of our directors.

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M. Scott Faris, 51 Director

Mr. Faris has served as a director of the Company since December 2011. Mr. Faris is an experienced entrepreneur with almost two decades of operating, venture-financing and commercialization experience, involving more than 20 start-up and emerging-growth technology companies. In June 2013, Mr. Faris founded Aerosonix, Inc. (formerly MicroVapor Devices, LLC), a privately held developer and manufacturer of advanced medical devices, and served as its Chief Executive Officer. In 2002, Mr. Faris also founded the Astralis Group, a strategy advisor that provides consulting to start-up companies and, since 2004, Mr. Faris has served as its Chief Executive Officer. In August 2007, Mr. Faris founded Planar Energy, a company that developed transformational ceramic solid state battery technology and products, and served as its Chief Executive Officer until June 2013. Planar Energy is a spin-out of the U.S. Department of Energy’s National Renewable Energy Laboratory. From October 2004 to June 2007, Mr. Faris was a partner with Corporate IP Ventures (formerly known as MetaTech Ventures), an early stage venture fund specializing in defense technologies. Mr. Faris also previously served as the Chairman and Chief Executive Officer of Waveguide Solutions, a developer of planar optical light wave circuit and micro system products, and as a director and Chief Operating Officer of Ocean Optics, Inc., a precision-optical-component and fiber-optic-instrument spin-out of the University of South Florida. Mr. Faris was also the founder and Chief Executive Officer of Enterprise Corporation, a technology accelerator, served as a director of the Florida Seed Capital Fund and Technology Commercialization at the Center for Microelectronics Research, and the chairman of the Metro Orlando EDC. Mr. Farris received a Bachelor of Science degree in Management Information Systems from Penn State University in 1988. Mr. Faris is currently on the board of directors of Open Photonics, Inc. and Aerosonix, Inc., both of which are private companies. Mr. Faris’s significant experience in executive management positions at various optical component companies, his experience in the commercialization of optical and opto-electronic component technology, and his background in optics, technology, and venture capital qualify him for service as one of our directors.

Class III Directors

Louis Leeburg, 62 Director	Mr. Leeburg has served as one of our directors since May 1996. Mr. Leeburg is currently a self-employed business consultant. Since 1993, Mr. Leeburg has served as the senior financial advisor of The Fetzer Institute, and before that he served as the Vice President for Finance. Mr. Leeburg was an audit manager for Price Waterhouse & Co. until 1980. He is a member of Financial Foundation Officers Group and the chairman and trustee for the John E. Fetzer Memorial Trust Fund. Mr. Leeburg received a Bachelor of Science degree in Accounting from Arizona State University. Mr. Leeburg has a broad range of experience in accounting and financial matters. His expertise gained in various roles in financial management and investment oversight for over thirty years, coupled with his knowledge gained as a certified public accountant, add invaluable knowledge to our Board and qualify him for service as one of our directors.

Craig Dunham, 60 Director	Mr. Dunham has served as one of our directors since April 2016, and prior to his appointment to the Board, he served as a consultant to the Board beginning in March 2014. Since March 2015, he has served as an Operating Partner with Clarity Corporate Growth, a merger and acquisition advisory firm, as well as doing business consulting. From May 2011 until March 2015, Mr. Dunham served as the Chief Executive Officer of Applied Pulsed Power Inc. (“APP”), a pulsed power components and systems company near Ithaca, New York. Mr. Dunham currently serves as a director of APP. From 2004 until 2011, Mr. Dunham was President, Chief Executive Officer and director of Dynasil Corporation (“Dynasil”), a NASDAQ listed company. He continues to be a director at Dynasil and is a member of their audit committee. Prior to joining Dynasil, Mr. Dunham spent approximately one year partnering with a private equity group to pursue acquisitions of mid-market manufacturing companies. From 2000 to 2003, he was Vice President/General Manager of the Tubular Division at Kimble Glass Corporation. From 1979 to 2000, he held progressively increasing leadership responsibilities at Corning Incorporated (“Corning”) in manufacturing, engineering, commercial, and general management positions. At Corning, Mr. Dunham delivered results in various glass and ceramics businesses including optics and photonics businesses. Mr. Dunham earned a Bachelor of Science degree in Mechanical Engineering and a Master’s degree in Business Administration from Cornell University. Mr. Dunham’s expertise in executive leadership, financial, operations and management, business acumen, optics/photonics market knowledge, and knowledge of the acquisitions process, qualifies him for service as one of our directors.

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Executive Officers Who Do Not Serve as Directors

Dorothy Cipolla, 60 Chief Financial Officer, Secretary and Treasurer	Ms. Cipolla has served as our Chief Financial Officer, Secretary, and Treasurer since February 2006. Ms. Cipolla has also served as a director of LPOI since 2006 and LPOIZ since 2013. From March 2004 to February 2006, Ms. Cipolla was Chief Financial Officer and Secretary of LaserSight Technologies, Inc. (“LaserSight”). Prior to joining LaserSight, she served in various financial management positions. From 1994 to 1999, she was Chief Financial Officer and Treasurer of Network Six, Inc., a NASDAQ-listed professional services firm. From 1999 to 2002, Ms. Cipolla was Vice President of Finance with Goliath Networks, Inc., a privately held network consulting company. From 2002 to 2003, Ms. Cipolla was Department Controller of Alliant Energy Corporation, a regulated utility. She received a Bachelor of Science degree in Accounting from Northeastern University and is a Certified Public Accountant in Massachusetts.

Alan Symmons, 44 Executive Vice President of Operations

Mr. Symmons has served as our Executive Vice President of Operations since February 2015. Previously, Mr. Symmons served as our Vice President of Corporate Engineering beginning in September 2010 and our Director of Engineering from October 2007 to September 2010. Prior to that, Mr. Symmons served as our Opto-Mechanical Manager from October 2006 to October 2007. Prior to joining us, Mr. Symmons was Engineering Manager for Aurora Optical, a subsidiary of Multi-Fineline Electronix (“MFLEX”), dedicated to the manufacture of cell phone camera modules. From 2000 to 2006, Mr. Symmons worked for Applied Image Group – Optics (“AIG/O”), a recognized leader in precision injection molded plastic optical components and assemblies, working up to Engineering Manager. AIG/O was purchased by MFLEX in 2006. Prior to 2000, Mr. Symmons held engineering positions at Ryobi N.A., SatCon Technologies, and General Dynamics. Mr. Symmons has a Bachelor of Science degree in Mechanical Engineering from Rensselaer Polytechnic Institute and a Master’s degree in Business Administration from the Eller School of Management at the University of Arizona.

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Certain Relationships And Related Party Transactions And Director Independence

Related Party Transactions

When we are contemplating entering into any transaction in which any executive officer, director, nominee or any family member of the foregoing would have any direct or indirect interest, regardless of the amount involved, the terms of such transaction have to be presented to the full Board (other than any interested director) for approval. The Board has not adopted a written policy for related party transaction review but when presented with such transaction, the transaction is discussed by the full Board and documented in the Board minutes.

Since July 1, 2015, the beginning of our last full fiscal year, we have had no related party transactions.

Director Independence

In accordance with NCM and SEC rules, the Board affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted, which include all elements of independence set forth in the NCM listing standards. Based on these standards, the Board determined that each of the following non-employee directors serving during fiscal 2016 was independent and had no relationship with us, except as our director and stockholder:

Robert Ripp	Steven Brueck
Sohail Khan	M. Scott Faris
Louis Leeburg	Xudong Zhu
Craig Dunham

Dr. Zhu resigned as a director effective as of September 6, 2016.

All members of the Audit, Compensation, and Nominating and Governance Committees are also independent.

The Board approved an amended and restated Code of Business Conduct and Ethics on April 28, 2016 (the “Code”). The Code applies to all of our employees, officers, and directors, including our principal executive officer, principal financial offer, and principal accounting officer or controller, or persons performing similar functions. The Board also approved an amended and restated Code of Business Conduct and Ethics for Senior Financial Officers (the “Senior Financial Officer Code”), which applies to our Chief Executive Officer, Chief Financial Officer, principal accounting officer, controller, accounting manager, and persons performing similar functions. Copies of the Code and Senior Financial Officer Code are posted on our website at www.lightpath.com.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain compensation awarded to, earned by or paid to (i) our Chief Executive Officer and (ii) our two other most highly compensated executive officers serving as executive officers at the end of fiscal 2016, which includes our Chief Financial Officer. We did not have any individuals for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer as of the end of fiscal 2016.

Name and Position	Fiscal Year	Salary ($)		Option Awards ($) (1)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($) (2)	Total ($)
(a)	(b)	(c)		(f)		(g)		(i)	(j)
J. James Gaynor	2016	285,385	(3)	237,110	(4)	138,188	(4)	—	660,683
President & Chief Executive Officer	2015	285,435		127,864	(5)	70,000	(5)	—	483,299
Dorothy M. Cipolla	2016	190,000	(6)	79,438	(4)	46,885	(4)	—	316,323
Chief Financial Officer, Treasurer & Secretary	2015	193,704		52,955	(5)	35,625	(5)	—	282,284
Alan Symmons	2016	197,500	(7)	83,156	(4)	49,353	(4)	—	330,009
Executive Vice President of Operations	2015	189,954		65,627	(5)	40,000	(5)	—	295,581

Notes:

(1)	For valuation assumptions on stock option awards refer to Note 8 to the Consolidated Financial Statements included as part of this prospectus. The disclosed amounts reflect the fair value of the stock option awards that were earned during fiscal years ended June 30, 2016 and 2015 in accordance with FASB ASC Topic 718.

(2)	Other Compensation, as defined by SEC rules does not include the amounts that qualify under the applicable de minimis rule for all periods presented. The de minimis rule does not require reporting of perquisites and other compensation that totals less than $10,000 in the aggregate. The nature of these compensatory items include our contribution toward the premium costs for employee and dependent medical, life, and disability income insurances, benefits generally available to our employees.

(3)	Mr. Gaynor’s base salary was 43% of his total compensation for fiscal 2016 and 59% of his total compensation for fiscal 2015.

(4)	Based on the achievement of certain criteria, the named executive officers partially earned their respective incentive bonus awards for fiscal 2016. Pursuant to the terms of the Plan, the earned portion of each named executive officer’s award is to be paid out 50% in cash and 50% in stock option awards; however, even though the awards were earned for fiscal 2016, neither the cash portion nor the stock option portion were paid in fiscal 2016. The Compensation Committee retains the discretion to adjust the portion of the award that will be paid in cash and the portion that will be paid in stock options. In the event the Compensation Committee exercises its discretion to adjust the portion of the award that is paid in cash and stock options, we will file a Form 8-K to disclose such adjustment. For additional information, please see “Discussion of Summary Compensation Table of Named Executive Officers” below.

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(5)	Based on the achievement of certain criteria, the named executive officers partially earned their respective incentive bonus awards for fiscal 2015. Pursuant to the terms of the Plan, the earned portion of each named executive officer’s award was paid out 50% in cash and 50% in stock option awards; however, neither the cash portion nor the stock option portion were paid in fiscal 2015. For additional information, please see “Discussion of Summary Compensation Table of Named Executive Officers” below.

(6)	Ms. Cipolla’s base salary was 60% of her total compensation for fiscal 2016 and 69% of her total compensation for fiscal 2015.

(7)	Mr. Symmon’s base salary was 60% of his total compensation for fiscal 2016 and 64% of his total compensation for fiscal 2015.

Discussion of Summary Compensation Table of Executive Officers

The following is a discussion of the material information that we believe is necessary to understand the information disclosed in the foregoing Summary Compensation Table.

The Compensation Committee has several objectives in establishing our executive officers’ compensation. Overall, our compensation structure is intended to (i) be competitive to ensure that we can attract and retain high quality executive officers; and (ii) more closely align the interests of our executive officers with the interests of our stockholders by making it based in part on achievement of performance goals.

Fiscal 2016 Incentive Bonus Program

Our fiscal 2016 incentive bonus program was comprised of two types of awards: (i) awards based on the achievement of specific fiscal year financial objectives of the Company (the “Corporate Performance Award”) and (ii) discretionary awards based on achievement of subjective larger corporate goals (the “Discretionary Performance Award”).

Our incentive bonus program includes different levels of bonus opportunity based on a participant’s position with the Company. For fiscal 2016, Mr. Gaynor was the “level one” participant and Ms. Cipolla and Mr. Symmons were the “level two” participants. Bonus opportunities for level one and level two participants for fiscal 2016 were calculated by applying designated portions of their respective annual base salary amounts to formulas for the Discretionary Performance Award and each of the four components of the Corporate Performance Award.

For fiscal 2016, 75% of Mr. Gaynor’s base salary amount was used to calculate his Corporate Performance Award and 25% of his base salary amount was used to calculate his Discretionary Performance Award. For fiscal 2016, 37.5% of Ms. Cipolla’s and Mr. Symmons’ respective base salary amounts were used to calculate their respective Corporate Performance Awards and 12.5% of their respective base salary amounts were used to calculate their respective Discretionary Performance Awards.

Corporate Performance Awards

In order to determine a participant’s Corporate Performance Award, the portion of such participant’s annual base salary applicable to the Corporate Performance Award calculation (75% in the case of Mr. Gaynor and 37.5% in the case of Ms. Cipolla and Mr. Symmons), was divided by four and the quotient was used as a baseline for determining the bonus for each component of the Corporate Performance Award (for each component, the “Corporate Baseline”). The Corporate Baseline is $52,500, $17,813, and $18,750 for Mr. Gaynor, Ms. Cipolla, and Mr. Symmons, respectively.

Our fiscal 2016 corporate financial objectives upon which the Corporate Performance Awards were based were as follows: (i) revenue growth over that of the prior fiscal year (the “Revenue Component”); (ii) strategic revenue growth (which is based upon the revenues generated by certain product lines and customers specified by the Compensation Committee at the time that the incentive bonus program was established for fiscal 2016) over that of the prior fiscal year (the “Strategic Revenue Component”); (iii) adjusted EBITDA (which is earnings before income, taxes, depreciation, and amortization, as adjusted to exclude the effect of the non-cash income or expense associated with the mark-to-market adjustments related to our June 2012 warrants) (the “Adjusted EBITDA Component”); and (iv) return on assets (adjusted to exclude the effect of the non-cash income or expense associated with the mark-to-market adjustments to our June 2012 warrants) (the “ROA Component”). Each component of the Corporate Performance Award is evaluated independently of the other components, and the Discretionary Performance Award is evaluated independently of the Corporate Performance Award.

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Revenue Component

If our total revenue in fiscal 2016 exceeded our total revenue in fiscal 2015, our named executive officers would be entitled to a bonus award under the Revenue Component equal to such officer’s Corporate Baseline multiplied by the sum of (i) 100% plus (ii) the percentage that actual revenue for fiscal 2016 exceeded the actual revenue for fiscal 2015.

Our total revenue in fiscal 2016 was 26.43% higher than that for fiscal 2015. Accordingly, under the formula used to calculate each named executive officer’s Revenue Component bonus (Corporate Baseline x 126.43%), Mr. Gaynor earned $66,375, Ms. Cipolla earned $22,520, and Mr. Symmons earned $23,706.

Strategic Revenue Component

If our total strategic revenue in fiscal 2016 exceeded our total strategic revenue for fiscal 2015, our named executive officers would be entitled to a bonus award under the Strategic Revenue Component equal to such officer’s Corporate Baseline multiplied by the sum of (i) 100% plus (ii) the percentage that actual strategic revenue for fiscal 2016 exceeded the actual strategic revenue for fiscal 2015, up to a maximum growth rate of 50%.

Our strategic revenue in fiscal 2016 was 93% higher than that for fiscal 2015. Accordingly, under the formula used to calculate each named executive officer’s Strategic Revenue Component bonus (Corporate Baseline x 150%), Mr. Gaynor earned $78,750, Ms. Cipolla earned $26,719, and Mr. Symmons earned $28,125.

Adjusted EBITDA Component

In order for our named executive officers to earn a bonus with respect to the Adjusted EBITDA Component, we had to meet or exceed a minimum adjusted EBITDA margin target established by the Compensation Committee for fiscal 2016. The adjusted EBITDA margin was calculated by dividing the fiscal 2016 adjusted EBITDA by the fiscal 2016 revenues and the target was set at 15% for fiscal 2016. If our adjusted EBITDA margin for fiscal 2016 equaled or exceeded the target, then each named executive officer earned a bonus equal to such officer’s Corporate Baseline multiplied by the sum of (i) 100% plus (ii) the percentage that our adjusted EBITDA for fiscal 2016 exceeded our adjusted EBITDA for fiscal 2015, up to a maximum growth rate of 50%. If we did not achieve at least the adjusted EBITDA margin target, or if there was no growth year-over-year in adjusted EBITDA, our officers would not earn a bonus with respect to the Adjusted EBITDA Component.

Our actual adjusted EBITDA margin for fiscal 2016 equaled 15%, which satisfied the adjusted EBITDA margin target requirement. For fiscal 2016, our adjusted EBITDA was 772% higher than that for fiscal 2015. Accordingly, under the formula used to calculate each named executive officer’s Adjusted EBITDA Component bonus (Corporate Baseline x 150%), Mr. Gaynor earned $78,750, Ms. Cipolla earned $26,719, and Mr. Symmons earned $28,125.

ROA Component

The ROA Component was based on achieving a return on assets target of at least 15% for fiscal 2016. If our return on assets for fiscal 2016 equaled or exceeded the target, then the named executive officers would be entitled to a bonus award under the ROA Component equal to such officer’s Corporate Baseline multiplied by 100%.

For fiscal 2016, our actual return on assets rate equaled 15% which met the target. Accordingly, under the formula used to calculate each named executive officer’s ROA Component bonus (Corporate Baseline x 100%), Mr. Gaynor earned $52,500, Ms. Cipolla earned $17,813, and Mr. Symmons earned $18,750.

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The following table sets forth (i) each named executive officer’s base salary for fiscal 2016, (ii) the percentage of base salary, and the corresponding Corporate Baseline dollar amount, used in the calculation of the Corporate Performance Award bonus, and (iii) the amount earned for each component of the Corporate Performance Award:

				Bonus Award Earned
Participant	Total 2016 Base Salary ($)	Base Salary for Corporate Performance Award Calculation (%)	Baseline for Each Component of Corporate Performance Award ($)	Revenue ($)	Strategic Revenue ($)	Adjusted EBITDA ($)	ROA ($)
J. James Gaynor	280,000	75	52,500	66,375	78,750	78,750	52,500
Dorothy Cipolla	190,000	37.5	17,813	22,520	26,719	26,719	17,813
Alan Symmons	200,000	37.5	18,750	23,706	28,125	28,125	18,750

Discretionary Performance Awards

In order to determine a participant’s Discretionary Performance Award, the portion of such participant’s annual base salary applicable to the Discretionary Performance Award calculation (25% in the case of Mr. Gaynor and 12.5% in the case of Ms. Cipolla and Mr. Symmons), was used as a baseline for determining the bonus opportunity for the Discretionary Performance Award (the “Discretionary Baseline”). The Discretionary Baseline is $70,000, $47,500, and $50,000 for Mr. Gaynor, Ms. Cipolla, and Mr. Symmons, respectively.

The Discretionary Performance Awards are discretionary awards made by our Compensation Committee that are based on achievement of certain corporate goals set by the Compensation Committee for fiscal 2016. At the end of fiscal 2016, our Chief Executive Officer provided an executive summary to the Compensation Committee, which summarized our achievements with respect to each such corporate goal. The Compensation Committee determined whether the corporate goals were met and whether Discretionary Performance Awards would be made.

For fiscal 2016, the corporate goals included: (i) the execution of our plan to increase infrared capacity and reduce our costs with respect to our infrared lenses, (ii) the expansion, improvement, and reorganization our sales and marketing organization, (iii) increased investor awareness, and (iv) the identification of potential acquisition growth targets.

After reviewing our Chief Executive Officer’s executive summary, the Compensation Committee determined that for fiscal 2016, each named executive officer met the corporate goals established with respect to the Discretionary Performance Award. Accordingly, under the formula used to calculate each named executive officer’s Discretionary Performance Award bonus (Discretionary Baseline x 100%, if the goals are met), each named executive officer earned a Discretionary Performance Award as follows:

Participant	Discretionary Baseline ($)	Total Amount Earned ($)
J. James Gaynor	70,000	70,000
Dorothy Cipolla	47,500	47,500
Alan Symmons	50,000	50,000

Payment of Awards

Corporate Performance Awards are paid 50% in cash and 50% in stock options; however, the Compensation Committee retains the discretion to adjust the percentage of the Corporate Performance Award paid in cash and stock options prior to payment.

The Discretionary Performance Awards are stock option grants, which vest in four equal annual installments beginning on the first anniversary of the grant date, and have an exercise price equal to the closing stock price on the day before the grant date plus a premium of 15%. The dollar amount of the award will be divided by the Black-Scholes-Merton value per share to determine the number of stock options to be issued.

2015 Incentive Bonus Program

Our fiscal 2015 incentive bonus program was solely comprised of awards based on the achievement of specific corporate fiscal year financial objectives (the “2015 Performance Award”).

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The fiscal 2015 incentive bonus program included different levels of bonus opportunity based on a participant’s position with the Company. For fiscal 2015, Mr. Gaynor was the sole “level one” participant and Ms. Cipolla and Mr. Symmons were the “level two” participants. Bonus opportunities for level one and level two participants for fiscal 2015 were calculated by applying designated portions of their respective annual base salary amounts (the “Potential Baseline”) to formulas for the 2015 Performance Award. For fiscal 2015, 100% of Mr. Gaynor’s base salary was used to calculate his 2015 Performance Award. For fiscal 2015, 75% of Ms. Cipolla’s and Mr. Symmons’ respective base salary amounts were used to calculate their respective 2015 Performance Awards. Accordingly, the Potential Baseline was $280,000, $142,500, and $150,000 for Mr. Gaynor, Ms. Cipolla, and Mr. Symmons, respectively.

The 2015 Performance Awards were based on three performance goals specified by the Compensation Committee at the time the bonus program was established for fiscal 2015: (i) revenues, (ii) gross margin, and (iii) EBITDA.

The maximum 2015 Performance Award bonus opportunity was based on the revenue performance goal, varying from a potential bonus opportunity of 25% of the Potential Baseline, if we had revenues equal to $12.2 million, to a potential bonus opportunity of 100% of the Potential Baseline, if we had revenues equal to or exceed $13.5 million. Our revenues in fiscal 2015 were approximately $13.7 million, and, therefore the revenue performance goal was met at 100%. Accordingly, each named executive officer’s maximum 2015 Performance Award bonus opportunity was equal to 100% of their respective Potential Baselines (the “2015 Baseline”). The 2015 Baseline was $280,000, $142,500, and $150,000 for Mr. Gaynor, Ms. Cipolla, and Mr. Symmons, respectively.

The portion of the 2015 Baseline earned was determined by the achievement of certain gross margin and EBITDA performance goals, with each performance goal tied to 50% of the 2015 Baseline. The gross margin component was based on achieving a gross margin percentage of 44%. If our gross margin percentage was below the target, then no amount was earned. If our gross margin percentage for fiscal 2015 equaled or exceeded the target, then the named executive officers earned a bonus equal to such officer’s 2015 Baseline multiplied by 50%. For fiscal 2015, our actual gross margin percentage equaled 44%. Accordingly, under the formula used to calculate each named executive officer’s gross margin component (2015 Baseline x 50%), Mr. Gaynor earned $140,000, Ms. Cipolla earned $71,250, and Mr. Symmons earned $75,000.

The EBITDA component was based on achieving EBITDA of $950,000. If EBITDA was below the target, then no amount was earned. If EBITDA for fiscal 2015 equaled or exceeded the target, then the named executive officers earned a bonus equal to such officer’s 2015 Baseline multiplied by 50%. For fiscal 2015, our actual EBITDA equaled ($144,272). Accordingly, we did not meet the EBITDA goal.

The following table sets forth (i) each named executive officer’s base salary for fiscal 2015, (ii) the percentage of base salary, and the corresponding dollar amount used in the calculation of the 2015 Performance Award bonus, (iii) the 2015 Baseline and (iv) the amount earned with respect to the gross margin component and the EBITDA component:

Participant	Total 2015 Base Salary ($)	Base Salary for 2015 Performance Award Calculation (%)	Potential Baseline ($)	2015 Baseline ($)	Gross Margin Component ($)	EBITDA Component ($)
J. James Gaynor	280,000	100	280,000	280,000	140,000	—
Dorothy Cipolla	190,000	75	142,500	142,500	71,250	—
Alan Symmons	200,000	75	150,000	150,000	75,000	—

Payments of Awards

The 2015 Performance Awards were paid 50% in cash and 50% in stock options. The Compensation Committee retained the discretion to adjust the percentage of the 2015 Performance Award paid in cash and stock options prior to payment; however, the Compensation Committee did not exercise such discretion.

The stock options vested immediately upon issuance. The exercise price equaled the closing stock price on the day before the grant date. The dollar amount of the award was divided by the Black-Scholes-Merton value per share to determine the number of stock options that were issued.

Additional details regarding the stock options granted to each named executive officer is set forth below.

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J. James Gaynor

Stock Option Grants (1)				Compensation Expense (2)
Grant Date	Number of Shares	Number of Vested Shares		Actual Fiscal 2015 $	Actual Fiscal 2016 $	Projected Fiscal 2017 $	Projected Fiscal 2018 $	Projected Fiscal 2019 $	Projected Fiscal 2020 $
11/3/2010	25,000	25,000	(3)	2,797	—	—	—	—	—
10/27/2011	40,000	40,000	(3)	6,992	1,747	—	—	—	—
10/25/2012	40,000	20,000	(3)	4,752	4,752	1,188	—	—	—
1/31/2013	13,000	9,750	(3)	1,355	1,355	677	—	—	—
10/31/2013	50,000	25,000	(3)	8,772	8,772	8,772	2,192	—	—
10/30/2014	50,000	12,500	(3)	6,330	8,439	8,439	8,439	2,109	—
10/29/2015	55,556	55,556	(4)	69,864	—	—	—	—	—
10/29/2015	23,000	—	(3)	—	3,146	4,194	4,194	4,194	1,048
				100,862	28,211	23,270	14,825	6,303	1,048

(1)	This table does not include the stock options award equal to $208,188 that Mr. Gaynor earned, but has not received, based on the achievement of certain performance goals in fiscal 2016.
(2)	Compensation expense for grants of stock options is recognized or expected to be recognized in accordance with ASC Topic 718, Stock Compensation.
(3)	Represents the number of shares vested as of June 30, 2016. One-fourth of the stock option shares vests on each of the first, second, third and fourth anniversaries of the grant date.
(4)	Represents the number of shares vested as of June 30, 2016. The stock options, which were earned based on the achievement of certain performance goals in fiscal 2015, were granted in fiscal 2016 and vested immediately. The expense associated with such stock options was accrued in fiscal 2015.

Dorothy Cipolla

Stock Option Grants (1)				Compensation Expense (2)
Grant Date	Number of Shares	Number of Vested Shares		Actual Fiscal 2015 $	Actual Fiscal 2016 $	Projected Fiscal 2017 $	Projected Fiscal 2018 $	Projected Fiscal 2019 $	Projected Fiscal 2020 $
11/3/2010	9,000	9,000	(3)	1,007	—	—	—	—	—
10/27/2011	12,500	12,500	(3)	2,185	545	—	—	—	—
10/25/2012	12,500	9,375	(3)	1,485	1,485	371	—	—	—
1/31/2013	4,000	3,000	(3)	417	417	208	—	—	—
10/31/2013	15,000	7,500	(3)	2,632	2,632	2,632	658	—	—
10/30/2014	15,000	3,750	(3)	1,898	2,532	2,532	2,532	633	—
10/29/2015	28,274	28,274	(4)	35,556	—	—	—	—	—
10/29/2015	7,000	—	(3)	—	958	1,276	1,276	1,276	318
				45,180	8,569	7,019	4,466	1,909	318

(1)	This table does not include the stock options award equal to $70,635 that Ms. Cipolla earned, but has not received, based on the achievement of certain performance goals in fiscal 2016.
(2)	Compensation expense for grants of stock options is recognized or expected to be recognized in accordance with ASC Topic 718, Stock Compensation.
(3)	Represents the number of shares vested as of June 30, 2016. One-fourth of the stock option shares vests on each of the first, second, third and fourth anniversaries of the grant date.
(4)	Represents the number of shares vested as of June 30, 2016. The stock options, which were earned based on the achievement of certain performance goals in fiscal 2015, were granted in fiscal 2016 and vested immediately. The expense associated with such stock options was accrued in fiscal 2015.

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Alan Symmons

Stock Option Grants (1)			Compensation Expense (2)
Grant Date	Number of Shares	Number of Vested Shares		Actual Fiscal 2015 $	Actual Fiscal 2016 $	Projected Fiscal 2017 $	Projected Fiscal 2018 $	Projected Fiscal 2019 $	Projected Fiscal 2020 $
11/3/2010	7,000	7,000	(3)	784	—	—	—	—	—
10/27/2011	12,500	12,500	(3)	2,185	545	—	—	—	—
10/25/2012	12,500	9,375	(3)	1,485	1,485	371	—	—	—
1/31/2013	4,000	3,000	(3)	417	417	208	—	—	—
10/31/2013	15,000	7,500	(3)	2,632	2,632	2,632	658	—	—
10/30/2014	15,000	3,750	(3)	1,898	2,532	2,532	2,532	633	—
1/12/2015	10,000	2,500	(4)	787	1,572	1,572	1,569	784	—
10/29/2015	29,762	29,762	(3)	37,427	—	—	—	—	—
10/29/2015	7,000	—		—	958	1,276	1,276	1,276	318
				47,615	10,141	8,591	6,035	2,693	318

(1)	This table does not include the stock options award equal to $74,353 that Mr. Symmons earned, but has not received, based on the achievement of certain performance goals in fiscal 2016.
(2)	Compensation expense for grants of stock options is recognized or expected to be recognized in accordance with ASC Topic 718, Stock Compensation.
(3)	Represents the number of shares vested as of June 30, 2016. One-fourth of the stock option shares vests on each of the first, second, third and fourth anniversaries of the grant date.
(4)	Represents the number of shares vested as of June 30, 2016. The stock options, which were earned based on the achievement of certain performance goals in fiscal 2015, were granted in fiscal 2016 and vested immediately. The expense associated with such stock options was accrued in fiscal 2015.

Potential Payments Upon Termination or Change-of-Control

Mr. Gaynor is our only named executive officer entitled to any payments upon termination. If Mr. Gaynor is terminated without cause, he is entitled to a severance payment equal to three months’ salary, as well as three months’ paid COBRA benefits.

All of our named executive officers are entitled to certain payments in the event of a change-of-control. The following table sets forth the change-of-control payments due to each of our named executive officers.

Executive Officer	Amount of Payment Upon A Change of Control (1)
J. James Gaynor (2)	$560,000
Dorothy Cipolla (3)	$47,500
Alan Symmons (3)	$50,000

(1)	A change-of-control is defined as any of the following transactions occurring:

•	The dissolution or liquidation of the Company;

•	Our stockholders approve an agreement providing for a sale, lease or other disposition of all or substantially all of our assets and the transactions contemplated by such agreement are consummated;

•	A merger or a consolidation in which we are not the surviving entity;

•	Any person acquires the beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors; and

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•	The individuals who, prior to the transaction, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at lease fifty percent (50%) of the Board, except that if the election of or nomination for election by the stockholders of any new director was approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new director shall be deemed to be a member of the Incumbent Board.

Notwithstanding the foregoing, a public offering of our common stock shall not be considered a change-of-control.

(2) Mr. Gaynor is entitled to twenty-four months’ compensation in the event of a change-of-control. Payments made pursuant to a change-of-control to Mr. Gaynor would be paid in a lump sum and would only be paid out in the event Mr. Gaynor was no longer employed by us. All of Mr. Gaynor’s unvested stock options immediately vest upon a change-of-control.

(3) Ms. Cipolla and Mr. Symmons are entitled to three months’ compensation in the event of a change-of-control. Payments made pursuant to a change-of-control to Ms. Cipolla or Mr. Symmons would occur according to our normal payroll schedule and would only be paid out in the event they were no longer employed by us.

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Outstanding Equity Awards at Fiscal Year-End

(a) Name	(b) Number of Securities Underlying Unexercised Options (#) Exercisable	(c) Number of Securities Underlying Unexercised Options (#) Unexercisable	(e) Option Exercise Price ($)	Vesting Schedule	(f) Option Expiration Date
J. James Gaynor (1)	15,000	—	$3.47	2 year cliff	7/24/2016
	20,000	—	$4.80	25%/yr for 4 yrs	10/27/2016
	15,000	—	$3.05	25%/yr for 4 yrs	11/6/2017
	30,000	—	$2.10	25%/yr for 4 yrs	1/31/2018
	50,000	—	$2.66	25%/yr for 4 yrs	2/4/2020
	25,000	—	$2.69	25%/yr for 4 yrs	11/3/2020
	40,000	—	$1.39	25%/yr for 4 yrs	10/27/2021
	30,000	10,000	$0.98	25%/yr for 4 yrs	10/25/2022
	9,750	3,250	$0.87	25%/yr for 4 yrs	1/31/2023
	25,000	25,000	$1.41	25%/yr for 4 yrs	10/31/2023
	12,500	37,500	$1.37	25%/yr for 4 yrs	10/30/2024
	—	23,000	$1.48	25%/yr for 4 yrs	10/29/2025
	55,556	—	$1.48	immediate	10/29/2025
Dorothy Cipolla (2)	20,000	—	$4.80	25%/yr for 4 yrs	10/27/2016
	10,000	—	$3.05	25%/yr for 4 yrs	11/6/2017
	10,000	—	$2.66	25%/yr for 4 yrs	2/4/2020
	9,000	—	$2.69	25%/yr for 4 yrs	11/3/2020
	12,500	—	$1.39	25%/yr for 4 yrs	10/27/2021
	9,375	3,125	$0.98	25%/yr for 4 yrs	10/25/2022
	3,000	1,000	$0.87	25%/yr for 4 yrs	1/31/2023
	7,500	7,500	$1.41	25%/yr for 4 yrs	10/31/2023
	3,750	11,250	$1.37	25%/yr for 4 yrs	10/30/2024
	28,274	—	$1.48	immediate	10/29/2025
	—	7,000	$1.48	25%/yr for 4 yrs	10/29/2025
Alan Symmons (3)	5,000	—	$5.24	4 year cliff	10/18/2016
	5,000	—	$3.27	25%/yr for 4 yrs	12/3/2017
	10,000	—	$2.66	25%/yr for 4 yrs	2/4/2020
	7,000	—	$2.69	25%/yr for 4 yrs	11/3/2020
	12,500	—	$1.39	25%/yr for 4 yrs	10/27/2021
	9,375	3,125	$0.98	25%/yr for 4 yrs	10/25/2022
	3,000	1,000	$0.87	25%/yr for 4 yrs	1/31/2023
	7,500	7,500	$1.41	25%/yr for 4 yrs	10/31/2023
	3,750	11,250	$1.37	25%/yr for 4 yrs	10/30/2024
	2,500	7,500	$1.27	25%/yr for 4 yrs	1/12/2025
	29,762	—	$1.48	immediate	10/29/2025
	—	7,000	$1.48	25%/yr for 4 yrs	10/29/2025

(1)	This table does not include the stock options award equal to $208,188 that Mr. Gaynor earned, but has not yet received, based on the achievement of certain performance goals in fiscal 2016.
(2)	This table does not include the stock options award equal to $70,635 that Ms. Cipolla earned, but has not yet received, based on the achievement of certain performance goals in fiscal 2016.
(3)	This table does not include the stock options award equal to $74,353 that Mr. Symmons earned, but has not yet received, based on the achievement of certain performance goals in fiscal 2016.

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The stock options were issued pursuant to the Plan and have a ten-year life. The options will terminate 90 days after termination of employment, or in the case of termination due to death or permanent disability, the options will terminate one year after the date of termination.

Director Summary Compensation Table

The table below summarizes the compensation paid by us to non-employee directors for fiscal 2016. Dr. Zhu served as a director during fiscal 2016; however, he resigned effective September 6, 2016.

Name (1)	Fees Earned or Paid in Cash ($)(2)		Stock Awards ($)(3)	All Other Compensation ($)		Total ($)
(a)	(b)		(c)	(g)		(h)
Robert Ripp	$94,000		$50,001	$—		$144,001
Sohail Khan	$34,000		$50,001	$—		$84,001
Dr. Steven Brueck	$30,000		$50,001	$—		$80,001
Louis Leeburg	$38,000		$50,001	$—		$88,001
M. Scott Faris	$30,000		$50,001	$—		$80,001
Dr. Xudong Zhu	$30,000		$50,001	$—		$80,001
Craig Dunham	$7,500	(5)	$—	$72,501	(6)	$80,001

(1)

J. James Gaynor, our President and Chief Executive Officer during fiscal 2016, is not included in this table as he was an employee, and, thus, received no compensation for his services as a director. The compensation received by Mr. Gaynor as an employee is disclosed in the Summary Compensation Table on page 64.

(2)	Total fees earned for fiscal 2016 includes all fees earned, including earned but unpaid fees. The amounts of unpaid fees for each director are as follows: Mr. Ripp - $23,500, Mr. Leeburg - $9,500, Dr. Brueck - $7,500, Mr. Khan - $8,500, Mr. Faris - $7,500, Dr. Zhu - $7,500 and Mr. Dunham - $7,500.
(3)	Reflects the fair value amount of the restricted stock units granted for the fiscal year ended June 30, 2016 in accordance with ASC Topic 718.
(4)	Dr. Zhu resigned effective as of September 6, 2016.

(5)	Mr. Dunham was appointed as a director in April 2016; therefore, the amount reflects solely the compensation paid to Mr. Dunham as a director.
(6)	Mr. Dunham served as a consultant to the Board starting in March 2014 until he was appointed to the Board in April 2016 and was paid compensation equal to our Board members during this period. The amount reflects compensation paid to Mr. Dunham as a consultant, of which $22,500 was paid in cash and $50,001 was paid in restricted stock units.

Executive Officer Stock Ownership Requirements

Effective as of January 1, 2016, our Board established certain guidelines requiring that each of our executive officers acquire and maintain a minimum level of ownership of our securities during the period in which he/she is an executive officer. The Board has set the target ownership level at 50% of annual base cash compensation for our Chief Executive Officer and 33% of annual base cash compensation for each of our other executive officers. For purposes of determining ownership levels, all forms of equity and derivative securities, including stock, stock options, restricted stock, and restricted stock units count toward satisfaction of the ownership guidelines. The Board may grant waivers of the guidelines in the event of financial hardship or other good cause. Once an executive officer attains his or her required stock ownership level, he or she will remain in compliance with the guidelines despite future changes in the stock price and base salary, as long as the executive officer’s holdings do not decline below the number of shares at the time the required stock ownership level is met. Each executive officer will have until December 31, 2021, or five years after his/her date of becoming an executive officer, whichever is later, to meet the required ownership level.

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Discussion of Summary Compensation Table of Directors

The following is a discussion of the material information that we believe is necessary to understand the information disclosed in the previous table. We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties as a director as well as the skill-level required by us of members of our Board.

Cash Compensation Paid to Board Members

During fiscal 2016, directors received a monthly retainer of $2,500. There are no meeting attendance fees paid unless, by action of the Board, such fees are deemed advisable due to a special project or other effort requiring extra-normal commitment of time and effort. Additionally, fees are paid to the Chairman of the Board and Committee Chairmen for their additional responsibilities in overseeing their respective functions. The following table sets forth the annual fees paid to each director for fiscal 2016:

Name	Board Fee	Chairman Fee	Committee Chair Fee	Total Fees Earned for Fiscal Year 2015
Robert Ripp	$30,000	$60,000	$4,000	$94,000
J. James Gaynor (1)	$—			$—
Sohail Khan	$30,000		$4,000	$34,000
Steven Brueck	$30,000			$30,000
Louis Leeburg	$30,000		$8,000	$38,000
M. Scott Faris	$30,000			$30,000
Xudong Zhu (2)	$30,000			$30,000
Craig Dunham (3)	$30,000			$30,000

(1)	Mr. Gaynor did not receive any compensation for his service as a director because he is also an employee.
(2)	Dr. Zhu resigned as a director effective September 6, 2016.
(3)	Mr. Dunham joined the Board in April 2016. Accordingly, Mr. Dunham was only entitled to Board fees of $7,500 for the fourth quarter of fiscal 2016. The remaining $22,500 was earned in his capacity as a consultant to the Board.

Stock Option/Restricted Stock Program

All directors are eligible to receive equity incentives under the Plan, including stock options, restricted stock awards or units. In fiscal 2016, the following directors received grants under the Plan:

	Restricted Stock Units
Name of Director (1)	Number of Units Granted	Grant Date	Fair Value Price Per Share
Dr. Steven Brueck	33,785	10/29/2015	$1.48
Sohail Khan	33,785	10/29/2015	$1.48
Louis Leeburg	33,785	10/29/2015	$1.48
Robert Ripp	33,785	10/29/2015	$1.48
M. Scott Faris	33,785	10/29/2015	$1.48
Dr. Xudong Zhu	33,785	10/29/2015	$1.48
Craig Dunham (2)	33,785	10/29/2015	$1.48
	236,495

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Additional details regarding the restricted stock units granted to each director, other than Mr. Gaynor, is set forth below.

Robert Ripp

Restricted Stock Unit			Compensation Expense (1)
Grant Date	Number of Shares	Number of Vested Shares (2)	Actual Fiscal 2015 $	Actual Fiscal 2016 $	Projected Fiscal 2017 $	Projected Fiscal 2018 $	Projected Fiscal 2019 $
10/27/2011	29,000	29,000	3,358	—	—	—	—
1/31/2013	40,000	40,000	11,534	5,766	—	—	—
10/31/2013	35,460	23,640	16,692	16,692	4,173	—	—
10/30/2014	36,500	12,167	12,457	16,607	16,608	4,151	—
10/29/2015	33,785	—	—	12,501	16,668	16,668	4,165
			44,041	51,566	37,449	20,819	4,165

Positions:	Chairman of the Board, Compensation Committee Chairman, Nominating & Governance Committee Chairman
Committees:	Compensation, Finance and Nominating & Governance Committees

(1)	Compensation expense for grants of restricted stock units is recognized or expected to be recognized in accordance with ASC Topic 718, Stock Compensation.
(2)	The number of shares vested are as of June 30, 2016. One-third of the restricted stock unit shares vests on each of the first, second and third anniversaries of the grant date.

Sohail Khan

Restricted Stock Unit			Compensation Expense (1)
Grant Date	Number of Shares	Number of Vested Shares (2)	Actual Fiscal 2015 $	Actual Fiscal 2016 $	Projected Fiscal 2017 $	Projected Fiscal 2018 $	Projected Fiscal 2019 $
10/27/2011	29,000	29,000	3,358	—	—	—	—
1/31/2013	40,000	40,000	11,534	5,766	—	—	—
10/31/2013	35,460	23,640	16,692	16,692	4,173	—	—
10/30/2014	36,500	12,167	12,457	16,607	16,608	4,151	—
10/29/2015	33,785	—	—	12,501	16,668	16,668	4,165
			44,041	51,566	37,449	20,819	4,165

Positions:	Finance Committee Chairman
Committees:	Finance, Compensation and Nominating & Governance Committees

(1)	Compensation expense for grants of restricted stock units is recognized or expected to be recognized in accordance with ASC Topic 718, Stock Compensation.
(2)	The number of shares vested are as of June 30, 2016. One-third of the restricted stock unit shares vests on each of the first, second and third anniversaries of the grant date.

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Dr. Steven Brueck

Restricted Stock Unit			Compensation Expense (1)
Grant Date	Number of Shares	Number of Vested Shares (2)	Actual Fiscal 2015 $	Actual Fiscal 2016 $	Projected Fiscal 2017 $	Projected Fiscal 2018 $	Projected Fiscal 2019 $
10/27/2011	29,000	29,000	3,358	—	—	—	—
1/31/2013	40,000	40,000	11,534	5,766	—	—	—
10/31/2013	35,460	23,640	16,692	16,692	4,173	—	—
10/30/2014	36,500	12,167	12,457	16,607	16,608	4,151	—
10/29/2015	33,785	—	—	12,501	16,668	16,668	4,165
			44,041	51,566	37,449	20,819	4,165

Committees:	Audit Committee

(1)	Compensation expense for grants of restricted stock units is recognized or expected to be recognized in accordance with ASC Topic 718, Stock Compensation.
(2)	The number of shares vested are as of June 30, 2016. One-third of the restricted stock unit shares vests on each of the first, second and third anniversaries of the grant date.

Louis Leeburg

Restricted Stock Unit			Compensation Expense (1)
Grant Date	Number of Shares	Number of Vested Shares (2)	Actual Fiscal 2015 $	Actual Fiscal 2016 $	Projected Fiscal 2017 $	Projected Fiscal 2018 $	Projected Fiscal 2019 $
10/27/2011	29,000	29,000	3,358	—	—	—	—
1/31/2013	40,000	40,000	11,534	5,766	—	—	—
10/31/2013	35,460	23,640	16,692	16,692	4,173	—	—
10/30/2014	36,500	12,167	12,457	16,607	16,608	4,151	—
10/29/2015	33,785	—	—	12,501	16,668	16,668	4,165
			44,041	51,566	37,449	20,819	4,165

Positions:	Audit Committee Chairman
Committees:	Audit and Compensation Committees

(1)	Compensation expense for grants of restricted stock units is recognized or expected to be recognized in accordance with ASC Topic 718, Stock Compensation.
(2)	The number of shares vested are as of June 30, 2016. One-third of the restricted stock unit shares vests on each of the first, second and third anniversaries of the grant date.

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M. Scott Faris

Restricted Stock Unit			Compensation Expense (1)
Grant Date	Number of Shares	Number of Vested Shares (2)	Actual Fiscal 2015 $	Actual Fiscal 2016 $	Projected Fiscal 2017 $	Projected Fiscal 2018 $	Projected Fiscal 2019 $
12/23/2011	15,000	15,000	2,061	—	—	—	—
1/31/2013	40,000	40,000	11,534	5,766	—	—	—
10/31/2013	35,460	23,640	16,692	16,692	4,173	—	—
10/30/2014	36,500	12,167	12,457	16,607	16,608	4,151	—
10/29/2015	33,785	—	—	12,501	16,668	16,668	4,165
			42,744	51,566	37,449	20,819	4,165

Committees:	Audit, Finance and Nominating & Governance Committees

(1)	Compensation expense for grants of restricted stock units is recognized or expected to be recognized in accordance with ASC Topic 718, Stock Compensation.
(2)	The number of shares vested are as of June 30, 2016. One-third of the restricted stock unit shares vests on each of the first, second and third anniversaries of the grant date.

Craig Dunham (1)

Restricted Stock Unit Grants			Compensation Expense (2)
Grant Date	Number of Shares	Number of Vested Shares (3)	Actual Fiscal 2015 $	Actual Fiscal 2016 $	Projected Fiscal 2017 $	Projected Fiscal 2018 $	Projected Fiscal 2019 $
10/30/2014	36,500	12,167	12,457	16,607	16,608	4,151	—
10/29/2015	33,785	—	—	12,501	16,668	16,668	4,165
			$12,457	$29,108	$33,276	$20,819	$4,165

Committees:	Audit Committees

(1)

Mr. Dunham served as a consultant to the Board from March 2014 until April 2016. In April 2016, he was appointed as a director. During the time period Mr. Dunham served as a consultant to the Board, he earned compensation equivalent to the compensation paid to the directors. The amounts disclosed include the compensation he earned as a consultant and director.

(2)	Compensation expense for grants of restricted stock units is recognized or expected to be recognized in accordance with ASC Topic 718, Stock Compensation.
(3)	The number of shares vested are as of June 30, 2016. One-third of the restricted stock unit shares vests on each of the first, second and third anniversaries of the grant date.

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Xudong Zhu (1)

Restricted Stock Unit Grants			Compensation Expense (2)
Grant Date	Number of Shares	Number of Vested Shares(3)	Actual Fiscal 2015 $	Actual Fiscal 2016 $	Projected Fiscal 2017 $	Projected Fiscal 2018 $	Projected Fiscal 2018 $
10/29/2015	33,785	—	—	12,501	16,668	16,668	4,165

Committees:	Finance Committee

(1)	Dr. Zhu served as a director and a member of the Finance Committee during fiscal 2016. He resigned effective September 6, 2016.
(2)	Compensation expense for grants of restricted stock units is recognized or expected to be recognized in accordance with ASC Topic 718, Stock Compensation.
(3)	The number of shares vested are as of June 30, 2016. One-third of the restricted stock unit shares vests on each of the first, second and third anniversaries of the grant date.

Equity Compensation Plan Information

The following table sets forth as of June 30, 2016, the end of our most recent fiscal year, information regarding (i) all compensation plans previously approved by our stockholders and (ii) all compensation plans not previously approved by our stockholders:

Equity Compensation Plans

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise and grant price of outstanding options, warrants and rights	Number of securities remaining available for future issuance

Equity compensation plans approved by security holders	3,915,625	$1.21	1,139,429
Equity compensation plans not approved by security holders	—	—	—

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SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of November 14, 2016, the number and percentage of outstanding shares of our Class A Common Stock, owned by: (i) each of our directors, (ii) each of our named executive officers, (iii) our directors and named executive officers as a group, and (iv) each person known by us to be the beneficial owner of more than 5% of our outstanding Class A Common Stock. The number of shares of our Class A Common Stock outstanding as of November 14, 2016 was 15,653,258. For purposes of this table, we have also included a column that relates to the potential percent owned by each of our directors, named executive officers, and more than 5% beneficial owners following the Acquisition, assuming we issue 8,000,000 shares of Class A Common Stock, which represents the number of shares we are registering under the registration statement, of which this prospectus is a part. We currently do not know how many shares of Class A Common Stock will be offered and sold in the offering.

The number of shares beneficially owned by each director, named executive officer, and greater than 5% beneficial owner is determined under SEC rules, and the information is not necessarily indicative of the beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of November 14, 2016, through the exercise of any stock option or other right to purchase, such as a warrant. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. In certain instances, the number of shares listed may include, in addition to shares owned directly, shares held by the spouse or children of the person, or by a trust or estate of which the person is a trustee or an executor or in which the person may have a beneficial interest. The table that follows is based upon information supplied in a questionnaire completed by each named executive officer and director and stockholders beneficially owning greater than 5% of our Class A Common Stock.

	Securities
Name and Address (1)	Class A Common Stock		Options	Amount of Shares of Class A Common Stock Beneficially Owned		Percent Owned (%) (Pre- offering)	Percent Owned (%) (Post- offering)
	Restricted (2)	Unrestricted
Robert Ripp, Director	299,907	611,107	30,000	941,014	(3) (4)	5.9%	3.9%
Louis Leeburg, Director	299,907	67,898	—	367,805		2.3%	1.5%
Sohail Khan, Director	301,107	—	—	301,107		1.9%	1.3%
Dr. Steven Brueck, Director	299,907	46,077	—	345,984		2.2%	1.4%
M. Scott Faris, Director	199,207	—	—	199,207		1.3%	* %
Craig Dunham, Director	108,747	—	—	108,747		*	*
J. James Gaynor, President & CEO	—	51,504	450,664	502,168	(5)	3.1%	2.1%
Dorothy Cipolla, CFO, Secretary & Treasurer	—	1,117	145,507	146,624	(6)	*	*
Alan Symmons, Executive Vice President of Operations	—	4,240	147,086	151,326	(7)	*	*
All directors and named executive officers currently holding office as a group (9 persons)	1,508,782	781,943	737,257	3,063,982		17.1%	11.8%

Berg & Berg Enterprises, LLC	—	1,800,898	—	1,800,898		11.5%	7.6%
Pudong Science and Technology Investment (Cayman) Co., Ltd.	—	2,270,036	—	2,270,026	(8)	14.5%	9.6%

*Less than 1%

Notes:

(1) Except as otherwise noted, each of the parties listed above has sole voting and investment power over the securities listed. The address for all directors and officers is “in care of” LightPath Technologies, Inc., 2603 Challenger Tech Court, Suite 100, Orlando, Florida 32826. The address for Berg & Berg Enterprises, LLC, as listed on a Schedule 13G filed February 14, 2008, is 10050 Bandley Drive, Cupertino, California, 94014. The address for Pudong Science and Technology (Cayman) Co. Ltd., as filed on a Schedule 13G filed August 15, 2013, is 13 Building, No. 439, Chunxiao Rd., Zhangjiang High-tech Park, Pudong, Shanghai 201203, People’s Republic of China.

(2) Restricted stock units awarded to our directors vest over three years. All directors have elected to defer receipt of the vested shares until after they leave the Board, either by reason of resignation, termination, or otherwise. Therefore, these vested shares remain unissued. All of the director’s unvested restricted stock units will vest upon such director’s resignation or termination from the Board. The amounts of restricted stock set forth above reflects both vested and unvested shares included in the restricted stock unit awards. The amounts of vested shares for each director, other than Mr. Gaynor, are as follow: Mr. Ripp – 226,755, Mr. Leeburg – 226,755, Mr. Khan – 227,955, Dr. Brueck – 226,755, Mr. Faris – 126,055, and Mr. Dunham – 35,595.

(3) Does not include 7,812 shares of Class A common stock and warrants to purchase 15,000 shares of Class A common stock which are owned by trusts for Mr. Ripp’s adult children and for which he disclaims beneficial ownership.

(4) Includes 30,000 shares of Class A common stock with respect to which Mr. Ripp has the right to acquire. Mr. Ripp holds options that are currently exercisable for an aggregate of 30,000 shares of Class A common stock.

(5) Includes 450,664 shares of Class A common stock with respect to which Mr. Gaynor has the right to acquire. Mr. Gaynor holds options that are currently exercisable for an aggregate of 450,664 shares of Class A common stock. This amount does not include 118,870 shares of Class A common stock underlying options that remain unvested.

(6) Includes 145,507 shares of Class A common stock with respect to which Ms. Cipolla has the right to acquire. Specifically, Ms. Cipolla holds options that are currently exercisable for an aggregate of 145,507 shares of Class A common stock. This amount does not include 38,152 shares of Class A common stock underlying options that remain unvested.

(7) Includes 147,086 shares of Class A common stock with respect to which Mr. Symmons has the right to acquire. Mr. Symmons holds options that are currently exercisable for an aggregate of 147,086 shares of Class A common stock. This amount does not include 44,239 shares of Class A common stock underlying options that remain unvested.

(8) Pudong Science and Technology Investment (Cayman) Co., Ltd. is wholly owned by Shanghai Pudong Science and Technology Investment Co., Ltd., and for purposes hereof is also deemed as a beneficial owner of the shares.

We do not know of any arrangements which may, at a subsequent date, result in a change-in-control.

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DESCRIPTION OF CAPITAL STOCK

The following is a summary of all material characteristics of our capital stock as set forth in our Certificate of Incorporation, and our Bylaws. The summary does not purport to be complete and is qualified in its entirety by reference to our Certificate of Incorporation and our Bylaws, and to the provisions of the DGCL. We encourage you to review complete copies of our Certificate of Incorporation and our Bylaws. You can obtain copies of these documents by following the directions outlined in “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” elsewhere in this prospectus.

General

Our authorized capital stock consists of 45,000,000 shares, divided into 40,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. Under our Certificate of Incorporation, our Board has the authority to issue such shares of common stock and preferred stock in one or more classes or series, with such voting powers, designations, preferences and relative, participating, optional or other special rights, if any, and such qualifications, limitations or restrictions thereof, if any, as shall be provided for in a resolution or resolutions adopted by our Board and filed as designations.

Class A Common Stock

Of the 40,000,000 shares of common stock authorized in our Certificate of Incorporation, our Board has previously designated 34,500,000 shares as Class A Common Stock. As of November 14, 2016, 15,653,258 shares of our Class A Common Stock were outstanding. The remaining 5,500,000 shares of authorized common stock were designated as Class E-1 common stock, Class E-2 common stock, or Class E-3 common stock, all previously outstanding shares of which have been previously redeemed or converted into shares of our Class A Common Stock.

Holders of our Class A Common Stock are entitled to one vote per share in the election of directors and on all other matters of which stockholders are entitled or permitted to vote. Holders of our Class A Common Stock are not entitled to cumulative voting rights for election of directors. Subject to the terms of any outstanding series of preferred stock, the holders of Class A Common Stock are entitled to dividends in the amounts and at times as may be declared by our Board out of funds legally available. We have not paid any dividends and do not anticipate paying any dividends on our Class A Common Stock in the foreseeable future. It is our present policy to retain earnings, if any, for use in the development of our business. Upon liquidation, dissolution, or winding-up, holders of our Class A Common Stock are entitled to share ratably in all net assets available for distribution to stockholders after payment of any liquidation preferences to holders of our preferred stock, if any. Holders of our Class A Common Stock do not have any redemption rights or any preemptive or preferential rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock.

As of November 14, 2016, we have reserved for issuance 1,023,606 shares of our Class A Common Stock for issuance upon the exercise of outstanding warrants to purchase our Class A Common Stock, 1,542,567 shares of our Class A Common Stock underlying outstanding restricted stock units, 1,056,186 shares of our Class A Common Stock for issuance upon the exercise of outstanding stock options, 671,731 shares of our Class A Common Stock for issuance under the Plan, and 390,094 shares of our Class A Common Stock for issuance under our 2014 ESPP. The warrants have a weighted average exercise price of $1.26 per share as of November 14, 2016.

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Preferred Stock

Of the 5,000,000 shares of preferred stock authorized in our Certificate of Incorporation, our Board has previously designated:

  250 shares of our preferred stock as Series A Preferred Stock, all previously outstanding shares of which have been previously redeemed or converted into shares of our Class A Common Stock and may not be reissued;

  300 shares of our preferred stock as Series B Preferred Stock, all previously outstanding shares of which have been previously redeemed or converted into shares of our Class A Common Stock and may not be reissued;

  500 shares of our preferred stock as Series C Preferred Stock, all previously outstanding shares of which have been previously redeemed or converted into shares of our Class A Common Stock and may not be reissued;

  100,000 shares of our preferred stock as Series D Participating Preferred Stock, none of which have been issued; however, in 1998, our Board declared a dividend distribution as a right to purchase one share of Series D Participating Preferred Stock for each outstanding share of Class A Common Stock (see “Series D Participating Preferred Stock Purchase Rights” below); and

  500 shares of our preferred stock as Series F Preferred Stock, all previously outstanding shares of which have been previously redeemed or converted into shares of our Class A Common Stock and may not be reissued.

4,898,450 shares of our preferred stock remain available for designation by our Board. Accordingly, our Board is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock, or delaying or preventing a change in control of us, all without further action by our stockholders.

Series D Participating Preferred Stock Purchase Rights

On February 25, 1998, our Board declared a dividend distribution of a right to purchase one share of Series D Participating Preferred Stock (the “Series D Participating Preferred Stock Purchase Rights” or, the “Rights”) for each outstanding share of Class A Common Stock, which dividend distribution was paid on May 1, 1998. The Rights are designated to guard against partial tender offers and other abusive and coercive tactics that might be used in an attempt to gain control of us or to deprive our stockholders of their interest in our long-term value. These Rights seek to achieve these goals by forcing a potential acquirer to negotiate with our Board (or go to court to try to force the Board to redeem the Rights), because only our Board can redeem the Rights and allow the potential acquirer to acquire our shares without suffering very significant dilution. However, these Rights also could deter or prevent transactions that stockholders deem to be in their interests, and could reduce the price that investors or an acquirer might be willing to pay in the future for shares of our Class A Common Stock.

Each Right entitles the registered holder to purchase one one-hundredth of a share of our Series D Participating Preferred Stock at a price of $35.00 per share, subject to adjustment. Because of the nature of the dividend, liquidation, and voting rights of the Series D Participating Preferred Stock, the value of one one-hundredth interest in a share of the Series D Participating Preferred Stock purchasable upon exercise of each right should approximate the value of one share of Class A Common Stock.

The Rights will be exercisable only if a person or group acquires twenty percent (20%) or more of our Class A Common Stock or announces a tender offer the consummation of which would result in ownership by a person or group of twenty percent (20%) or more of our Class A Common Stock. Our Board may redeem the Rights at a price of $0.01 per Right. The Rights will expire at the close of business on February 25, 2018 unless the expiration date is extended or unless the Rights are earlier redeemed or exchanged by us.

Options

As of November 14, 2016, we had 1,056,186 shares of our Class A Common Stock underlying stock options outstanding, having a weighted-average exercise price of approximately $1.68 per share.

Warrants

As of November 14, 2016, we had 1,023,606 shares of our Class A Common Stock issuable upon the exercise of our outstanding warrants. The warrants have an exercise price of $1.26, are exercisable for a period of five years until December 11, 2017, and contain customary, weighted-average anti-dilution protection with respect to the exercise price (for subsequent stock issuances below $1.26 subject to a floor price of $1.15).

Anti-Takeover Effects of Delaware Law and our Certificate of Incorporation and Bylaws

In addition to the Series D Participating Preferred Stock Purchase Rights, certain provisions of the DGCL, our Certificate of Incorporation, and our Bylaws could make the acquisition of the Company or the removal of incumbent officers and directors more difficult. In certain circumstances, the fact that corporate devices are in place that will inhibit or discourage takeover attempts could reduce the market value of our Class A Common Stock. Such provisions may discourage other persons from attempting to acquire control of us. These provisions include the following:

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Section 203 of the Delaware General Corporation Law. We are subject to the provisions of Section 203 of the DGCL. Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the person became an interested stockholder, unless:

•         the board of directors of the corporation approved the business combination or the other transaction in which the person became an interested stockholder prior to the date of the business combination or other transaction;

•         upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers of the corporation and shares issued under employee stock plans under which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•         on or subsequent to the date the person became an interested stockholder, the board of directors of the corporation approved the business combination and the stockholders of the corporation authorized the business combination at an annual or special meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock of the corporation that is not owned by the interested stockholder.

A “business combination” includes mergers, asset sales, and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of a corporation’s voting stock.

Section 203 of the DGCL could depress our stock price and delay, discourage, or prohibit transactions not approved in advance by our Board, such as takeover attempts that might otherwise involve the payment to our stockholders of a premium over the market price of our Class A Common Stock.

Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and Bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in our control or our management, including, but not limited to the following:

  Our Certificate of Incorporation provides that our Board is to be divided into three classes, as nearly equal in number as possible, with directors in each class serving three-year terms. Provisions of this type may serve to delay or prevent an acquisition of us or a change in our directors and officers.

  Our Certificate of Incorporation and Bylaws provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by written consent.

  Our Bylaws provide that special meetings of our stockholders may be called only by the Chairman of the Board, President, or a majority of the Board.

  Our Bylaws provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide timely notice in writing and also specify requirements as to the form and content of a stockholder’s notice. These provisions may delay or preclude stockholders from bringing matters before a meeting of our stockholders or from making nominations for directors at a meeting of stockholders, which could delay or deter takeover attempts or changes in our management.

  Our Certificate of Incorporation does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares could be able to ensure the election of one or more directors.

  Our Bylaws provide that unless we consent in writing to the selection of an alternative forum, the courts in the State of Florida are, to the fullest extent permitted by applicable law, the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim for a breach of a fiduciary duty owed by any of our directors, officers, employees, or agents to us or to our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation, or the Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said court having personal jurisdiction or the indispensable parties named as defendants therein.

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These and other provisions contained in our Certificate of Incorporation and Bylaws are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board. However, these provisions could delay or discourage transactions involving an actual or potential change in control of us, including transactions in which stockholders might otherwise receive a premium for their shares over then current prices. Such provisions could also limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and, therefore, could adversely affect the price of our Class A Common Stock.

Market Information

Our Class A Common Stock is listed on the NCM under the ticker symbol “LPTH.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Common Stock is Computershare Inc. (“Computershare”), 211 Quality Circle, Suite 210, College Station, Texas 77845. Computershare’s telephone number is (781) 575-4223, or toll free at 1-800-368-5948.

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SHARES AVAILABLE FOR FUTURE SALES

Future sales of our Class A Common Stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, the sale of a portion of our shares will be limited after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our Class A Common Stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Based on the number of shares of Class A Common Stock as of __________, 2016, upon the completion of this offering, __________ shares of our Class A Common Stock will be outstanding, assuming __________ shares of Class A Common Stock are issued in this offering and assuming no exercise of the underwriters’ over-allotment option, or __________ shares of our Class A Common Stock will be outstanding, assuming __________ shares of Class A Common Stock are issued in this offering and the underwriters’ over-allotment option is exercised in full.

Except for shares subject to lock-up agreements, substantially all of our outstanding shares will be freely tradable except that any shares held by our affiliates, as that term is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below.

Rule 144

In general, under Rule 144 of the Securities Act, as in effect on the date of this prospectus, any person who is not our affiliate at any time during the preceding three months, and who has beneficially owned their shares for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares of our Class A Common Stock provided current public information about us is available, and, after owning such shares for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares of our common stock without restriction.

A person who is our affiliate or who was our affiliate at any time during the preceding three months, and who has beneficially owned restricted securities for at least six months, including the affiliates, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our Class A Common Stock then outstanding, which will equal approximately __________ shares, or __________ shares if the underwriters exercise their over-allotment option in full, immediately following this offering, based on the number of shares of our Class A Common Stock outstanding as of __________, 2016; or

•	the average weekly trading volume of our Class A Common Stock on the NCM during the four calendar weeks preceding the filing of a Form 144 notice with respect to the sale.

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Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Lock-up Agreements

As described under the section entitled “Underwriting” below, we have agreed, subject to specified exceptions, not to, directly or indirectly, (i) offer, pledge, issue, sell, contract to sell, purchase, contract to purchase, lend, or otherwise transfer or dispose of, any shares of our Class A Common Stock or any securities convertible into, exercisable or exchangeable for our Class A Common Stock, (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of shares of our Class A Common Stock, or (iii) file any registration statement with the SEC relating to the offering of any shares of our Class A Common Stock or any securities convertible into or exercisable or exchangeable for shares of our Class A Common Stock, without the prior written consent of Roth Capital Partners, LLC (“Roth”) for a period of 120 days following the date of this prospectus (the “Lock-up Period”).

In addition, each of our directors and executive officers will enter into a lock-up agreement with the underwriters. Under the lock-up agreements, the directors and executive officers subject to specified exceptions, may not, directly or indirectly, sell, offer to sell, contract to sell, or grant any option for the sale (including any short sale), grant any security interest in, pledge, hypothecate, hedge, establish an open “put equivalent position” (within the meaning of Rule 16a-1(h) under the Exchange Act), or otherwise dispose of, or enter into any transaction which is designed to or could be expected to result in the disposition of, any shares of our Class A Common Stock or securities convertible into or exchangeable for shares of our Class A Common Stock, or publicly announce any intention to do any of the foregoing, without the prior written consent of Roth, for a period of 120 days from the closing date of this offering.

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UNDERWRITING

We have entered into an underwriting agreement with the several underwriters listed in the table below. Roth is the representative of the underwriters. We refer to the several underwriters listed in the table below as the ‘‘underwriters.’’ Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us, shares of our Class A Common Stock. Our Class A Common Stock trades on the NCM under the symbol ‘‘LPTH.’’

Pursuant to the terms and subject to the conditions contained in the underwriting agreement, we have agreed to sell to the underwriters named below, and each underwriter severally has agreed to purchase from us, the respective number of shares of Class A Common Stock set forth opposite its name below:

Underwriter	Number of Shares
Roth Capital Partners, LLC
Total

The underwriting agreement provides that the obligation of the underwriters to purchase the shares of Class A Common Stock offered by this prospectus is subject to certain conditions. The underwriters are obligated to purchase all of the shares of Class A Common Stock offered hereby if any of the shares are purchased.

We have granted the underwriters an option to buy up to an additional __________ shares of Class A Common Stock from us at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any. The underwriters may exercise this option at any time, in whole or in part, during the 45-day period after the date of this prospectus.

Discounts, Commissions and Expenses

The underwriters propose to offer to the shares of Class A Common Stock purchased pursuant to the underwriting agreement to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $_________ per share. After this offering, the public offering price and concession may be changed by the underwriters. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

In connection with the sale of the Class A Common Stock to be purchased by the underwriters, the underwriters will be deemed to have received compensation in the form of underwriting commissions and discounts. The underwriters’ commissions and discounts will be 6.5% of the gross proceeds of this offering, or $__________ per share of Class A Common Stock, based on the public offering price per share set forth on the cover page of this prospectus.

We have also agreed to reimburse Roth at closing for expenses incurred by it in connection with the offering up to a maximum of $100,000.

The following table shows the underwriting discounts and commissions payable to the underwriters by us in connection with this offering (assuming both the exercise and non-exercise of the over-allotment option to purchase additional shares of Class A Common Stock we have granted to the underwriters):

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Public offering price	$_____	$_____	$______	$_____
Underwriting discounts and commissions paid by us	$_____	$_____	$______	$_____

Indemnification

Pursuant to the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters or such other indemnified parties may be required to make in respect of those liabilities.

Lock-Up Agreements

We have agreed not to (i) offer, pledge, issue, sell, contract to sell, purchase, contract to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our Class A Common Stock or any securities convertible into or exercisable or exchangeable for our Class A Common Stock; (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of shares of Class A Common Stock; or (iii) file any registration statement with the SEC relating to the offering of any shares of our Class A Common Stock or any securities convertible into or exercisable or exchangeable for shares of our Class A Common Stock, without the prior written consent of Roth during the Lock-up Period. This consent may be given at any time without public notice. These restrictions on future issuances are subject to exceptions for (i) the issuance of shares of our Class A Common Stock sold in this offering, (ii) the issuance of shares of our Class A Common Stock upon the exercise of outstanding options or warrants and the vesting of restricted stock awards or units, (iii) the issuance of employee stock options not exercisable during the Lock-up Period and the grant, redemption or forfeiture of restricted stock awards or restricted stock units pursuant to our equity incentive plans or as new employee inducement grants, and (iv) the issuance of Class A Common Stock or warrants to purchase Class A Common Stock in connection with mergers or acquisitions of securities, businesses, property or other assets, joint ventures, strategic alliances, equipment leasing arrangements, or debt financing.

In addition, each of our directors and executive officers will enter into a lock-up agreement with the underwriters. Under the lock-up agreements, the directors and executive officers may not, directly or indirectly, sell, offer to sell, contract to sell, or grant any option for the sale (including any short sale), grant any security interest in, pledge, hypothecate, hedge, establish an open “put equivalent position” (within the meaning of Rule 16a-1(h) under the Exchange Act), or otherwise dispose of, or enter into any transaction which is designed to or could be expected to result in the disposition of, any shares of our Class A Common Stock or securities convertible into or exchangeable for shares of our Class A Common Stock, or publicly announce any intention to do any of the foregoing, without the prior written consent of Roth, for a period of 120 days from the closing date of this offering. This consent may be given at any time without public notice. These restrictions on future dispositions by our directors and executive officers are subject to exceptions for (i) one or more bona fide gift transfers of securities to immediate family members who agree to be bound by these restrictions and (ii) transfers of securities to one or more trusts for bona fide estate planning purposes. Each officer and director shall be immediately and automatically released from all restrictions and obligations under his or her respective lock-up agreement in the event that he or she ceases to be a director or officer of ours and has no further reporting obligations under Section 16 of the Exchange Act.

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Electronic Distribution

This prospectus may be made available in electronic format on websites or through other online services maintained by the underwriters or by their affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than this prospectus in electronic format, the information on the underwriters’ websites or our website and any information contained in any other websites maintained by the underwriters or by us is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or each underwriter in its capacity as underwriter, and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the Class A Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. A naked short position occurs if the underwriters sell more shares than could be covered by the over-allotment option. This position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the Class A Common Stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Class A Common Stock or preventing or retarding a decline in the market price of the Class A Common Stock. As a result, the price of our Class A Common Stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares of Class A Common Stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

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Selling Restrictions

European Economic Area

This prospectus does not constitute an approved prospectus under Directive 2003/71/EC and no such prospectus is intended to be prepared and approved in connection with this offering. Accordingly, in relation to each Member State of the European Economic Area which has implemented Directive 2003/71/EC (each, a “Relevant Member State”) an offer to the public of any securities that are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any securities may be made at any time under the following exemptions under the Prospectus Directive, if and to the extent that they have been implemented in that Relevant Member State:

(a)     to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)    to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives of the underwriter for any such offer; or

(c)     in any other circumstances which do not require any person to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase any securities, as the expression may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto including the 2010 PD Amending Directive to the extent implemented in each Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus is not an approved prospectus for purposes of the UK Prospectus Rules, as implemented under the EU Prospectus Directive (2003/71/EC), and has not been approved under section 21 of the Financial Services and Markets Act 2000 (as amended) (the “FSMA”) by a person authorized under FSMA. The financial promotions contained in this prospectus are directed at, and this prospectus is only being distributed to, (1) persons who receive this prospectus outside of the United Kingdom, and (2) persons in the United Kingdom who fall within the exemptions under articles 19 (investment professionals) and 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (all such persons together being referred to as “Relevant Persons”). This prospectus must not be acted upon or relied upon by any person who is not a Relevant Person. Any investment or investment activity to which this prospectus relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person that is not a Relevant Person.

The underwriters have represented, warranted and agreed that:

(a)     it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA in connection with the issue or sale of any of the securities in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

(b)    it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

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LEGAL MATTERS

The validity of the issuance of the securities offered by this prospectus has been passed upon for us by Baker & Hostetler LLP, Orlando, Florida. Zysman, Aharoni, Gayer and Sullivan & Worcester LLP, New York, New York is acting as counsel for the underwriters in this offering.

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EXPERTS

The financial statements for LightPath Technologies, Inc. as of June 30, 2016 and 2015 and for each of the two years in the period ended June 30, 2016 and the financial statements for ISP Optics Corporation as of December 31, 2015 and 2014 and for each of the two years in the period ended December 31, 2015 included in this prospectus, which constitutes a part of the registration statement, have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the registration statement, given on the authority of said firm as an expert in auditing and accounting.

The financial statements for ISP Optics Latvia as of December 31, 2015 and 2014 and for each of the two years ended December 31, 2015 and 2014 included in the prospectus, which constitutes a part of the registration statement, have been included in reliance of the report of Ltd. ARMA K Revidents Auditors, an independent registered public accounting firm, appearing elsewhere herein and in the registration statement, given on the authority of said firm as an expert in auditing and accounting.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act, and we file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements, and other information that we file at the SEC’s Public Reference Room at 100 F Street N.E., Room 1580, Washington D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC. Our filings are also available free of charge at the SEC’s website at http://www.sec.gov.

We also maintain a website at http://www.lightpath.com, through which you can access our SEC filings. The information set forth on, or accessible from, our website is not part of this prospectus.

You can obtain copies of any of the documents incorporated by reference in this prospectus from us or, as described above, through the SEC or the SEC’s website at http://www.sec.gov. Documents incorporated by reference are available from us, without charge, excluding all exhibits unless specifically incorporated by reference in the documents. You may obtain documents incorporated by reference in this prospectus by writing to us at the following address or by calling us at LightPath Technologies, Inc., 2603 Challenger Tech Court, Suite 100, Orlando, Florida 32826, Attention: Chief Financial Officer or (407) 382-4003. We also maintain a website at http://www.lightpath.com through which you can obtain copies of documents that we have filed with the SEC. The contents of that website are not incorporated by reference into or otherwise a part of this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We will not make offers to sell these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

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Unaudited Financial Statements of LightPath Technologies, Inc.

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Balance Sheets
(unaudited)

	September 30,	June 30,
Assets	2016	2016
Current assets:
Cash and cash equivalents	$3,583,772	$2,908,024
Trade accounts receivable, net of allowance of $4,430 and $4,598	3,313,420	3,545,871
Inventories, net	3,984,376	3,836,809
Other receivables	120,326	209,172
Prepaid expenses and other assets	581,377	652,308
Total current assets	11,583,271	11,152,184

Property and equipment, net	4,516,820	4,370,045
Other assets	106,964	66,964
Total assets	$16,207,055	$15,589,193
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,442,736	$1,361,914
Accrued liabilities	489,267	328,144
Accrued payroll and benefits	1,470,774	1,356,255
Capital lease obligation, current portion	166,454	166,454
Total current liabilities	3,569,231	3,212,767

Capital lease obligation, less current portion	143,619	178,919
Deferred rent	515,856	548,202
Warrant liability	621,469	717,393
Total liabilities	4,850,175	4,657,281

Stockholders’ equity:
Preferred stock: Series D, $.01 par value, voting; 100,000 shares authorized; none issued and outstanding	—	—
Common stock: Class A, $.01 par value, voting; 34,500,000 shares authorized; 15,653,258 and 15,590,945 shares issued and outstanding	156,533	155,909
Additional paid-in capital	214,913,912	214,661,617
Accumulated other comprehensive income	157,661	126,108
Accumulated deficit	(203,871,226)	(204,011,722)
Total stockholders’ equity	11,356,880	10,931,912
Total liabilities and stockholders’ equity	$16,207,055	$15,589,193

The accompanying notes are an integral part of these unaudited consolidated statements.

F-1

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statements of Comprehensive Income
(unaudited)

	Three months ended
	September 30,
	2016	2015

Revenue, net	$5,000,229	$4,190,330
Cost of sales	2,166,481	1,938,762
Gross margin	2,833,748	2,251,568
Operating expenses:
Selling, general and administrative	2,165,062	1,438,592
New product development	278,018	148,346
Total costs and expenses	2,443,080	1,586,938
Operating income	390,668	664,630
Other income (expense):
Interest expense	(6,941)	(12,871)
Change in fair value of warrant liability	43,500	368,114
Other income (expense), net	(21,531)	(174,844)
Total other income (expense), net	15,028	180,399
Net income before income taxes	405,696	845,029
Income taxes	265,200	2,056
Net income	$140,496	$842,973
Earnngs per common share (basic)	$0.01	$0.06
Number of shares used in per share calculation (basic)	15,616,855	15,239,366
Earnings per common share (diluted)	$0.01	$0.05
Number of shares used in per share calculation (diluted)	17,152,771	16,542,934
Foreign currency translation adjustment	31,553	12,075
Comprehensive income	$172,049	$855,048

The accompanying notes are an integral part of these unaudited consolidated statements.

F-2

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statement of Stockholders’ Equity
Three months ended September 30, 2016
(unaudited)

	Class A Common Stock Shares	Amount	Additional Paid-in Capital	Accumulated Other Comphrehensive Income	Accumulated Deficit	Total Stockholders’ Equity
Balances at June 30, 2016	15,590,945	$155,909	$214,661,617	$126,108	$(204,011,722)	$10,931,912
Issuance of common stock for:
Exercise of warrants	56,765	569	70,388	—	—	70,957
Employee Stock Purchase Plan	5,548	55	9,543	—	—	9,598
Reclassification of warrant liability upon exercise	—	—	52,424	—	—	52,424
Stock based compensation	—	—	119,940	—	—	119,940
Foreign currency translation adjustment	—	—	—	31,553	—	31,553
Net income	—	—	—	—	140,496	140,496
Balances at September 30, 2016	15,653,258	$156,533	$214,913,912	$157,661	$(203,871,226)	$11,356,880

The accompanying notes are an integral part of these unaudited consolidated statements.

F-3

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statements of Cash Flows
(unaudited)

	Three months ended
	September 30,
	2016	2015
Cash flows from operating activities
Net income	$140,496	$842,973
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	249,465	181,202
Stock based compensation	119,940	73,410
Provision for doubtful accounts receivable	—	(289)
Change in fair value of warrant liability	(43,500)	(368,114)
Deferred rent	(32,346)	35,051
Inventory write-offs to reserve	41,143	—
Changes in operating assets and liabilities:
Trade accounts receivables	232,466	154,304
Other receivables	88,073	92,769
Inventories	(269,111)	(164,332)
Prepaid expenses and other assets	29,680	29,159
Accounts payable and accrued liabilities	365,587	21,277
Net cash provided by operating activities	921,893	897,410
Cash flows from investing activities
Purchase of property and equipment	(387,259)	(285,236)
Net cash used in investing activities	(387,259)	(285,236)
Cash flows from financing activities
Proceeds from sale of common stock from employee stock purchase plan	9,598	8,228
Proceeds from exercise of warrants, net of costs	70,957	—
Net payments on loan payable	—	(48,353)
Payments on capital lease obligations	(35,300)	(29,464)
Net cash provided by (used in) financing activities	45,255	(69,589)
Effect of exchange rate on cash and cash equivalents	95,859	163,520
Change in cash and cash equivalents	675,748	706,105
Cash and cash equivalents, beginning of period	2,908,024	1,643,920
Cash and cash equivalents, end of period	$3,583,772	$2,350,025
Supplemental disclosure of cash flow information:
Interest paid in cash	$6,941	$12,871
Income taxes paid	$116,043	$2,056

The accompanying notes are an integral part of these unaudited consolidated statements.

F-4

Notes to Financial Statements

1.	Basis of Presentation

References in this document to “the Company,” “LightPath,” “we,” “us,” or “our” are intended to mean LightPath Technologies, Inc., individually, or as the context requires, collectively with its subsidiaries on a consolidated basis.

The accompanying unaudited consolidated financial statements have been prepared in accordance with the requirements of Article 8 of Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended, and, therefore, do not include all information and footnotes necessary for a fair presentation of financial position, results of operations, and cash flows in conformity with accounting principles generally accepted in the United States of America. These consolidated financial statements should be read in conjunction with our consolidated financial statements and related notes, included in our Annual Report on Form 10-K, as amended, for the fiscal year ended June 30, 2016, filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise stated, references to particular years or quarters refer to our fiscal years ended June 30 and the associated quarters of those fiscal years.

These consolidated financial statements are unaudited, but include all adjustments, including normal recurring adjustments, which, in the opinion of management, are necessary to present fairly our financial position, results of operations and cash flows for the interim periods presented. Results of operations for interim periods are not necessarily indicative of the results that may be expected for the year as a whole.

History:

We were incorporated in Delaware in 1992 as the successor to LightPath Technologies Limited Partnership, a New Mexico limited partnership, formed in 1989, and its predecessor, Integrated Solar Technologies Corporation, a New Mexico corporation, formed in 1985. We completed our initial public offering (“IPO”) during fiscal 1996. On April 14, 2000, we acquired Horizon Photonics, Inc. (“Horizon”). On September 20, 2000, we acquired Geltech, Inc. (“Geltech”). In November 2005, we formed LightPath Optical Instrumentation (Shanghai) Co., Ltd (“LPOI”), a wholly-owned subsidiary located in Jiading, People’s Republic of China. In December 2013, we formed LightPath Optical Instrumentation (Zhenjiang) Co., Ltd (“LPOIZ”), a wholly-owned subsidiary located in Zhenjiang, Jiangsu Province, People’s Republic of China.

We are a manufacturer and integrator of families of precision molded aspheric optics, high-performance fiber-optic collimator, GRADIUM glass lenses and other optical materials used to produce products that manipulate light. We design, develop, manufacture and distribute optical components and assemblies utilizing the latest optical processes and advanced manufacturing technologies. We also engage in research and development for optical solutions for the traditional optics markets and communications markets.

2.	Significant Accounting Policies

Consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and cash equivalents consist of cash in the bank and temporary investments with maturities of 90 days or less when purchased.

Allowance for accounts receivable, is calculated by taking 100% of the total of invoices that are over 90 days past due from the due date and 10% of the total of invoices that are over 60 days past due from the due date for U.S. based accounts and 100% of invoices that are over 120 days past due for China based accounts. Accounts receivable are customer obligations due under normal trade terms. We perform continuing credit evaluations of our customers’ financial condition. If our actual collection experience changes, revisions to our allowance may be required. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

Inventories, which consist principally of raw materials, tooling, work-in-process and finished lenses, collimators and assemblies are stated at the lower of cost or market, on a first-in, first-out basis. Inventory costs include materials, labor and manufacturing overhead. Acquisition of goods from our vendors has a purchase burden added to cover customs, shipping and handling costs. Fixed costs related to excess manufacturing capacity have been expensed. We look at the following criteria for parts to consider for the inventory reserve: items that have not been sold in two years or that have not been purchased in two years or of which we have more than a two-year supply. These items as identified are reserved at 100%, as well as reserving 50% for other items deemed to be slow moving within the last twelve months and reserving 25% for items deemed to have low material usage within the last six months. The parts identified are adjusted for recent order and quote activity to determine the final inventory reserve.

F-5

Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the related assets ranging from one to ten years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the related assets using the straight-line method. Construction in process represents the accumulated costs of assets not yet placed in service and primarily relates to manufacturing equipment.

Long-lived assets, such as property, plant, and equipment and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to its estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Deferred rent relates to certain of our operating leases containing predetermined fixed increases of the base rental rate during the lease term being recognized as rental expense on a straight-line basis over the lease term, as well as applicable leasehold improvement incentives provided by the landlord. We have recorded the difference between the amounts charged to operations and amounts payable under the leases as deferred rent in the accompanying consolidated balance sheets.

Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are computed on the basis of differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based upon enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances have been established to reduce deferred tax assets to the amount expected to be realized.

We have not recognized a liability for uncertain tax positions. A reconciliation of the beginning and ending amount of unrecognized tax benefits or penalties has not been provided since there has been no unrecognized benefit or penalty. If there were an unrecognized tax benefit or penalty, we would recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.

We file U.S. Federal income tax returns, and various states and foreign jurisdictions. Our open tax years subject to examination by the Internal Revenue Service and the Florida Department of Revenue generally remain open for three years from the date of filing.

Our cash and cash equivalents totaled approximately $3.6 million at September 30, 2016. Of this amount, approximately 48% was held by our foreign subsidiaries in China. These foreign funds were generated in China as a result of foreign earnings. Before any funds can be repatriated, the retained earnings in China must equal at least 150% of the registered capital. As of September 30, 2016, we have retained earnings in China of approximately $2.2 million and we need to have approximately $11.3 million before repatriation will be allowed. We currently intend to permanently invest earnings generated from our foreign operations, and, therefore, we have not previously provided for United States taxes on related earnings. However, if in the future we change such intention we would provide for and pay additional United States taxes at that time.

Revenue is recognized from product sales when products are shipped to the customer, provided that the Company has received a valid purchase order, the price is fixed, title has transferred, collection of the associated receivable is reasonably assured, and there are no remaining significant obligations. Product development agreements are generally short term in nature with revenue recognized upon shipment to the customer for products, reports or designs. Invoiced amounts for sales for value-added taxes (“VAT”) are posted to the balance sheet and not included in revenue. Revenue recognized from equipment leasing is recognized over the lease term based on straight-lining of total lease payments. Equipment leasing revenue was approximately $17,996 for the three months ended September 30, 2016, and was included in sales on the accompanying consolidated statement of comprehensive income. Equipment under lease of $55,210 was included in property and equipment, net as of September 30, 2016, on the accompanying consolidated balance sheet.

F-6

Value added tax (“VAT”) is computed on the gross sales price on all sales of our products sold in the People’s Republic of China. The VAT rates range up to 17%, depending on the type of products sold. The VAT may be offset by VAT paid by us on raw materials and other materials included in the cost of producing or acquiring our finished products. We recorded a VAT receivable net of payments, which is included in other receivables in the accompanying financial statements.

New product development costs are expensed as incurred.

Stock-based compensation is measured at grant date, based on the fair value of the award, and is recognized as an expense over the employee’s requisite service period. We estimate the fair value of each restricted stock unit or stock option as of the date of grant using the Black-Scholes-Merton pricing model. Most awards granted under our Amended and Restated Omnibus Incentive Plan (the “Plan”) vest ratably over two to four years and generally have four to ten-year contract lives. The volatility rate is based on historical trends in common stock closing prices and the expected term was determined based primarily on historical experience of previously outstanding awards. The interest rate used is the U.S. Treasury interest rate for constant maturities. The likelihood of meeting targets for option grants that are performance based are evaluated each quarter. If it is determined that meeting the targets is probable then the compensation expense will be amortized over the remaining vesting period.

Management estimates. Management makes estimates and assumptions during the preparation of our consolidated financial statements that affect amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes available, which in turn could impact the amounts reported and disclosed herein.

Fair value of financial instruments. We account for financial instruments in accordance with the Financial Accounting Standard Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 820 – Fair Value Measurements and Disclosures (“ASC 820”), which provides a framework for measuring fair value and expands required disclosure about fair value measurements of assets and liabilities. ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable.

Level 3 - Unobservable inputs that are supported by little or no market activity, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of September 30, 2016.

The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments which include cash, receivables, accounts payable and accrued liabilities. Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand. The fair value of our capital lease obligations approximates their carrying value based upon current rates available to us.

We value our warrant liabilities based on open-form option pricing models which, based on the relevant inputs, render the fair value measurement at Level 3. We base our estimates of fair value for warrant liabilities on the amount it would pay a third-party market participant to transfer the liability and incorporates inputs such as equity prices, historical and implied volatilities, dividend rates and prices of convertible securities issued by comparable companies maximizing the use of observable inputs when available. See further discussion at Note 8.

We do not have any other financial or non-financial instruments that would be characterized as Level 1, Level 2 or Level 3.

Derivative financial instruments. We account for derivative instruments in accordance with FASB’s ASC Topic 815 – Derivatives and Hedging (“ASC 815”), which requires additional disclosures about our objectives and strategies for using derivative instruments, how the derivative instruments and related hedged items are accounted for, and how the derivative instruments and related hedging items affect the financial statements.

F-7

We do not use derivative instruments to hedge exposures to cash flow, market or foreign currency risk. Terms of convertible debt instruments are reviewed to determine whether or not they contain embedded derivative instruments that are required under ASC 815 to be accounted for separately from the host contract, and recorded on the balance sheet at fair value. The fair value of derivative liabilities, if any, is required to be revalued at each reporting date, with corresponding changes in fair value recorded in current period operating results.

Freestanding warrants issued by us in connection with the issuance or sale of debt and equity instruments are considered to be derivative instruments. Pursuant to ASC 815, an evaluation of specifically identified conditions is made to determine whether the fair value of warrants issued is required to be classified as equity or as a derivative liability.

Comprehensive income is defined as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. Comprehensive income has two components, net income and other comprehensive income, and is included on the statement of comprehensive income. Our other comprehensive income consists of foreign currency translation adjustments made for financial reporting purposes.

Business segments are required to be reported by us. As we only operate in principally one business segment, no additional reporting is required.

Certain reclassifications of prior period amounts were made to reflect current classifications.

Recent accounting pronouncements. There are new accounting pronouncements issued by the FASB that are not yet effective. Management does not believe any of these accounting pronouncements will have a material impact on our financial position or operating results.

In July 2015, the FASB issued No. 2015-11, Inventory - Simplifying the Measurement of Inventory (“ASU 2015-11”). ASU 2015-11 provides additional guidance regarding the subsequent measurement of inventory by requiring inventory to be measured at the lower of cost or net realizable value. This guidance is effective for fiscal years and interim periods beginning after December 15, 2016. Early adoption is permitted. We do not expect the adoption of this guidance to have a material impact on our consolidated financial position, results of operations or cash flows.

In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which supersedes nearly all existing revenue recognition guidance under U.S. GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. We are evaluating the impact of this new standard on our financial position, results of operations, cash flows and related disclosures.

ASU 2014-09 provides that an entity should apply a five-step approach for recognizing revenue, including (1) identifying the contract with a customer; (2) identifying the performance obligations in the contract; (3) determining the transaction price; (4) allocating the transaction price to the performance obligations in the contract; and (5) recognizing revenue when, or as, the entity satisfies a performance obligation. Also, the entity must provide various disclosures concerning the nature, amount and timing of revenue and cash flows arising from contracts with customers. The effective date will be the first quarter of our fiscal year ending June 30, 2019, using one of two retrospective application methods.

In February 2016, the FASB issued ASU 2016-02, Leases (“ASU 2016-02”). This guidance requires an entity to recognize lease liabilities and a right-of-use asset for all leases on the balance sheet and to disclose key information about the entity’s leasing arrangements. ASU 2016-02 is effective for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period, with earlier adoption permitted. ASU 2016-02 must be adopted using a modified retrospective approach for all leases existing at, or entered into after the date of initial adoption, with an option to elect to use certain transition relief. We are evaluating the impact of this standard on our financial position, results of operations, cash flows and related disclosures.

F-8

3.	Inventories

The components of inventories include the following:

	September 30, 2016	June 30, 2016

Raw materials	$1,895,952	$1,791,791
Work in process	1,216,935	1,269,539
Finished goods	1,256,211	1,171,343
Reserve for obsolescence	(384,722)	(395,864)
	$3,984,376	$3,836,809

The value of tooling in raw materials was approximately $1.28 million at September 30, 2016 and approximately $1.16 million at June 30, 2016.

4.	Property and Equipment

Property and equipment are summarized as follows:

	Estimated Life (Years)	September 30, 2016	June 30, 2016

Manufacturing equipment	5 - 10	$7,221,196	$6,818,382
Computer equipment and software	3 - 5	353,943	339,723
Furniture and fixtures	5	92,493	92,705
Leasehold improvements	5 - 7	1,222,871	1,225,099
Construction in progress		540,643	597,452
Total property and equipment		9,431,146	9,073,361

Less accumulated depreciation and amortization		4,914,326	4,703,316
Total property and equipment, net		$4,516,820	$4,370,045

5.	Accounts Payable

The accounts payable balance as of September 30, 2016 and June 30, 2016 includes approximately $74,500 and $69,250, respectively, which represents earned but unpaid board of directors’ fees.

6.	Compensatory Equity Incentive Plan and Other Equity Incentives

Share-Based Compensation Arrangements — The Amended and Restated Omnibus Incentive Plan (the “Plan”) includes several available forms of stock compensation of which incentive stock options and restricted stock awards. Stock based compensation is measured at grant date, based on the fair value of the award, and is recognized as an expense over the employee’s requisite service period. We estimate the fair value of each stock option as of the date of grant using the Black-Scholes-Merton pricing model. Most options granted under the Plan vest ratably over two to four years and generally have ten-year contract lives. The volatility rate is based on four-year historical trends in common stock closing prices and the expected term was determined based primarily on historical experience of previously outstanding options. The interest rate used is the U.S. Treasury interest rate for constant maturities. The likelihood of meeting targets for option grants that are performance based are evaluated each quarter. If it is determined that meeting the targets is probable then the compensation expense will be amortized over the remaining vesting period.

F-9

The LightPath Technologies, Inc. Employee Stock Purchase Plan (“2014 ESPP”) was adopted by our board of directors on October 30, 2014 and approved by our stockholders on January 29, 2015.

The 2014 ESPP permits employees to purchase shares of our Class A common stock through payroll deductions, which may not exceed 15% of an employee’s compensation, at a price not less than 85% of the market value of our Class A common stock on specified dates (June 30 and December 31). In no event can any participant purchase more than $25,000 worth of shares of Class A common stock in any calendar year and an employee cannot purchase more than 8,000 shares on any purchase date within an offering period of 12 months and 4,000 shares on any purchase date within an offering period of six months. A discount of $943 and $846 for the three months ended September 30, 2016 and 2015, respectively, is included in the selling, general and administrative expense in the accompanying consolidated statements of comprehensive income, which represents the value of the 10% discount given to the employees purchasing stock under the 2014 Plan.

These plans are summarized below:

Equity Compensation Arrangement	Award Shares Authorized	Award Shares Outstanding at September 30, 2016	Available for Issuance at September 30, 2016
Amended and Restated Omnibus Incentive Plan	3,915,625	2,111,055	1,159,429
Employee Stock Purchase Plan	400,000	—	384,546

	4,315,625	2,111,055	1,543,975

Grant Date Fair Values and Underlying Assumptions; Contractual Terms — We estimate the fair value of each stock option as of the date of grant. We use the Black-Scholes-Merton pricing model. The 2014 ESPP fair value is the amount of the discount the employee obtains at the date of the purchase transaction.

No stock options were granted in the three month periods ended September 30, 2016 and 2015.

Most options granted under the Plan vest ratably over two to four years and are generally exercisable for ten years. The assumed forfeiture rates used in calculating the fair value of options and restricted stock unit (“RSU”) grants with both performance and service conditions were 20% for each of the three months ended September 30, 2016 and 2015. The volatility rate and expected term are based on seven-year historical trends in Class A common stock closing prices and actual forfeitures. The interest rate used is the U.S. Treasury interest rate for constant maturities.

F-10

Information Regarding Current Share-Based Compensation Awards — A summary of the activity for share-based compensation awards in the three months ended September 30, 2016 is presented below:

				Restricted
	Stock Options			Stock Units (RSUs)
		Weighted	Weighted		Weighted
		Average	Average		Average
		Exercise	Remaining		Remaining
		Price	Contract		Contract
	Shares	(per share)	Life (YRS)	Shares	Life (YRS)
June 30, 2016	819,260	$1.90	5.6	1,311,795	0.9

Granted	—	$0.00	—	—	—
Exercised	—	$0.00	—	—	—
Cancelled/Forfeited	(20,000)	$2.92	—	—	—
September 30, 2016	799,260	$1.88	5.4	1,311,795	0.8

Awards exercisable/
vested as of
September 30, 2016	620,760	$2.03	4.7	903,981	—

Awards unexercisable/
unvested as of
September 30, 2016	178,500	$1.35	7.9	407,814	0.8
	799,260			1,311,795

The total intrinsic value of options outstanding and exercisable at September 30, 2016 and 2015 was $164,180 and $45,590, respectively.

The total intrinsic value of RSUs exercised during the three months ended September 30, 2016 and 2015 was $0 and $0, respectively.

The total intrinsic value of RSUs outstanding and exercisable at September 30, 2016 and 2015 was $1,618,126 and $1,000,431, respectively.

The total fair value of RSUs vested during the three months ended September 30, 2016 and 2015 was $50,002 and $0, respectively.

The total fair value of option shares vested during the three months ended September 30, 2016 and 2015 was $0 and $0, respectively.

F-11

As of September 30, 2016, there was $372,197 of total unrecognized compensation cost related to non-vested share-based compensation arrangements (including share options and restricted stock units) granted under the Plan. We expect to recognize the compensation cost as follows:

	Stock Options	Restricted Stock Share/Units	Total
Nine months ended June 30, 2017	$29,520	$149,752	$179,272

Year ended June 30, 2018	27,883	124,912	152,795

Year ended June 30, 2019	12,537	24,988	37,525

Year ended June 30, 2020	2,605	—	2,605
	$72,545	$299,652	$372,197

RSU awards vest immediately or from two to four years from the date of grant.

We issue new shares of Class A common stock upon the exercise of stock options. The following table is a summary of the number and weighted average grant date fair values regarding our unexercisable/unvested awards as of September 30, 2016 and changes during the three months then ended:

Unexercisable/unvested awards	Stock Options Shares	RSU Shares	Total Shares	Weighted-Average Grant Date Fair Values (per share)
June 30, 2016	182,250	441,599	623,849	$1.35
Granted	—	—	—	$—
Vested	—	(33,785)	(33,785)	$1.48
Cancelled/Forfeited	(3,750)	—	(3,750)	$1.08
September 30, 2016	178,500	407,814	586,314	$1.34

Financial Statement Effects and Presentation — The following table shows total stock-based compensation expense for the three months ended September 30, 2016 and 2015 included in the consolidated statements of comprehensive income:

	Three months ended September 30, 2016	Three months ended September 30, 2015

Stock options	$11,672	$13,232
RSU	108,268	60,178
Total	$119,940	$73,410

The amounts above were included in:
Selling, general & administrative	$119,576	$70,143
Cost of sales	79	79
New product development	285	3,188
	$119,940	$73,410

7. Foreign Operations

Assets and liabilities denominated in non-U.S. currencies are translated at rates of exchange prevailing on the balance sheet date, and revenues and expenses are translated at average rates of exchange for the period. Gains or losses on the translation of the financial statements of a non-U.S. operation, where the functional currency is other than the U.S. dollar, are reflected as a separate component of equity. The foreign exchange translation adjustment reflects a net gain of approximately $31,553 for the three months ended September 30, 2016 and a gain of approximately $12,075 for the three months ended September 30, 2015. As of September 30, 2016, we had approximately $11,991,000 in assets and $10,561,000 in net assets located in China. As of June 30, 2016, we had approximately $11,311,000 in assets and $9,942,000 in net assets located in China.

F-12

8. Derivative Financial Instruments (Warrant Liability)

On June 11, 2012, we executed a Securities Purchase Agreement with respect to a private placement of an aggregate of 1,943,852 shares of our Class A common stock at $1.02 per share and warrants to purchase up to 1,457,892 shares of our Class A common stock at an initial exercise price of $1.32 per share, which was subsequently reduced to $1.26 (the “June 2012 Warrants”). The June 2012 Warrants are exercisable for a period of five years beginning on December 11, 2012. We accounted for the June 2012 Warrants issued to investors in accordance with ASC 815-10. ASC 815-10 provides guidance for determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock. This applies to any freestanding financial instrument or embedded feature that has all the characteristics of a derivative under ASC 815-10, including any freestanding financial instrument that is potentially settled in an entity’s own stock.

Due to certain adjustments that may be made to the exercise price of the June 2012 Warrants if we issue or sell shares of our Class A common stock at a price that is less than the then-current warrant exercise price, the June 2012 Warrants have been classified as a liability, as opposed to equity, in accordance with ASC 815-10 as it was determined that the June 2012 Warrants were not indexed to our Class A common stock.

The fair value of the outstanding June 2012 Warrants was re-measured on September 30, 2016 to reflect their fair market value at the end of the current reporting period. The June 2012 Warrants will be re-measured at each subsequent financial reporting period until the warrants are either fully exercised or expire. The change in fair value of the June 2012 Warrants is recorded in the statement of comprehensive income and is estimated using the Lattice option-pricing model using the following assumptions:

Inputs into Lattice model for warrants:	Exercise 8/17/2016	Exercise 9/15/2016	9/30/2016
Equivalent volatility	75.80%	62.50%	61.20%
Equivalent interest rate	0.62%	0.66%	0.63%
Floor	$1.1500	$1.1500	$1.1500
Greater of estimated stock price or floor	$1.1500	$1.1500	$1.1500
Probability price < strike price	37.60%	43.20%	42.90%
Fair value of call	$0.9200	$0.9300	$0.7300
Probability of fundamental transaction occuring	5%	5%	5%

The warrant liabilities are considered recurring Level 3 financial instruments, with a fair value of approximately $621,000 and $717,000 at September 30, 2016 and June 30, 2016, respectively.

The following table summarizes the activity of Level 3 instruments measured on a recurring basis for the three months ended September 30, 2016:

September 30, 2016 Warrant Liability
Fair value, June 30, 2016	$717,393
Exercise of common stock warrants	(52,424)
Change in fair value of warrant liability	(43,500)
Fair value, June 30, 2016	$621,469

F-13

9.   Earnings Per Share

Basic earnings per share is computed by dividing the weighted-average number of shares of Class A common stock outstanding, during each period presented. Diluted earnings per share is computed similarly to basic earnings per share except that it reflects the potential dilution that could occur if dilutive securities or other obligations to issue shares of Class A common stock were exercised or converted into shares of Class A common stock. The computations for basic and diluted earnings per share are described in the following table:

	Three months ended September 30,
	2016	2015
Net income (loss)	$140,496	$842,973

Weighted average common shares outstanding:
Basic	15,616,855	15,239,366

Effect of dilutive securities:
Options to purchase common stock	92,584	49,614
Restricted stock units	1,114,134	876,189
Common stock warrants	329,198	377,765
Diluted	17,152,771	16,542,934

Earnings (Loss) per common share:
Basic	$0.01	$0.06
Diluted	$0.01	$0.05

Excluded from computation:
Options to purchase common stock	706,676	672,869
Restricted stock units	197,661	199,111
Common stock warrants	694,408	1,167,236
	1,598,745	2,039,216

10.   Lease Commitments

We have operating leases for office space. At September 30, 2016, we have a lease agreement for our manufacturing and office facility in Orlando, Florida (the “Orlando Lease”). The Orlando Lease, which is for a seven-year original term with renewal options, expires April 2022 and expanded our space to 25,847 square feet, including space added in July 2014. Minimum rental rates for the extension term were established based on annual increases of two and one half percent starting in the third year of the extension period. Additionally, there is one 5-year extension option exercisable by us. The minimum rental rates for such additional extension options will be determined at the time an option is exercised and will be based on a “fair market rental rate” as determined in accordance with the lease agreement, as amended.

We received $420,014 in a leasehold improvement allowance in fiscal 2015. The improvements were recorded as property and equipment and deferred rent on the consolidated balance sheets. Amortization of leasehold improvements was $80,967 as of September 30, 2016. The deferred rent is being amortized as a credit to lease expense over the term of the lease.

At September 30, 2016, we, through our wholly-owned subsidiary, LPOI, have a lease agreement for an office facility in Shanghai, China (the “Shanghai Lease”). The Shanghai Lease commenced in October 2015 and expires October 2017.

At September 30, 2016, we, through our wholly-owned subsidiary, LPOIZ, have a lease agreement for a manufacturing and office facility in Zhenjiang, China (the “Zhenjiang Lease”). The Zhenjiang Lease, which is for a five-year original term with renewal options, expires March 2019.

F-14

During fiscal 2014 and 2015, we entered into four capital lease agreements, with terms ranging from three to five years, for computer and manufacturing equipment, which are included as part of property and equipment. Assets under capital lease include approximately $547,000 in computer equipment and software and manufacturing equipment, with accumulated amortization of approximately $237,000 as of September 30, 2016. Amortization related to capital lease assets is included in depreciation and amortization expense.

Rent expense totaled approximately $120,510 and $152,720 during the three months ended September 30, 2016 and 2015, respectively.

The approximate future minimum lease payments under capital and operating leases at September 30, 2016 were as follows:

Fiscal year ending June 30,	Capital Leases	Operating Lease

2017	$126,992	$284,000
2018	167,335	405,000
2019	39,000	371,000
2020	6,825	357,000
2021	—	366,000
2022 and beyond	—	280,000
Total minimum payments	340,152	$2,063,000

Less imputed interest	(30,079)
Present value of minimum lease payments included in capital lease obligations	310,073
Less current portion	166,454
Non-current portion	$143,619

11. Loan Payable

On September 30, 2013, we entered into a Loan and Security Agreement (the “LSA”) with AvidBank Corporate Finance, a division of AvidBank (“AvidBank”). Pursuant to the LSA, AvidBank agreed to lend us under a revolving credit facility (the “Revolving Line”) an aggregate principal outstanding amount not to exceed the lesser of (i) One Million Dollars ($1,000,000) or (ii) an amount equal to eighty percent (80%) of eligible accounts, as determined by AvidBank in accordance with the LSA. We could have borrowed amounts under the Revolving Line at any time prior to December 30, 2014, at which time all outstanding amounts would have been immediately due and payable.

Pursuant to the LSA, AvidBank also agreed to make equipment advances to us, each in a minimum amount of $100,000, and in an aggregate principal amount not to exceed One Million Dollars ($1,000,000). Equipment advances during any particular three-month draw period were due and repayable in thirty-six (36) equal monthly payments. All amounts due under outstanding equipment advances made during any particular draw period were due on the tenth (10th) day following the end of such draw period, and in any event, no later than September 30, 2017.

On December 23, 2014, we entered into an Amended and Restated Loan and Security Agreement (the “Amended LSA”) with AvidBank for an invoice-based working capital revolving line of credit (the “Invoiced Based Line”). The Amended LSA amended and restated the LSA. Pursuant to the Amended LSA, AvidBank will, in its discretion, make loan advances to us up to a maximum aggregate principal amount outstanding not to exceed the lesser of (i) One Million Dollars ($1,000,000) or (ii) eighty percent (80%) (the “Maximum Advance Rate”) of the aggregate balance of our eligible accounts receivable, as determined by AvidBank in accordance with the Amended LSA. On December 23, 2015, we executed the First Amendment to the Amended LSA to extend the term of the Amended LSA to December 23, 2016.

F-15

Avid Bank may, in its discretion, elect to not make a requested advance, determine that certain accounts are not eligible accounts, change the Maximum Advance Rate or apply a lower advance rate to particular accounts and terminate the Amended LSA. As of September 30, 2016 and 2015, the principal outstanding on the Invoiced Based Line was $0.

Amounts borrowed under the Invoiced Based Line may be repaid and re-borrowed at any time prior to December 23, 2016, at which time all amounts shall be immediately due and payable. The advances under the Invoiced Based Line bear interest, on the outstanding daily balance, at a per annum rate equal to three percent (3%) above the Prime Rate (6.50% at September 30, 2016). Interest payments are due and payable on the last business day of each month. Payments received with respect to accounts upon which advances are made will be applied to the amounts outstanding under the Amended LSA.

Our obligations under the Amended LSA are secured by a first priority security interest (subject to permitted liens) in cash, U.S. inventory and accounts receivable. In addition, our wholly-owned subsidiary, Geltech, has guaranteed our obligations under the Amended LSA.

The Amended LSA contains customary covenants, including, but not limited to: (i) limitations on the disposition of property; (ii) limitations on changing our business or permitting a change in control; (iii) limitations on additional indebtedness or encumbrances; (iv) restrictions on distributions; and (v) limitations on certain investments.

Late payments are subject to a late fee equal to the lesser of five percent (5%) of the unpaid amount or the maximum amount permitted to be charged under applicable law. Amounts outstanding during an event of default accrue interest at a rate of five percent (5%) above the interest rate applicable immediately prior to the occurrence of the event of default. The Amended LSA contains other customary provisions with respect to events of default, expense reimbursement, and confidentiality.

F-16

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

LightPath Technologies, Inc.

We have audited the accompanying consolidated balance sheet of LightPath Technologies, Inc., and its subsidiaries (the “Company”) as of June 30, 2016 and 2015, and the related consolidated statements of comprehensive income (loss), stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing our audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2016 and 2015, and the results of their operations and their cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Orlando, Florida
September 15, 2016

F-17

LIGHTPATH TECHNOLOGIES, INC.

Consolidated Balance Sheets

Assets	June 30, 2016	June 30, 2015
Current assets:
Cash and cash equivalents	$2,908,024	$1,643,920
Trade accounts receivable, net of allowance of $4,598 and $6,282	3,545,871	3,048,754
Inventories, net	3,836,809	3,181,377
Other receivables	209,172	253,880
Prepaid expenses and other assets	652,308	244,075
Total current assets	11,152,184	8,372,006

Property and equipment, net	4,370,045	4,275,552
Other assets	66,964	66,964
Total assets	$15,589,193	$12,714,522
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,361,914	$1,551,885
Accrued liabilities	328,144	84,039
Accrued payroll and benefits	1,356,255	842,506
Loan payable, current portion	—	51,585
Capital lease obligation, current portion	166,454	166,454
Total current liabilities	3,212,767	2,696,469

Capital lease obligation, less current portion	178,919	310,260
Deferred rent	548,202	512,679
Warrant liability	717,393	1,195,470
Total liabilities	4,657,281	4,714,878

Commitments and contingencies (Notes 11 and 12)

Stockholders’ equity:
Preferred stock: Series D, $.01 par value, voting; 100,000 shares authorized; none issued and outstanding	—	—
Common stock: Class A, $.01 par value, voting; 34,500,000 shares authorized; 15,590,945 and 15,235,073 shares issued and outstanding	155,909	152,351
Additional paid-in capital	214,661,617	213,222,950
Accumulated other comprehensive income	126,108	50,680
Accumulated deficit	(204,011,722)	(205,426,337)
Total stockholders’ equity	10,931,912	7,999,644
Total liabilities and stockholders’ equity	$15,589,193	$12,714,522

The accompanying notes are an integral part of these consolidated statements.

F-18

LIGHTPATH TECHNOLOGIES, INC.

Consolidated Statements of Comprehensive Income (Loss)

	Year ended
	2016	2015
Sales, net	$17,272,238	$13,661,569
Cost of sales	7,967,728	7,682,194
Gross margin	9,304,510	5,979,375
Operating expenses:
Selling, general and administrative	6,581,218	5,130,414
New product development	668,840	1,109,095
(Gain) Loss on disposal of equipment	45,037	(1,482)
Total costs and expenses	7,295,095	6,238,027
Operating income (loss)	2,009,415	(258,652)
Other income (expense)
Interest expense	(37,627)	(18,279)
Interest expense - debt costs	—	(13,270)
Change in fair value of warrant liability	(52,454)	(464,039)
Other income (expense)	(305,444)	41,276
Net income (loss) before taxes	1,613,890	(712,964)
Income taxes	199,275	2,316
Net income (loss)	$1,414,615	$(715,280)
Income (loss) per share - basic	$0.09	$(0.05)
Number of shares used in per share calculation- basic	15,401,893	14,711,586
Income (loss) per common share - diluted	0.08	(0.05)
Number of shares used in per share calculation- diluted	16,875,383	14,711,586
Foreign currency translation adjustment	75,428	(1,001)
Comprehensive income (loss)	$1,490,043	$(716,281)

The accompanying notes are an integral part of these consolidated statements.

F-19

LIGHTPATH TECHNOLOGIES, INC.

Consolidated Statement of Stockholders’ Equity

Years ended June 30, 2016 and 2015

	Class A Common Stock Shares	Amount	Additional Paid-in Capital	Accumulated Other Comphrehensive Income	Accumulated Deficit	Total Stockholders’ Equity
Balances at June 30, 2014	14,293,305	$142,933	$211,812,134	$51,681	$(204,711,057)	7,295,691
Issuance of common stock for:
Employee Stock Purchase Plan	10,978	110	13,120	—	—	13,230
Private placement of common stock	930,790	9,308	1,112,746	—	—	1,122,054
Stock based compensation on stock options & RSU	—	—	284,950	—	—	284,950
Foreign currency translation adjustment	—	—	—	(1,001)	—	(1,001)
Net loss	—	—	—	—	(715,280)	(715,280)
Balances at June 30, 2015	15,235,073	$152,351	$213,222,950	$50,680	$(205,426,337)	$7,999,644
Issuance of common stock for:
Exercise of warrants	313,081	3,130	388,221	—	—	391,351
Employee Stock Purchase Plan	9,906	99	22,804	—	—	22,903
Exercise of RSU or options	6,077	61	6,369	—	—	6,430
Cashless exercise of warrants	26,808	268	(536)	—	—	(268)
Settlement for Class E shares	—	—	(582)	—	—	(582)
Reclassification of warrant liability upon exercise	—	—	530,531	—	—	530,531
Stock based compensation on stock options & RSU	—	—	491,860	—	—	491,860
Foreign currency translation adjustment	—	—	—	75,428	—	75,428
Net income	—	—	—	—	1,414,615	1,414,615
Balances at June 30, 2016	15,590,945	$155,909	$214,661,617	$126,108	$(204,011,722)	$10,931,912

The accompanying notes are an integral part of these unaudited consolidated statements.

F-20

LIGHTPATH TECHNOLOGIES, INC.

Consolidated Statements of Cash Flows

	Year Ended June 30,
	2016	2015
Cash flows from operating activities
Net income (loss)	$1,414,615	$(715,280)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	847,990	537,143
Interest from amortization of debt costs	—	13,270
Loss on disposal of property and equipment	45,037	(1,482)
Stock based compensation	348,735	284,950
Provision for doubtful accounts receivable	(289)	(15,745)
Change in fair value of warrant liability	52,454	464,039
Deferred rent	35,523	16,175
Changes in operating assets and liabilities:
Trade accounts receivables	(650,753)	(560,810)
Other receivables	40,597	(53,838)
Inventories	(916,899)	22,130
Prepaid expenses and other assets	(415,444)	1,556
Accounts payable and accrued liabilities	724,147	90,074
Net cash provided by operating activities	1,525,713	82,182
Cash flows from investing activities
Purchase of property and equipment	(1,131,098)	(688,798)
Proceeds from sale of equipment	5,916	—
Net cash used in investing activities	(1,125,182)	(688,798)
Cash flows from financing activities
Proceeds from exercise of stock options	6,430	—
Proceeds from sale of common stock, net of costs of $181,052	—	1,122,054
Proceeds from sale of common stock from employee stock purchase plan	22,903	13,230
Settlement for Class E Shares	(582)	—
Proceeds from exercise of warrants, net of costs	391,083	—
Net payments on loan payable	(51,585)	(113,472)
Payments on capital lease obligations	(131,341)	(59,412)
Net cash provided by financing activities	236,908	962,400
Effect of exchange rate on cash and cash equivalents	626,665	91,056
Change in cash and cash equivalents	1,264,104	446,840
Cash and cash equivalents, beginning of period	1,643,920	1,197,080
Cash and cash equivalents, end of period	$2,908,024	$1,643,920
Supplemental disclosure of cash flow information:
Interest paid in cash	$37,627	$18,280
Income taxes paid	$4,296	$2,316
Supplemental disclosure of non-cash investing & financing activities:
Landlord credits for leasehold improvements	—	$420,014
Purchase of equipment through capital lease arrangements	—	$523,660
Derecognition of liability associated with stock option grants	$143,125	—

The accompanying notes are an integral part of these unaudited consolidated statements.

F-21

1.	Organization and History

LightPath Technologies, Inc. (“LightPath”, the “Company”, “we”, “us” or “our”) was incorporated in Delaware in 1992. It was the successor to LightPath Technologies Limited Partnership formed in 1989, and its predecessor, Integrated Solar Technologies Corporation formed in 1985. On April 14, 2000, the Company acquired Horizon Photonics, Inc. (“Horizon”). On September 20, 2000, the Company acquired Geltech, Inc. (“Geltech”). The Company completed its initial public offering during fiscal 1996. In November 2005, we formed LightPath Optical Instrumentation (Shanghai) Co., Ltd (“LPOI”), a wholly-owned subsidiary located in Jiading, People’s Republic of China. In December 2013, we formed LightPath Optical Instrumentation (Zhenjiang) Co., Ltd (“LPOIZ”), a wholly-owned subsidiary located in Zhenjiang, Jiangsu Province, People’s Republic of China.

LightPath is a manufacturer and integrator of families of precision molded aspheric optics, high-performance fiber-optic collimator, GRADIUM glass lenses and other optical materials used to produce products that manipulate light. LightPath designs, develops, manufactures and distributes optical components and assemblies utilizing the latest optical processes and advanced manufacturing technologies. LightPath also performs research and development for optical solutions for the traditional optics markets and communications markets. As used herein, the terms “LightPath,” the “Company,” “we,” “us” or “our,” refer to LightPath individually or, as the context requires, collectively with its subsidiaries on a consolidated basis.

2.	Summary of Significant Accounting Policies

Consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and cash equivalents consist of cash in the bank and temporary investments with maturities of 90 days or less when purchased.

Allowance for accounts receivable, is calculated by taking 100% of the total of invoices that are over 90 days past due from the due date and 10% of the total of invoices that are over 60 days past due from the due date for U.S. based accounts and 100% of invoices that are over 120 days past due for China based accounts. Accounts receivable are customer obligations due under normal trade terms. The Company performs continuing credit evaluations of its customers’ financial condition. If the Company’s actual collection experience changes, revisions to its allowance may be required. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

Inventories, which consist principally of raw materials, tooling, work-in-process and finished lenses, collimators and assemblies are stated at the lower of cost or market, on a first-in, first-out basis. Inventory costs include materials, labor and manufacturing overhead. Acquisition of goods from our vendors has a purchase burden added to cover customs, shipping and handling costs. Fixed costs related to excess manufacturing capacity have been expensed. We look at the following criteria for parts to consider for the inventory reserve: items that have not been sold in two years or that have not been purchased in two years or of which we have more than a two-year supply. These items as identified are reserved at 100%, as well as reserving 50% for other items deemed to be slow moving within the last twelve months and reserving 25% for items deemed to have low material usage within the last six months. The parts identified are adjusted for recent order and quote activity to determine the final inventory reserve.

Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the related assets ranging from one to ten years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the related assets using the straight-line method. Construction in process represents the accumulated costs of assets not yet placed in service and primarily relates to manufacturing equipment.

Long-lived assets, such as property, plant, and equipment and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to its estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Deferred rent relates to certain of the Company’s operating leases containing predetermined fixed increases of the base rental rate during the lease term being recognized as rental expense on a straight-line basis over the lease term, as well as applicable leasehold improvement incentives provided by the landlord. The Company has recorded the difference between the amounts charged to operations and amounts payable under the leases as deferred rent in the accompanying consolidated balance sheets.

Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are computed on the basis of differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based upon enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances have been established to reduce deferred tax assets to the amount expected to be realized.

F-22

The Company has not recognized a liability for uncertain tax positions. A reconciliation of the beginning and ending amount of unrecognized tax benefits or penalties has not been provided since there has been no unrecognized benefit or penalty. If there were an unrecognized tax benefit or penalty, the Company would recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.

The Company files U.S. Federal income tax returns, and returns in various states and foreign jurisdictions. The Company’s open tax years subject to examination by the Internal Revenue Service and the Florida Department of Revenue generally remain open for three years from the date of filing.

Our cash, cash equivalents totaled $2.91million at June 30, 2016. Of this amount, approximately 50% was held by our foreign subsidiaries in China. These foreign funds were generated in China as a result of foreign earnings. Before any funds can be repatriated, the retained earnings in China must equal at least 150% of the registered capital. As of June 30, 2016, we have retained earnings of $2.26 million and we need to have $11.3 million before repatriation will be allowed. We currently do not anticipate that we will need funds generated from foreign operations to fund our domestic operations. In the event that funds from foreign operations are needed to fund operations in the United States, if United States taxes have not been previously provided on the related earnings, we would provide for and pay additional United States taxes at the time we change our intention with regard to the reinvestment of those earnings.

Revenue is recognized from product sales when products are shipped to the customer, provided that the Company has received a valid purchase order, the price is fixed, title has transferred, collection of the associated receivable is reasonably assured, and there are no remaining significant obligations. Product development agreements are generally short term in nature with revenue recognized upon shipment to the customer for products, reports or designs. Invoiced amounts for sales for value-added taxes (“VAT”) are posted to the balance sheet and not included in revenue. Revenue recognized from equipment leasing is recognized over the lease term based on straight-lining of total lease payments. Equipment leasing revenue was approximately $11,500 for the year ended June 30, 2016, and was included in sales on the accompanying consolidated statement of comprehensive income (loss). Equipment under lease of $55,210, was included in property and equipment, net as of June 30, 2016, on the accompanying consolidated balance sheet.

Value added tax is computed on the gross sales price on all sales of the Company’s products sold in the People’s Republic of China. The VAT rates range up to 17%, depending on the type of products sold. The VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing or acquiring its finished products. The Company recorded a VAT receivable net of payments in the accompanying financial statements.

New product development costs are expensed as incurred.

Stock-based compensation is measured at grant date, based on the fair value of the award, and is recognized as an expense over the employee’s requisite service period. We estimate the fair value of each restricted stock unit or stock option as of the date of grant using the Black-Scholes-Merton pricing model. Most awards granted under our Amended and Restated Omnibus Incentive Plan (the “Plan”) vest ratably over two to four years and generally have four to ten-year contract lives. The volatility rate is based on historical trends in common stock closing prices and the expected term was determined based primarily on historical experience of previously outstanding awards. The interest rate used is the U.S. Treasury interest rate for constant maturities. The likelihood of meeting targets for option grants that are performance based are evaluated each quarter. If it is determined that meeting the targets is probable then the compensation expense will be amortized over the remaining vesting period.

Management estimates. Management makes estimates and assumptions during the preparation of the Company’s consolidated financial statements that affect amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes available, which in turn could impact the amounts reported and disclosed herein.

Fair value of financial instruments. The Company accounts for financial instruments in accordance with the Financial Accounting Standard Board’s Accounting Standards Codification Topic 820 – Fair Value Measurements and Disclosures (“ASC 820”) , which provides a framework for measuring fair value and expands required disclosure about fair value measurements of assets and liabilities. ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

F-23

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable.

Level 3 - Unobservable inputs that are supported by little or no market activity, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of June 30, 2016.

The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments which include cash, receivables, accounts payable and accrued liabilities. Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand. The fair value of the Company’s loan payable approximates its carrying value based upon current rates available to the Company.

The Company values its warrant liabilities based on open-form option pricing models which, based on the relevant inputs, render the fair value measurement at Level 3. The Company bases its estimates of fair value for warrant liabilities on the amount it would pay a third-party market participant to transfer the liability and incorporates inputs such as equity prices, historical and implied volatilities, dividend rates and prices of convertible securities issued by comparable companies maximizing the use of observable inputs when available. See further discussion at Note 15.

The Company does not have any other financial or non-financial assets or liabilities that would be characterized as Level 2 or Level 3 instruments.

Derivative financial instruments. The Company accounts for derivative instruments in accordance with Financial Accounting Standard Board’s Accounting Standards Codification Topic 815 – Derivatives and Hedging (“ASC 815”), which requires additional disclosures about the Company’s objectives and strategies for using derivative instruments, how the derivative instruments and related hedged items are accounted for, and how the derivative instruments and related hedging items affect the financial statements.

The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risk. Terms of convertible debt instruments are reviewed to determine whether or not they contain embedded derivative instruments that are required under ASC 815 to be accounted for separately from the host contract, and recorded on the balance sheet at fair value. The fair value of derivative liabilities, if any, is required to be revalued at each reporting date, with corresponding changes in fair value recorded in current period operating results. The fair value of the June 2012 warrants is estimated using the Lattice option-pricing model.

Freestanding warrants issued by the Company in connection with the issuance or sale of debt and equity instruments are considered to be derivative instruments. Pursuant to ASC 815, an evaluation of specifically identified conditions is made to determine whether the fair value of warrants issued is required to be classified as equity or as a derivative liability.

Comprehensive income (loss) of the Company is defined as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. Comprehensive income (loss) has two components, net income (loss) and other comprehensive income (loss), and is included on the statement of operations and comprehensive income (loss). Our other comprehensive income (loss) consists of foreign currency translation adjustments made for financial reporting purposes.

Business segments are required to be reported by the Company. As the Company only operates in principally one business segment, no additional reporting is required.

Recent accounting pronouncements. There are new accounting pronouncements issued by the Financial Accounting Standards Board (“FASB”) that are not yet effective. Management does not believe any of these accounting pronouncements will have a material impact on our financial position or operating results.

In July 2015, the FASB issued No. 2015-11, Inventory - Simplifying the Measurement of Inventory (“ASU 2015-11”). ASU 2015-11 provides additional guidance regarding the subsequent measurement of inventory by requiring inventory to be measured at the lower of cost and net realizable value. This guidance is effective for fiscal years and interim periods beginning after December 15, 2016. Early adoption is permitted. We do not expect the adoption of this guidance to have a material impact on our consolidated financial position, results of operations or cash flows.

F-24

In April 2015, the FASB issued ASU No. 2015-03, Interest -Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”). The amendments in ASU 2015-03 require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts and the accounting for debt issue costs under the International Financial Reporting Standards. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in ASU 2015-03. Given the absence of authoritative guidance within ASU 2015-03 for debt issuance costs related to line-of-credit arrangements, in August 2015, the FASB issued ASU 2015-15, Interest - Imputation of Interest (Subtopic 835-30), which clarifies ASU 2015-03 by stating that the SEC staff would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. ASU 2015-03 was effective for the annual period ending after December 15, 2015, and interim periods within those fiscal years. Early adoption of the amendments in ASU 2015-03 was permitted for financial statements that have not been previously issued. The adoption of this guidance did not have a material impact on our consolidated financial position, results of operations or cash flows.

In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which supersedes nearly all existing revenue recognition guidance under U.S. GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services.

ASU 2014-09 provides that an entity should apply a five-step approach for recognizing revenue, including (1) identifying the contract with a customer; (2) identifying the performance obligations in the contract; (3) determining the transaction price; (4) allocating the transaction price to the performance obligations in the contract; and (5) recognizing revenue when, or as, the entity satisfies a performance obligation. Also, the entity must provide various disclosures concerning the nature, amount and timing of revenue and cash flows arising from contracts with customers. The effective date will be the first quarter of our fiscal year ending June 30, 2019, using one of two retrospective application methods. We are currently analyzing the impact of this new accounting guidance.

In February 2016, the FASB issued ASU 2016-02, Leases (“ASU 2016-02”). This guidance requires an entity to recognize lease liabilities and a right-of-use asset for all leases on the balance sheet and to disclose key information about the entity’s leasing arrangements. ASU 2016-02 is effective for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period, with earlier adoption permitted. ASU 2016-02 must be adopted using a modified retrospective approach for all leases existing at, or entered into after the date of initial adoption, with an option to elect to use certain transition relief. We are evaluating the impact of this new standard on our financial position, results of operations, cash flows and related disclosures.

3.	Inventories – net

The components of inventories include the following:

	June 30, 2016	June 30, 2015

Raw materials	$1,791,791	$1,730,153
Work in process	1,269,539	919,444
Finished goods	1,171,343	812,643
Reserve for obsolescence	(395,864)	(280,863)
	$3,836,809	$3,181,377

During fiscal 2016 and 2015, the Company evaluated all reserved items and disposed of $24,590 and $85,261, respectively, of inventory parts and wrote them off against the reserve for obsolescence.

The value of tooling in raw materials was approximately $1.16 million at June 30, 2016 and approximately $1.06 million at June 30, 2015.

F-25

4.	Property and Equipment – net

Property and equipment consist of the following:

	Estimated Life (Years)	June 30, 2016	June 30, 2015
Manufacturing equipment	5 - 10	$6,818,382	$5,796,912
Computer equipment and software	3 - 5	339,723	327,920
Furniture and fixtures	5	92,705	105,402
Leasehold improvements	5 - 7	1,225,099	1,711,018
Construction in progress		597,452	886,624
Total property and equipment		9,073,361	8,827,876

Less accumulated depreciation and amortization		4,703,316	4,552,325
Total property and equipment, net		$4,370,045	$4,275,551

During fiscal 2015, we extended our Orlando lease term and received a tenant improvement allowance from the landlord of $420,014. This allowance was used to construct improvements and was recorded as leasehold improvements and deferred rent liability. It is being amortized over the corresponding lease term.

5.	Accounts Payable

The accounts payable balance includes $69,250 and $56,500 representing earned but unpaid board of directors’ fees as of June 30, 2016 and 2015, respectively.

6.	Stockholders’ Equity

The Company’s authorized capital stock consists of 45,000,000 shares, divided into 40,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

Of the 5,000,000 shares of preferred stock authorized, the board of directors has previously designated:

●	250 shares of preferred stock as Series A Preferred Stock, all previously outstanding shares of which have been previously redeemed or converted into shares of our Class A common stock and may not be reissued;

●	300 shares of our preferred stock as Series B Preferred Stock, all previously outstanding shares of which have been previously redeemed or converted into shares of our Class A common stock and may not be reissued;

●	500 shares of our preferred stock as Series C Preferred Stock, all previously outstanding shares of which have been previously redeemed or converted into shares of our Class A common stock and may not be reissued;

●	100,000 shares of our preferred stock as Series D Preferred Stock, none of which have been issued; however in 1998, our board of directors declared a dividend distribution as a right to purchase one share of Series D Preferred Stock for each outstanding share of Class A common stock. The stockholders of Series D Preferred Stock are entitled to one vote for each share held; and

●	500 shares of our preferred stock as Series F Preferred Stock, all previously outstanding shares of which have been previously redeemed or converted into shares of our Class A common stock and may not be reissued.

Of the 40,000,000 shares of common stock authorized, the board of directors has previously designated 34,500,000 shares authorized as Class A common. The stockholders of Class A common stock are entitled to one vote for each share held. The remaining 5,500,000 shares of authorized common stock were designated Class E-1 common stock, Class E-2 common stock, or Class E-3 common stock, all previously outstanding shares of which have been previously redeemed or converted into shares of Class A common.

At June 30, 2016, the Company had outstanding warrants to purchase up to 1,080,371 shares of Class A common stock at $1.26 per share at any time through December 11, 2017 issued in connection with a private placement in fiscal 2012.

During fiscal 2016, the Company received approximately $391,351 in net proceeds from the exercise of warrants. The Company issued 313,081 shares of Class A common stock in connection with these exercises. The exercise price was $1.26 per share of Class A common stock. During fiscal 2016, warrants to purchase 101,549 shares of Class A common stock, at an exercise price of $2.48 per share, expired.

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7.	Income Taxes

Due to the Company’s previous losses from domestic operations, the Company had no provision for U.S. income taxes during the years ended June 30, 2016 and 2015. All net loss carryforwards for both China locations are now exhausted and a provision for taxes due in China of approximately $199,000 and $2,000 has been recorded for the years ending June 30, 2016 and 2015, respectively. The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows at June 30:

	2016	2015
Deferred tax assets:

Net operating loss and credit carryforwards	$32,440,000	$33,279,000
Intangible assets	—	6,000
Stock-based compensation	813,000	—
Capital loss and R&D credits	1,517,000	1,500,000
Research development expenses	576,000	657,000
Inventory	177,000	135,000
Accrued expenses and other	492,000	306,000

Gross deferred tax assets	36,015,000	35,883,000
Valuation allowance for deferred tax assets	(35,971,000)	(35,789,000)

Total deferred tax assets	44,000	94,000
Deferred tax liabilities:
Depreciation and other	(44,000)	(94,000)
Total deferred tax liabilities	(44,000)	(94,000)
Net deferred tax liability	$—	$—

The reconciliation of income tax attributable to operations computed at the United States federal statutory tax rates and the actual tax provision of zero results primarily from the change in the valuation allowance.

In assessing the potential future recognition of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In order to fully realize the deferred tax asset, the Company will need to generate future taxable income of approximately $86.2 million prior to the expiration of net operating loss carry-forwards from 2019 through 2035. Based on the level of historical taxable income, management has provided for a valuation adjustment against the deferred tax assets of $35,971,000 at June 30, 2016, a decrease of approximately $182,000 over June 30, 2015.

At June 30, 2016, in addition to net operating loss carry forwards, the Company also has research and development credit carry forwards of approximately $1,500,000, of which $38,505 will expire in fiscal 2019 and the remainder will expiration from 2020 through 2036. A portion of the net operating loss carry forwards may be subject to certain limitations of the Internal Revenue Code Sections 382 and 383 which would restrict the annual utilization in future periods due principally to changes in ownership in prior periods.

The Company utilized all net operating loss carry forwards in China during fiscal 2016. We are now accruing income taxes in China. The Company’s Chinese subsidiaries are governed by the Income Tax Law of the People’s Republic of China concerning the privately run and foreign invested enterprises, which are generally subject to tax at a statutory rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments. No deferred tax provision has been recorded for China as the effect is deemed de minimis.

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8.	Compensatory Equity Incentive Plan and Other Equity Incentives

Share-based payment arrangements—The Plan included several available forms of stock compensation of which incentive stock options, non-qualified stock options and restricted stock units have been granted to date.

These plans are summarized below:

Equity Compensation Arrangement	Award Shares Authorized	Award Shares Outstanding at June 30, 2016	Available for Issuance at June 30, 2016
Amended and Restated Omnibus Incentive Plan	3,915,625	2,131,055	1,139,429
Employee Stock Purchase Plan	400,000	—	390,094
	4,315,625	2,131,055	1,529,523

The 2004 Employee Stock Purchase Plan (“ESPP”) permitted employees to purchase common stock through payroll deductions, not to exceed 15% of an employee’s compensation, at a price not less than 85% of the market value of the stock on specified dates (June 30 and December 31). In no event could any participant purchase more than $25,000 worth of shares of Class A common stock in any calendar year and an employee could purchase no more than 4,000 shares on any purchase date within an offering period of 12 months and 2,000 shares on any purchase date within an offering period of six months. The ESPP expired on December 6, 2014, and was replaced by the LightPath Technologies, Inc. Employee Stock Purchase Plan (“2014 ESPP”), which was adopted by the Company’s Board of Directors on October 30, 2014 and approved by the Company’s stockholders on January 29, 2015. The 2014 ESPP permits employees to purchase common stock through payroll deductions, which may not exceed 15% of an employee’s compensation, at a price not less than 85% of the market value of the stock on specified dates (June 30 and December 31). In no event can any participant purchase more than $25,000 worth of shares of Class A common stock in any calendar year and an employee cannot purchase more than 8,000 shares on any purchase date within an offering period of 12 months and 4,000 shares on any purchase date within an offering period of six months. This discount of $2,303 and $1,356 for fiscal 2016 and 2015, respectively, is included in the selling, general and administrative expense in the accompanying consolidated statements comprehensive income (loss).

Grant Date Fair Values and Underlying Assumptions; Contractual Terms—The Company estimates the fair value of each stock option as of the date of grant. The Company uses the Black-Scholes-Merton pricing model. The ESPP or the 2014 ESPP fair value is the market value of the Company’s stock when issued, as described above.

For stock options and restricted stock units (“RSUs”) granted in the years ended June 30, 2016 and 2015, the Company estimated the fair value of each stock award as of the date of grant using the following assumptions:

	Year ended June 30, 2016	Year ended June 30, 2015
Expected volatility	68% - 103%	103% - 104%
Weighted average expected volatility	68% - 103%	103% - 104%
Dividend yields	0%	0%
Risk-free interest rate	0.37% - 1.49%	1.64% - 1.77%
Expected term, in years	4.29 - 7.50	7.49

Most options granted under the Plan vest ratably over two to four years and are generally exercisable for ten years. The assumed forfeiture rates used in calculating the fair value of options and restricted stock unit grants with both performance and service conditions were 20% for each of the years ended June 30, 2016 and 2015. The volatility rate and expected term are based on seven-year historical trends in Class A common stock closing prices and actual forfeitures. The interest rate used is the U.S. Treasury interest rate for constant maturities.

Information Regarding Current Share Based Payment Awards—A summary of the activity for share-based payment awards in the years ended June 30, 2016 and 2015 is presented below:

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	Stock Options			Restricted Stock Units (RSUs)
	Shares	Weighted Average Exercise Price (per share)	Weighted Average Remaining Contract Life (YRS)	Shares	Weighted Average Remaining Contract Life (YRS)
June 30, 2014	654,158	$2.25	5.5	856,300	0.9

Granted	103,000	$1.35	9.4	219,000	2.3
Exercised	—	—	—	—	—
Cancelled/Forfeited	(34,675)	$3.06	2.9	—	—
June 30, 2015	722,483	$2.08	5.3	1,075,300	0.9

Granted	155,592	$1.49	9.4	236,495	2.3
Exercised	(6,077)	$1.07	3.7	—	—
Cancelled/Forfeited	(52,738)	$3.26	—	—	—
June 30, 2016	819,260	$1.90	5.6	1,311,795	0.9

Awards exercisable/vested as of
June 30, 2016	637,010	$2.06	4.8	870,196	—

Awards unexercisable/unvested as of
June 30, 2016	182,250	$1.35	8.2	441,599	0.9
	819,260			1,311,795

The total intrinsic value of share options exercised for years ended June 30, 2016 and 2015 was $9,919 and $0, respectively.

The total intrinsic value of shares options outstanding and exercisable at both June 30, 2016 and 2015 was $148,000 and $86,000, respectively.

The total fair value of shares options vested during the years ended June 30, 2016 and 2015 was $234,000 and $122,000, respectively.

The total intrinsic value of RSUs exercised was $0 during both years ended June 30, 2016 and 2015.

The total intrinsic value of RSUs outstanding and exercisable at June 30, 2016 and 2015 was $1.51 million and $1.18 million, respectively.

The total fair value of RSUs vested during the years ended June 30, 2016 and 2015 was $389,000 and $200,000, respectively.

As of June 30, 2016 there was $494,555 of total unrecognized compensation cost related to non-vested share-based compensation arrangements (including share options and restricted stock units) granted under the Plan. The cost expected to be recognized as follows:

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	Stock Options	Restricted Stock Share/ Units	Total

Year ended June 30, 2017	42,434	237,187	279,621

Year ended June 30, 2018	28,667	141,580	170,247

Year ended June 30, 2019	12,929	29,153	42,082

Year ended June 30, 2020	2,605	—	2,605
	$86,635	$407,920	$494,555

The table above does not include shares under the Company’s 2014 ESPP, which has purchase settlement dates in the second and fourth fiscal quarters. The Company’s 2014 ESPP is not administered with a look back option provision and, as a result, there is not a population of outstanding option grants during the employee contribution period.

RSU awards vest immediately or from two to four years from the grant date.

The Company issues new shares of common stock upon the exercise of stock options. The following table is a summary of the number and weighted average grant date fair values regarding our unexercisable/unvested awards as of June 30, 2016 and 2015 and changes during the two years then ended:

Unexercisable/unvested awards	Stock Options Shares	RSU Shares	Total Shares	Weighted- Average Grant Date Fair Values (per share)
June 30, 2014	193,000	354,303	547,303	$1.18
Granted	103,000	219,000	322,000	$1.30
Vested	(71,500)	(169,433)	(240,933)	$1.28
Cancelled/Forfeited	—	—	—	—
June 30, 2015	224,500	403,870	628,370	$1.10
Granted	155,592	236,495	392,087	$1.39
Vested	(197,842)	(198,766)	(396,608)	$1.21
Cancelled/Forfeited	—	—	—	—
June 30, 2016	182,250	441,599	623,849	$1.35

Acceleration of Vesting—The Company does not generally accelerate the vesting of any stock options.

Financial Statement Effects and Presentation—The following table shows total stock-based compensation expense for the years ended June 30, 2016 and 2015 included in the Consolidated Statement of Comprehensive Income (Loss):

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	Year ended June 30, 2016	Year ended June 30, 2015

Stock options	$49,293	$53,584
RSU	299,442	231,367
Total	$348,735	$284,951

The amounts above were included in:
Selling, general & administrative	$347,206	$283,962
Cost of sales	316	158
New product development	1,213	831
	$348,735	$284,951

9.	Earnings Per Share

Basic earnings per share is computed by dividing net income by the weighted-average number of shares of Class A common stock outstanding, during each period presented. Diluted earnings per share is computed similarly to basic earnings per share except that it reflects the potential dilution that could occur if dilutive securities or other obligations to issue shares of Class A common stock were exercised or converted into shares of Class A common stock. The computations for basic and diluted earnings per share are described in the following table:

	Year ended June 30,
	2016	2015

Net income (loss)	$1,414,615	$(715,280)
Weighted average common shares outstanding:
Basic	15,401,893	14,711,586
Effect of dilutive securities:
Options to purchase common stock	71,859	—
Restricted stock units	944,274	—
Common stock warrants	457,357	—
Diluted	16,875,383	14,711,586

Earnings (Loss) per common share:
Basic	$0.09	$(0.05)
Diluted	$0.08	$(0.05)
Excluded from computation:
Options to purchase common stock	718,684	703,721
Restricted stock units	289,982	1,002,700
Common stock warrants	848,927	1,916,671
	1,857,593	3,623,092

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10.	Defined Contribution Plan

The Company discontinued its profit sharing plan that permitted participants to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended, in January 2009. Effective January 1, 2009, the Company transferred all plan assets to the ADP Total Source 401(k) plan. The ADP plan is a defined 401(k) contribution plan which all employees, over the age of 21, are eligible to participate in after three months of employment. The Company matched 25% of the first 6% of employee contributions until February 27, 2009, when the match was eliminated. Currently, there are 24 employees who are enrolled in this program. The 401(k) contribution plan is administered by a third party. Annual discretionary contributions, if any, are made by the Company to match a portion of the funds employees contribute. The Company made no matching contributions during the years ended June 30, 2016 and 2015.

11.	Lease Commitments

The Company has operating leases for office space. At June 30, 2015, the Company has a lease agreement for its manufacturing and office facility in Orlando, Florida (the “Orlando Lease”). The Orlando Lease, which is for a seven-year original term with renewal options, expires April 2022 and expanded our space to 25,847 square feet, including space added in July 2014. Minimum rental rates for the extension term were established based on annual increases of two and one half percent starting in the third year of the extension period. Additionally, there are two 3-year extension options exercisable by the Company. The minimum rental rates for such additional extension options will be determined at the time an option is exercised and will be based on a “fair market rental rate” as determined in accordance with the sixth lease amendment.

The Company received $420,014 in a leasehold improvement allowance in fiscal 2015. This amount is included in the property and equipment and deferred rent on the consolidated balance sheets. Amortization of leasehold improvements was $60,720 as of June 30, 2016.

As of June 30, 2016, the Company, through its wholly-owned subsidiary, LPOI, has a lease agreement for an office facility in Shanghai, China (the “China Lease”). The China Lease expires October 2017.

As of June 30, 2016, the Company, through its wholly-owned subsidiary, LPOIZ, has a lease agreement for a manufacturing and office facility in Zhenjiang, China (the “Zhenjiang Lease”). The Zhenjiang Lease, which is for a five-year original term with renewal options, expires March 2019.

During fiscal 2014 and 2015, the Company entered into four capital lease agreements, with three to five year terms, for computer and manufacturing equipment, which are included as part of Property and Equipment. Assets under capital lease include approximately $547,000 in computer equipment and software and manufacturing equipment, with accumulated amortization of approximately $202,000 as of June 30, 2016. Amortization related to capital leases is included in depreciation expense.

Rent expense totaled $529,341 and $581,679 during the years ended June 30, 2016 and 2015, respectively.

The approximate future minimum lease payments under capital and operating leases at June 30, 2016 were as follows:

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Fiscal year ending June 30,	Capital Leases	Operating Lease

2017	$169,322	$378,000
2018	167,335	376,000
2019	39,000	370,000
2020	6,825	357,000
2021	—	365,000
2022 and beyond	—	311,000
Total minimum payments	382,482	$2,157,000

Less imputed interest	(37,109)
Present value of minimum lease payments included in capital lease obligations	345,373
Less current portion	166,454
Non-current portion	$178,919

12.	Contingencies

The Company from time to time is involved in various legal actions arising in the normal course of business. Management, after reviewing with legal counsel all of these actions and proceedings, believes that the aggregate losses, if any, will not have a material adverse effect on the Company’s financial position or results of operations.

13.	Foreign Operations

Assets and liabilities denominated in non-U.S. currencies are translated at rates of exchange prevailing on the balance sheet date, and revenues and expenses are translated at average rates of exchange for the period. Gains or losses on the translation of the financial statements of a non-U.S. operation, where the functional currency is other than the U.S. dollar, are reflected as a separate component of equity, which was a gain of $126,108 and $50,680 at June 30, 2016 and 2015, respectively. The Company as of June 30, 2016 had approximately $11,311,000 in assets and $9,942,000 in net assets located in China. The Company as of June 30, 2015 had approximately $8,862,000 in assets and $7,305,000 in net assets located in China.

14.	Significant Suppliers and Customers

We utilize a number of glass compositions for the manufacture of our molded glass aspheres and lens array products. We purchase glass from Hikari, Ohara, CDGM and other suppliers.

Base optical materials, used in both GRADIUM and collimator products, are manufactured and supplied by a number of major optical and glass manufacturers. Optical fiber and collimator housings are manufactured and supplied by a number of major manufacturers.

In fiscal 2016, sales to three customers comprised an aggregate of approximately 25% of our annual sales. The loss of any of these customers, or a significant reduction in sales to any such customer, would adversely affect our revenues.

In fiscal 2015, sales to three customers comprised an aggregate of approximately 27% of our annual sales. The loss of any of these customers, or a significant reduction in sales to any such customer, would adversely affect our revenues.

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15.	Derivative Financial Instruments (Warrant Liability)

On June 11, 2012, we executed a Securities Purchase Agreement with respect to a private placement of an aggregate of 1,943,852 shares of our Class A common stock at $1.02 per share and warrants to purchase up to 1,457,892 shares of our Class A common stock at an initial exercise price of $1.32 per share, which was subsequently reduced to $1.26 (the “June 2012 Warrants”). The June 2012 Warrants are exercisable for a period of five years beginning on December 11, 2012. The Company accounted for the June 2012 Warrants issued to investors in accordance with ASC 815-10. ASC 815-10 provides guidance for determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock. This applies to any freestanding financial instrument or embedded feature that has all the characteristics of a derivative under ASC 815-10, including any freestanding financial instrument that is potentially settled in an entity’s own stock.

Due to certain adjustments that may be made to the exercise price of the June 2012 Warrants if the Company issues or sell shares of its Class A common stock at a price that is less than the then-current warrant exercise price, the June 2012 Warrants have been classified as a liability, as opposed to equity, in accordance with ASC 815-10 as it was determined that the June 2012 Warrants were not indexed to the Company’s Class A common stock.

The fair value of the outstanding June 2012 Warrants was re-measured on June 30, 2016 to reflect their fair market value at the end of the current reporting period. The June 2012 Warrants will be re-measured at each subsequent financial reporting period until the warrants are either fully exercised or expire. The change in fair value of the June 2012 Warrants is recorded in the statement of operations and comprehensive loss and is estimated using the Lattice option-pricing model using the following assumptions:

Inputs into Lattice model for warrants:	June 30, 2016
Equivalent volatility	75.50%
Equivalent interest rate	0.50%
Floor	$1.1500
Greater of estimated stock price or floor	$1.1500
Probability price < strike price	55.90%
Fair value of call	$0.7900
Probability of fundamental transaction occuring	5%

All warrants issued by the Company other than the above noted June 2012 Warrants are classified as equity.

The warrant liabilities are considered a recurring Level 3 fair value measurement, with a fair value of approximately $717,000 at June 30, 2016.

The following table summarizes the activity of Level 3 financial instruments measured on a recurring basis for the year ended June 30, 2016:

Warrant Liability
Fair value, June 30, 2015	$1,195,470
Exercise of common stock warrants	(530,531)
Change in fair value of warrant liability	52,454
Fair value, June 30, 2016	$717,393

16.	Loan Payable

On September 30, 2013, we entered into a Loan and Security Agreement (the “LSA”) with AvidBank Corporate Finance, a division of AvidBank (“AvidBank”). Pursuant to the LSA, AvidBank agreed to lend us under a revolving credit facility (the “Revolving Line”) an aggregate principal outstanding amount not to exceed the lesser of (i) One Million Dollars ($1,000,000) or (ii) an amount equal to eighty percent (80%) of eligible accounts, as determined by AvidBank in accordance with the LSA. We could have borrowed amounts under the Revolving Line at any time prior to December 30, 2014, at which time all outstanding amounts would have been immediately due and payable.

Pursuant to the LSA, AvidBank also agreed to make equipment advances to us, each in a minimum amount of $100,000, and in an aggregate principal amount not to exceed One Million Dollars ($1,000,000). Equipment advances during any particular three-month draw period were due and repayable in thirty-six (36) equal monthly payments. All amounts due under outstanding equipment advances made during any particular draw period were due on the tenth (10th) day following the end of such draw period, and in any event, no later than September 30, 2017.

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On December 23, 2014, we entered into an Amended and Restated Loan and Security Agreement (the “Amended LSA”) with AvidBank for an invoice-based working capital revolving line of credit (the “Invoiced Based Line”). The Amended LSA amended and restated the LSA. Pursuant to the Amended LSA, AvidBank will, in its discretion, make loan advances to us up to a maximum aggregate principal amount outstanding not to exceed the lesser of (i) One Million Dollars ($1,000,000) or (ii) eighty percent (80%) (the “Maximum Advance Rate”) of the aggregate balance of our eligible accounts receivable, as determined by AvidBank in accordance with the Amended LSA. On December 23, 2015, we executed the First Amendment to the Amended LSA to extend the term of the Amended LSA to December 23, 2016.

Avid Bank may, in its discretion, elect to not make a requested advance, determine that certain accounts are not eligible accounts, change the Maximum Advance Rate or apply a lower advance rate to particular accounts and terminate the Amended LSA. As of June 30, 2016 and 2015, the principal outstanding on the Invoiced Based Line was $0 and $51,585, respectively.

Amounts borrowed under the Invoiced Based Line may be repaid and re-borrowed at any time prior to December 23, 2016, at which time all amounts shall be immediately due and payable. The advances under the Invoiced Based Line bear interest, on the outstanding daily balance, at a per annum rate equal to three percent (3%) above the Prime Rate (6.50% at June 30, 2016). Interest payments are due and payable on the last business day of each month. Payments received with respect to accounts upon which advances are made will be applied to the amounts outstanding under the Amended LSA.

Our obligations under the Amended LSA are secured by a first priority security interest (subject to permitted liens) in cash, U.S. inventory and accounts receivable. In addition, our wholly-owned subsidiary, Geltech, has guaranteed our obligations under the Amended LSA.

The Amended LSA contains customary covenants, including, but not limited to: (i) limitations on the disposition of property; (ii) limitations on changing our business or permitting a change in control; (iii) limitations on additional indebtedness or encumbrances; (iv) restrictions on distributions; and (v) limitations on certain investments.

Late payments are subject to a late fee equal to the lesser of five percent (5%) of the unpaid amount or the maximum amount permitted to be charged under applicable law. Amounts outstanding during an event of default accrue interest at a rate of five percent (5%) above the interest rate applicable immediately prior to the occurrence of the event of default. The Amended LSA contains other customary provisions with respect to events of default, expense reimbursement, and confidentiality.

17.	Pudong Private Placement

On January 20, 2015, we issued and sold securities to Pudong Science & Technology Investment (Cayman) Co. Ltd. (“Pudong Investment”) in accordance with that certain Securities Purchase Agreement with Pudong Science & Technology (Cayman) Co., Ltd. (“Pudong”). Prior to the closing, the Securities Purchase Agreement was amended (as amended, the “SPA”) and assigned by Pudong to its affiliate, Pudong Investment.

In connection with the closing, we sold to Pudong Investment 930,790 shares of Class A common stock at a price of $1.40 per share, which was adjusted from the initial per share purchase price of $1.62 pursuant to the terms of the SPA. We received gross cash proceeds from the issuance of the Class A common stock in the amount of approximately $1,303,000 and incurred costs of $180,946. We used the sale proceeds of the sale to provide working capital in support of its continued growth, particularly new product development, sales and marketing of its infrared product line, and capital expenditures related to the acquisition of new equipment.

Immediately following the issuance of the shares of Class A common stock pursuant to the SPA, Pudong Investment beneficially owned 14.9% of our outstanding shares of Class A common stock.

The shares of Class A common stock issued were exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”). The shares of Class A common stock are restricted securities that have not been registered under the Act and may not be offered or sold absent registration or applicable exemption from the registration requirements.

18.	Technology Transfer and License Agreement

On April 28, 2015, we entered into a Technology Transfer and License Agreement (“License Agreement”) with one of our specialty products customers (the “Customer”) regarding the granting of an irrevocable license of certain technology, to be used by the Customer to manufacture specific fiber collimator assemblies used by the Customer. As we no longer intend to produce such assemblies in the future for the Customer, we have agreed to provide to the Customer process work instructions, training, inventory and access to intellectual property specifically related to the manufacturing process of that Customer’s fiber collimator assemblies. Pursuant to the License Agreement, the Customer paid to us an aggregate of $200,000 in fees, in consideration of our disclosure of the technology and the granting of a license to the Customer to use the technology to manufacture such fiber collimator assemblies. The first installment of $100,000 was received in May 2015 and the second installment of $100,000 was received in August 2015. Pursuant to the License Agreement, the Customer also agreed to order and purchase from us a certain number of fiber collimator assemblies during the transition process. Costs associated with the License Agreement were approximately $33,000. The license fees and sales generated as a result of the License Agreement have been recognized as revenue over the duration of the training period. Revenue of approximately $76,000, which includes the amortization of the license fee, was included in sales on the accompanying consolidated statement of comprehensive income (loss) for the year ended June 30, 2016. The License Agreement has been fully recognized as revenue.

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19.	Subsequent Events – ISP Optics Corporation Acquisition

On August 3, 2016, the Company entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with ISP Optics Corporation (“ISP”) and Joseph Menaker and Mark Lifshotz (the “ISP Stockholders”), pursuant to which the Company will acquire (the “Acquisition”) all of the outstanding common stock of ISP (the “Purchased Shares”) from the ISP Stockholders. Following the closing of the Acquisition, ISP will become a wholly-owned subsidiary of the Company.

The Company will acquire the Purchased Shares for $18,000,000 (the “Purchase Price”), to be paid in a combination of cash (the “Cash Amount”) and a promissory note (the “Note”). The Cash Amount, subject to a net working capital adjustment, debt adjustment, and cash adjustment as provided in the Stock Purchase Agreement, will not be less than $12,000,000. The aggregate original principal amount of the Note will equal the Purchase Price less the Cash Amount, as adjusted pursuant to the Stock Purchase Agreement, but in no event less than $3,000,000.

During the period commencing on the date that the Note is issued (the “Issue Date”) and continuing until the fifteen month anniversary of the Issue Date (the “Initial Period”), interest will accrue on only the unpaid principal amount of the Note in excess of $2,700,000 at an interest rate equal to ten percent (10%) per annum. After the Initial Period, interest will accrue on the entire unpaid principal amount of the Note from time to time outstanding, at an interest rate equal to ten percent (10%) per annum. Interest is payable semi-annually in arrears. The term of the Note is five years, and any unpaid interest and principal, together with any other amounts payable under the Note, is due and payable on the maturity date. The Company may prepay the Note in whole or in part without penalty or premium. If the Company does not pay any amount payable when due, whether at the maturity date, by acceleration, or otherwise, such overdue amount will bear interest at a rate equal to twelve percent (12%) per annum from the date of such non-payment until the Company pays such amount in full.

In addition, upon the occurrence of a payment default, or any other “event of default,” such as a bankruptcy event or a change of control of the Company, the entire unpaid and outstanding principal balance of the Note, together with all accrued and unpaid interest and any and all other amounts payable under the Note, will immediately be due and payable.

Completion of the Acquisition is subject to the satisfaction or waiver of certain conditions. In addition to customary closing conditions, our obligation to complete the Acquisition is conditioned on receipt by us of financing we need to purchase the Purchased Shares and obtaining the requisite approval of our stockholders related to the financing and the Acquisition, as applicable, as required by applicable NASDAQ rules and other applicable law.

The closing of the Acquisition will occur on a date and time mutually agreed upon by the ISP Stockholders and us, no later than five (5) business days following the satisfaction or waiver of the closing conditions. Currently, we anticipate the Acquisition closing in the fourth quarter of calendar year 2016; however, there can be no assurance that the Acquisition will close in the fourth quarter of calendar year 2016, or at all.

End of Consolidated Financial Statements

F-36

ISP Optics Corporation

Consolidated Balance Sheets (Unaudited)

	September 30, 2016	December 31, 2015

Assets

Current assets:
Cash and cash equivalents	$1,171,224	$934,893
Accounts receivable	1,051,216	1,473,989
Inventories, net	983,083	1,035,924
Other current assets	134,542	90,131

Total current assets	3,340,065	3,534,937

Property and equipment, net	2,237,853	2,026,545

Other noncurrent assets:
Intangible assets, net of accumulated amortization of $206,250 and $187,500	43,750	62,500
Related party notes receivable	110,000	110,000
Deposits	45,359	47,601

Total noncurrent assets	2,436,962	2,246,646

Total assets	$5,777,027	$5,781,583

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$349,331	$494,031
Accrued expenses	307,675	663,667
Other liabilities, current portion	35,921	90,653
Income taxes payable	211,126	88,896
Notes payable, current portion	372,053	661,454

Total current liabilities	1,276,106	1,998,701

Noncurrent liabilities:
Other liabilities, less current portion	247,983	271,742
Deferred tax liability, net	8,031	28,800
Notes payable, less current portion	504,355	784,249

Total noncurrent liabilities	760,369	1,084,791

Total liabilities	2,036,475	3,083,492

Commitments and contingencies

Stockholders’ equity
Class A Common stock – no par, 200 shares authorized, 20 shares issued and outstanding	—	—
Retained earnings	3,846,213	2,814,524
Accumulated other comprehensive loss	(105,661)	(116,433)

Total stockholders’ equity	3,740,552	2,698,091

Total liabilities and stockholders’ equity	$5,777,027	$5,781,583

See accompanying notes to consolidated financial statements.

F-37

ISP Optics Corporation

Consolidated Statements of Comprehensive Income (Unaudited)

Nine Months Ended September 30,	2016	2015

Product sales, net	$9,300,950	$9,003,347
Cost of goods sold	5,929,376	5,564,286

Gross profit	3,371,574	3,439,061

Selling, general and administrative expenses	2,112,580	1,944,557

Operating income	1,258,994	1,494,504

Other income (expense):
Interest expense	(43,865)	(46,545)
Other income	27,686	15,908

Total other income (expense), net	(16,179)	(30,637)

Net income before income taxes	1,242,815	1,463,867

Income tax expense	211,126	248,678

Net income before non-controlling interest	1,031,689	1,215,189

Net income attributable to the non-controlling interest	—	13,207

Net income attributable to ISP Optics Corporation	1,031,689	1,201,982

Foreign currency translation adjustment	10,772	(88,015)

Comprehensive income attributable to ISP Optics Corporation	$1,042,461	$1,113,967

See accompanying notes to consolidated financial statements.

F-38

ISP Optics Corporation

Consolidated Statement of Stockholders’ Equity (Unaudited)

	Class A Common Stock		Retained	Accumulated Other Comprehensive	Total Stockholders’
	Shares	Amount	Earnings	Loss	Equity

Balance, December 31, 2015	20	$—	$2,814,524	$(116,433)	$2,698,091

Foreign currency translation adjustment	—	—	—	10,772	10,772

Net income	—	—	1,031,689	—	1,031,689

Balance, September 30, 2016	20	$—	$3,846,213	$(105,661)	$3,740,552

See accompanying notes to consolidated financial statements.

F-39

ISP Optics Corporation

Consolidated Statements of Cash Flows (Unaudited)

Nine Months Ended September 30,	2016	2015

Cash flows from operating activities:
Net income	$1,031,689	$1,215,189
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization on property and equipment	439,712	258,319
Amortization of intangible assets	18,750	18,750
Deferred taxes	(20,769)	179,746
Changes in operating assets and liabilities:
Accounts receivable	422,773	(152,707)
Inventories	52,841	(87,982)
Other current assets	(44,411)	(44,000)
Accounts payable	(144,700)	(365,342)
Accrued expenses	(355,992)	76,903
Income taxes payable	122,230	57,290

Net cash provided by operating activities	1,522,123	1,156,166

Cash flows from investing activities:
Decrease in deposits	2,242	—
Increase (decrease) in other liabilities	(78,491)	121,773
Purchase of property and equipment	(655,079)	(296,821)

Net cash used for investing activities	(731,328)	(175,048)

Cash flows from financing activities:
Borrowings under notes payable	251,982	413,005
Payments under notes payable	(837,614)	(598,238)

Net cash used for financing activities	(585,632)	(185,233)

Effect of exchange rate changes on cash	31,168	(168,151)

Increase in cash and cash equivalents	236,331	627,734

Cash and cash equivalents, beginning of year	934,893	51,224

Cash and cash equivalents, end of year	$1,171,224	$678,958

Supplemental disclosure of cash flow information:
Interest paid	$43,726	$46,545

See accompanying notes to consolidated financial statements.

F-40

ISP Optics Corporation

Notes to Consolidated Financial Statements (Unaudited)

1.       Organization and Business Activity

ISP Optics Corporation was incorporated in the State of New York in April, 1993. The Company’s principal business activity is the manufacturing of optical materials, high precision optical components and infrared lens assemblies. ISP Optics Corporation also operates under the registered trademark “ISP Optics.”

2.       Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of ISP Optics Corporation and its subsidiary, ISP Optics Latvia (collectively, the “Company”).

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with instructions for Form 10-Q and Rule 8-01 of Regulation S-X. Accordingly, the Company’s consolidated financial statements and footnotes contained herein do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America (“GAAP”) to be considered “complete financial statements.” However, in the opinion of the Company’s management, the accompanying unaudited consolidated financial statements and footnotes contain all adjustments, including normal recurring adjustments, considered necessary for a fair presentation of the Company’s consolidated financial information as of, and for, the periods presented. The Company cautions that its consolidated results of operations for an interim period are not necessarily indicative of its consolidated results of operations to be expected for its fiscal year. Therefore, these unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements of the Company.

The Company records equity interests held by others in ISP Optics Latvia as a noncontrolling interest. Earnings of the noncontrolling interest are charged against the income of the Company and losses are recognized to the extent of prior earnings and capital contributions.

Through December 17, 2015, ISP Optics Corporation owned approximately 98% of ISP Optics Latvia. Effective December 18, 2015, ISP Optics Corporation purchased the remaining noncontrolling interest of ISP Optics Latvia at a purchase price of $44,695, at which time ISP Optics Latvia became a wholly-owned subsidiary. All intercompany transactions and balances have been eliminated upon consolidation.

Foreign Currency Translation

Assets and liabilities of the Company’s foreign subsidiary are translated at period end exchange rates and related revenues and expenses are translated at average exchange rates in effect during the reporting periods. Resulting translation adjustments are recorded as a component of accumulated other comprehensive income (loss) in stockholders’ equity. Foreign currency transaction gains and losses are recorded in other income (expense) on the consolidated statements of comprehensive income.

F-41

ISP Optics Corporation

Notes to Consolidated Financial Statements (Unaudited)

Product Sales

Revenue is recognized from product sales when products are shipped to the customer and title has changed hands, provided that the Company has received a valid purchase order, the price is fixed, title has transferred, collection of the associated receivable is reasonably assured, and there are no remaining obligations. Revenues are presented net of discounts.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid investments with maturities of three months or less from date of purchase.

Accounts Receivable

Accounts receivable are customer obligations due under normal trade terms. The Company performs continuing credit evaluations of its customers’ financial condition. If the Company’s actual collection experience changes, and management deems any portion of accounts receivable as uncollectible, establishment and subsequent revisions to an allowance for doubtful accounts may be required. There was no allowance for doubtful accounts recorded by the Company for the periods ended September 30, 2016 and December 31, 2015.

Inventories

Inventories which consist principally of raw materials, work-in-process and finished lenses are stated at the lower of cost or market, on a first-in, first-out basis. Inventory costs include materials, labor and manufacturing overhead. The Company considers the following criteria for their inventory reserve: items that are deemed to have low material usage over the previous two years are reserved at 50%; items that have had no movement during the past twelve months are reserved at 100%.

Property and Equipment

Property and equipment, including leasehold improvements, are recorded at cost. Depreciation and amortization is computed over the estimated useful life or the term of the lease. Maintenance and repair expense is charged to operations as incurred. Major leasehold improvements are capitalized. All property and equipment of the Company are pledged as collateral for their notes payable.

Long-Lived Assets

Long-lived assets such as property, plant, and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to its estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. No impairment charges were recorded for the nine months ending September 30, 2016 and 2015.

F-42

ISP Optics Corporation

Notes to Consolidated Financial Statements (Unaudited)

Intangible Assets

Customer relationships and product formulations were established as a result of a business combination consummated in fiscal year 2008. These intangibles are being amortized on a straight-line basis over the estimated economic life of the assets of 10 years and were originally valued at $250,000. The Company assesses the recoverability of finite-lived intangible assets in the same manner as for long-lived assets, as described above. The Company did not recognize impairment of intangible assets during the nine months ending September 30, 2016 and 2015. Amortization expense recognized on intangible assets was $18,750 for each of the nine months ending September 30, 2016 and 2015.

Future amortization expense on intangible assets is estimated to be $6,250 for the remainder of fiscal 2016 and $25,000 and $12,500 for the years ended December 31, 2017 and 2018, respectively.

Income taxes

Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are computed on the basis of differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based upon enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances have been established to reduce deferred tax assets to the amount expected to be realized.

The Company has not recognized a liability for uncertain tax positions. A reconciliation of the beginning and ending amount of unrecognized tax benefits or penalties has not been provided since there has been no unrecognized benefit or penalty. If there were an unrecognized tax benefit or penalty, the Company would recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.

The Company files U.S. Federal income tax returns, and various states and foreign jurisdictions. The Company’s open tax years subject to examination by the Internal Revenue Service and the New York Department of Revenue generally remain open for three years from the date of filing.

The Company’s cash and cash equivalents totaled approximately $1,171,000 at September 30, 2016. Of this amount, approximately 23% was held by the Company’s foreign subsidiary in Latvia. These foreign funds were generated in Latvia as a result of foreign earnings and may not be repatriated.

Management Estimates

Management uses estimates and assumptions during the preparation of the Company’s consolidated financial statements that affect amounts reported in the consolidated financial statements and accompanying notes. Such estimates and assumptions could affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from these estimates.

F-43

ISP Optics Corporation

Notes to Consolidated Financial Statements (Unaudited)

Fair Value of Financial Instruments

The Company accounts for financial instruments in accordance with ASC 820, which provides a framework for measuring fair value and expands required disclosure about fair value measurements of assets and liabilities. ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable.

Level 3 - Unobservable inputs that are supported by little or no market activity, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of September 30, 2016.

The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash equivalents, receivables, accounts payable, accrued liabilities and income taxes payable. Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand. The fair value of the Company’s related party notes receivable is estimated by discounting expected future cash flows using a rate at which similar notes could be made under current market conditions which is not significantly different from its stated value. The fair value of the Company’s notes payable approximate their carrying value based upon current rates available to the Company.

The Company does not have any financial or non-financial assets or liabilities that are measured on a recurring or nonrecurring basis at fair value that would be characterized as Level 1, 2 or Level 3 instruments.

Recent Accounting Pronouncements

There are new accounting pronouncements issued by the Financial Accounting Standards Board (“FASB”) as noted below.

Inventory

In July 2015, the FASB issued Accounting Standards Update (“ASU”) No. 2015-11, Inventory - Simplifying the Measurement of Inventory (“ASU 2015-11”). ASU 2015-11 provides additional guidance regarding the subsequent measurement of inventory by requiring inventory to be measured at the lower of cost and net realizable value. This guidance is effective for fiscal years and interim periods beginning after December 15, 2016. Early adoption is permitted. The Company does not expect the adoption of this guidance will have a material impact on its consolidated financial position, results of operations or cash flows.

F-44

ISP Optics Corporation

Notes to Consolidated Financial Statements (Unaudited)

Revenue

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which supersedes nearly all existing revenue recognition guidance under U.S. GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP.

The standard is effective for annual periods beginning after December 15, 2018, using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures). The new standard allows for early adoption for annual periods beginning after December 15, 2016. The Company is currently evaluating the impact of its pending adoption of ASU 2014-09 on its financial statements and has not yet determined the method by which it will adopt the standard.

Leases

In February 2016, the FASB issued ASU No. 2016-02, Leases (“ASU 2016-02”). ASU 2016-02 establishes a right-of-use model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement.

ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is currently evaluating the impact of its pending adoption of this new standard on its consolidated financial statements.

3.       Concentrations of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash equivalents and accounts receivable. Cash and cash equivalents are maintained at financial institution and, at times, balances may exceed federally insured limits. The Company places its funds with high credit quality financial institution and does not believe it is exposed to any significant credit risk on cash and cash equivalents.

For the nine months ended September 30, 2016 and 2015, sales to one customer comprised approximately 25% and 23%, respectively, of the Company’s sales. The loss of these customers, or a significant reduction in sales to any such customer, could adversely affect the Company’s revenues.

F-45

ISP Optics Corporation

Notes to Consolidated Financial Statements (Unaudited)

The Company purchased an aggregate of approximately 80% of its raw materials from four foreign suppliers for each of the nine month periods ending September 30, 2016 and 2015. These vendors represented 29%, 21%, 16% and 14%, respectively for the nine month period ending September 31, 2016. These vendors represented 26%, 25%, 17% and 12%, respectively for the nine month period ending September 31, 2016.

4.       Related Party Notes Receivable

During 2012 and 2013, the Company entered into three individual Promissory Notes (“Notes”) aggregating to $110,000 with a company related through common ownership. The Notes bear interest at 3% per annum, with principal and interest payable from time to time, but in no event later than five years from the effective dates of the Notes. No principal has been repaid on the Notes through September 30, 2016, and the principal is being presented as noncurrent on the accompanying consolidated balance sheets.

5.       Inventories, Net

The components of inventories include the following:

	September 30, 2016	December 31, 2015

Raw materials	$130,203	$152,014
Work in process	579,498	449,886
Finished goods	528,455	689,097
Reserve for obsolescence	(255,073)	(255,073)

	$983,083	$1,035,924

6.       Property and Equipment, Net

Property and equipment consist of the following:

	Estimated Life	September 30, 2016	December 31, 2015

Manufacturing equipment	5-10 years	$5,944,829	$5,282,565
Computer equipment and software	5-7 years	213,167	193,385
Furniture and fixtures	5 years	194,552	194,552
Leasehold improvements	15 years	514,355	340,754

Total property and equipment		6,866,903	6,011,256
Less accumulated depreciation and amortization		(4,629,050)	(3,984,711)

Total property and equipment, net		$2,237,853	$2,026,545

F-46

ISP Optics Corporation

Notes to Consolidated Financial Statements (Unaudited)

Depreciation and amortization expense related to property and equipment totaled approximately $440,000 and $258,000 for the nine months ending September 30, 2016 and 2015, respectively. These amounts are included in cost of goods sold and selling, general and administrative expenses on the accompanying consolidated statements of comprehensive income.

7.       Defined Contribution Plan

The Company has a 401(k) defined contribution plan (the Plan). Participation in the Plan is available to all employees meeting certain eligibility requirements. The Plan allows employees to contribute the maximum amount allowable under IRS regulations. The Company made contributions to the Plan totaling approximately $53,300 and $44,700 during the nine months ending September 30, 2016 and 2015, respectively.

8.       Lease Commitments

The Company has operating leases for office space. The Company has entered into a ten year lease agreement for its 13,250 square foot manufacturing and office facility in Irvington, New York (the “NY Lease”). The NY Lease expires June 2020. Monthly rent is approximately $28,700 and is adjusted annually based on the Consumer Price Index.

The Company, through its wholly-owned subsidiary, ISP Optics Latvia, has a lease agreement for its 18,870 square foot manufacturing and office facility in Riga, Latvia (the “Latvia Lease”). The Latvia Lease expires December 2019. Monthly rent is approximately $6,800. There is one three-year extension option exercisable by the Company.

Rent expense totaled approximately $405,000 and $403,000 during the nine months ending September 30, 2016 and 2015, respectively.

The approximate future minimum lease payments under operating leases at September 30, 2016 were as follows:

Fiscal Year Ending December 31,

2016 (remaining three months)	$89,000
2017	356,000
2018	356,000
2019	356,000
2020	204,000

Total minimum payments	$1,361,000

F-47

ISP Optics Corporation

Notes to Consolidated Financial Statements (Unaudited)

9.  Notes Payable

Notes payable is summarized as follows:

	September 30, 2016	December 31, 2015

4.82% revolving note payable to Chase Bank dated February, 2012 in the amount of $497,000. Monthly payments are currently $9,354 which includes interest and principal, payable until maturity date in September, 2017.	$100,414	$179,281

4.90% installment note payable to Webster Bank dated August, 2012 in the amount of $466,000. Monthly payments are $8,496 which includes interest and principal, payable until maturity date in August, 2017.	91,383	163,161

4.11% installment note payable to Chase Bank dated October, 2012 in the amount of $300,000. Monthly payments are $5,548 which includes interest and principal, payable until maturity date in October, 2017.	70,401	117,301

4.25% installment note payable to Chase Bank dated January, 2014 in the amount of $228,000. Monthly payments are $4,231 which includes interest and principal, payable until maturity date in January, 2019.	112,332	146,150

4.94% installment note payable to Chase Bank dated September, 2015 in the amount of $191,045. Monthly payments are $3,607 which includes interest and principal, payable until maturity date in June, 2020.	153,636	179,748

5.44% installment note payable to Chase Bank dated December, 2015 in the amount of $170,000. Monthly payments are $3,243 which includes interest and principal, payable until maturity date in December, 2020.	147,316	170,000

Several notes payable to certain entities in Riga, Latvia for the financing of equipment by ISP Optics Latvia. The loans were originally for amounts ranging from $18,675 to $358,000. Interest accrues at rates ranging from EURIBOR 3 month + 3.50% to EURIBOR 3 month + 4.70% (3.62% to 4.82% at December 31, 2015). Maturity dates range from January 2016 to August 2020.	200,926	490,062

	876,408	1,445,703
Less current maturities	(372,053)	(661,454)

	$504,355	$784,249

F-48

ISP Optics Corporation

Notes to Consolidated Financial Statements (Unaudited)

As of September 30, 2016, the approximate aggregate maturities of notes payable over future fiscal years ended December 31 are as follows:

Year

2016	$113,400
2017	372,000
2018	180,000
2019	132,000
2020	79,000

$876,400

10.  Other Liabilities

ISP Optics Latvia Non-controlling Shares Purchases

During fiscal 2013, the majority stockholders of the Company purchased a 5.01% additional equity interest in ISP Optics Latvia (“ISP Latvia) from one of its non-controlling stockholders at a purchase price of $111,690, in conjunction with a Share Purchase Agreement (“2013 SPA”). Per the 2013 SPA, the purchase price is to be paid, without interest, over ten years in monthly installments of $933, commencing in October 2013. The balance was paid in full in September 2016.

During fiscal 2015, the majority stockholders of the Company purchased the remaining 2.01% equity interest in ISP Latvia from its non-controlling stockholder at a purchase price of $44,695, in conjunction with a Share Purchase Agreement (“2015 SPA”). Per the 2015 SPA, the purchase price is to be paid in full no later than July 1, 2016, without interest. No payments were made on the 2015 SPA prior to December 31, 2015, however, the balance was paid in full in May 2016.

The aggregate outstanding payable balance on the 2013 SPA and the 2015 SPA was $122,397 at December 31, 2015, and is included in other liabilities on the accompanying consolidated balance sheets. No amounts remain payable at September 30, 2016.

Deferred Income – Latvia

Local European Union (“EU”) regulations in Latvia allow the Company’s foreign subsidiary, ISP Optics Latvia, to finance the purchase of certain equipment through grants made by the EU. Per EU regulations, ISP Latvia cannot recognize income associated with these grants immediately, but rather must recognize the income over the same period and utilizing the same methodologies as ISP Latvia utilizes to recognize depreciation on the equipment purchased with the grants (ten years).

At September 30, 2016 and December 31, 2015, ISP Latvia had deferred income of approximately $283,000 and $275,000, respectively, of which approximately $36,000 are classified as other liabilities, current portion, respectively, on the accompanying consolidated balance sheets.

F-49

ISP Optics Corporation

Notes to Consolidated Financial Statements (Unaudited)

11.  Accumulated Other Comprehensive Loss

Assets and liabilities denominated in non-U.S. currencies are translated at rates of exchange prevailing on the balance sheet date, and revenues and expenses are translated at average rates of exchange for the period. Gains or losses on the translation of the financial statements of a non-U.S. operation, where the functional currency is other than the U.S. dollar, are reflected as a separate component of equity, which was a loss position of approximately $105,700 and $116,400 at September 30, 2016 and December 31, 2015, respectively. The Company had approximately $3,995,000 in assets and $2,998,000 in net assets located in Latvia as of September 20. 2016. The Company had approximately $3,200,000 in assets and $1,800,000 in net assets located in Latvia as of December 31, 2015.

12.  Contingencies

The Company from time to time is involved in various legal actions arising in the normal course of business. Management, after reviewing with legal counsel all of these actions and proceedings, believes that the aggregate losses, if any, will not have a material adverse effect on the Company’s financial position or results of operations.

13.  Subsequent Events

The Company has evaluated events and transactions occurring subsequent to September 30, 2016, as of November 17, 2016, which is the date the financial statements were available to be issued. Subsequent events occurring after November 17, 2016 have not been evaluated by management.

F-50

Tel:	407-841-6930	201 South Orange Ave., Suite 800
Fax:	407-841-6347	Orlando, FL 32801
www.bdo.com

Independent Auditor’s Report

Management

ISP Optics Corporation

Irvington, New York

We have audited the accompanying consolidated financial statements of ISP Optics Corporation and its subsidiary, which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of the foreign subsidiary, which statements reflect total assets of $3,191,309 and $2,390,651 at December 31, 2015 and 2014, respectively, and total revenues (net of intercompany revenues) of $2,428,300 and $1,571,769 for the years then ended. Those statements were audited by other auditors, whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for such subsidiary, is based solely on the report of the other auditors. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

F-51

Opinion

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ISP Optics Corporation and its subsidiary as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

BDO USA, LLP

June 28, 2016

F-52

Standard Audit Report on Comparative Financial Statements

INDEPENDENT AUDITOR'S REPORT

Board of Directors
ISP OPTICS LATVIA
Riga, Latvia

We have audited the accompanying financial statements of ISP Optics Latvia, which comprise the balance sheets as of December 31, 2015 and 2014, and the related statements of income and expenses, changes in stockholders' equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ISP Optics Latvia as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Ltd ARMA K Revidents Auditors Riga, Latvia May 23, 2016	(p. 1of 1)

F-53

ISP Optics Corporation

Consolidated Balance Sheets

December 31,	2015	2014

Assets

Current assets:
Cash and cash equivalents	$934,893	$51,224
Accounts receivable	1,473,989	897,831
Inventories, net	1,035,924	1,091,011
Other current assets	90,131	26,259
Total current assets	3,534,937	2,066,325
Property and equipment, net	2,026,545	1,793,907

Other noncurrent assets:
Intangible assets, net	62,500	87,500
Related party notes receivable	110,000	110,000
Deposits	47,601	44,999
Deferred tax asset, net	—	103,200
Total noncurrent assets	2,246,646	2,139,606
Total Assets	$5,781,583	$4,205,931

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$494,031	$833,438
Accrued expenses	663,667	268,544
Other liabilities, current portion	90,653	24,412
Income taxes payable	88,896	9,382
Notes payable, current portion	661,454	731,275
Total current liabilities	1,998,701	1,867,051

Noncurrent liabilities:
Other liabilities, less current portion	271,742	226,857
Deferred tax liability, net	28,800	—
Notes payable, less current portion	784,249	760,944
Total noncurrent liabilities	1,084,791	987,801
Total liabilities	3,083,492	2,854,852

Commitments and contingencies (Note 2, 8 and 10)

Stockholders’ Equity
Common stock – no par, 200 shares authorized, 20 shares issued and outstanding	—	—
Additional paid-in capital	—	500
Retained earnings	2,814,524	1,353,147
Accumulated other comprehensive (loss)	(116,433)	(14,793)

Total ISP Optics Corporation equity	2,698,091	1,338,854

Noncontrolling interest	—	12,225
Total stockholders’ equity	2,698,091	1,351,079
Total Liabilities and Stockholders’ Equity	$5,781,583	$4,205,931

See accompanying notes to consolidated financial statements and independent auditor’s report.

F-54

ISP Optics Corporation

Consolidated Statements of Comprehensive Income

Year Ended December 31,	2015	2014

Sales, net	$12,115,138	$10,331,745
Cost of goods sold	7,620,098	7,362,592
Gross profit	4,495,040	2,969,153

Selling, general and administrative expenses:
Compensation	1,696,493	1,643,484
Rent and occupancy	199,804	202,380
Office expense and supplies	91,721	59,364
Professional fees and commissions	296,459	258,384
Travel and entertainment	149,730	163,977
Financial expenses	43,557	42,208
Advertising and subscriptions	57,543	109,782
General expenses	72,568	102,160
Postage and freight	38,234	67,638
Depreciation and amortization	65,642	71,132
Total selling, general and administrative expenses	2,711,751	2,720,509

Operating income	1,783,289	248,644

Other income (expense):
Interest expense	(62,136)	(78,084)
Other income	77,794	19,577

Total other income (expense), net	15,658	(58,507)

Net income before income taxes	1,798,947	190,137
Income tax expense	305,600	(51,600)

Net income before noncontrolling interest	1,493,347	241,737
Net income attributable to the noncontrolling interest	23,469	1,606

Net income attributable to ISP Optics Corporation	1,469,878	240,131
Foreign currency translation adjustment	(101,640)	26,074
Comprehensive income attributable to ISP Optics Corporation	$1,368,238	$266,205

See accompanying notes to consolidated financial statements and independent auditor’s report.

F-55

ISP Optics Corporation

Consolidated Statements of Stockholders’ Equity

	Class A Common Stock		Additional Paid-In	Retained	Accumulated Other Comprehensive	Noncontrolling	Total Stockholders’
	Shares	Amount	Capital	Earnings	Income (Loss)	Interest	Equity

Balance, January 1, 2014	20	$—	$500	$1,113,016	$(40,867)	$10,619	$1,083,268

Foreign currency translation adjustment	—	—	—	—	26,074	—	26,074

Net income	—	—	—	240,131	—	1,606	241,737

Balance, December 31, 2014	20	—	500	1,353,147	(14,793)	12,225	1,351,079

Foreign currency translation adjustment	—	—	—	—	(101,640)	—	(101,640)

Net income	—	—	—	1,469,878	—	23,469	1,493,347

Purchase of noncontrolling interest in subsidiary	—	—	(500)	(8,501)	—	(35,694)	(44,695)
Balance, December 31, 2015	20	$—	$—	$2,814,524	$(116,433)	$—	$2,698,091

See accompanying notes to consolidated financial statements and independent auditor’s report.

F-56

ISP Optics Corporation

Consolidated Statements of Cash Flows

Year Ended December 31,	2015	2014

Cash flows from operating activities:
Net income	$1,493,347	$241,737
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization on property and equipment	475,788	456,049
Amortization of intangible assets	25,000	25,000
Deferred taxes	132,000	(75,600)
Changes in operating assets and liabilities:
Accounts receivable	(576,158)	4,252
Inventories	55,087	(17,949)
Other current assets	(63,872)	(24,259)
Accounts payable	(339,407)	414,408
Accrued expenses	395,123	(23,395)
Income taxes payable	79,514	9,382
Net cash provided by operating activities	1,676,422	1,009,625

Cash flows from investing activities:
Increase in deposits	(2,602)	(708)
Increase (decrease) in other liabilities	66,431	(207,859)
Purchase of property and equipment	(744,000)	(602,967)
Net cash used for investing activities	(680,171)	(811,534)

Cash flows from financing activities:
Borrowings under notes payable	719,045	228,024
Payments under notes payable	(765,561)	(509,208)
Net cash used for financing activities	(46,516)	(281,184)

Effect of exchange rate changes on cash	(66,066)	14,601

Increase (decrease) in cash and cash equivalents	883,669	(68,492)

Cash and cash equivalents, beginning of year	51,224	119,716
Cash and cash equivalents, end of year	$934,893	$51,224

Supplemental disclosure of cash flow information:
Interest paid	$61,885	$78,084
Income taxes paid	$107,100	$23,183

Supplemental disclosure of non-cash investing activities:
Purchase of noncontrolling interest in exchange for payable	$44,695	$—

See accompanying notes to consolidated financial statements and independent auditor’s report.

F-57

ISP Optics Corporation

Notes to Consolidated Financial Statements

1. Organization and Business Activity

ISP Optics Corporation was incorporated in the State of New York in April, 1993. The Company’s principal business activity is the manufacturing of optical materials, high precision optical components and infrared lens assemblies. ISP Optics Corporation also operates under the registered trademark “ISP Optics.”

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of ISP Optics Corporation and its subsidiary, ISP Optics Latvia (collectively, the “Company”).

The Company records equity interests held by others in ISP Optics Latvia as a noncontrolling interest. Earnings of the noncontrolling interest are charged against the income of the Company and losses are recognized to the extent of prior earnings and capital contributions.

During the year ended December 31, 2014 and through December 17, 2015, ISP Optics Corporation owned approximately 98% of ISP Optics Latvia. Effective December 18, 2015 ISP Optics Corporation purchased the remaining noncontrolling interest of ISP Optics Latvia at a purchase price of $44,695, at which time ISP Optics Latvia became a wholly-owned subsidiary. The excess of the purchase price over the balance in the noncontrolling interest account at the date of purchase was recorded as a reduction of additional paid-in capital until fully derecognized with the remainder recorded as a reduction in retained earnings. All intercompany transactions and balances have been eliminated upon consolidation.

Foreign Currency Translation

Assets and liabilities of the Company’s foreign subsidiary are translated at period end exchange rates and related revenues and expenses are translated at average exchange rates in effect during the reporting periods. Resulting translation adjustments are recorded as a component of accumulated other comprehensive income (loss) in stockholders’ equity. Foreign currency transaction gains and losses are recorded in other income (expense) on the consolidated statements of comprehensive income.

Revenue

Revenue is recognized from product sales when products are shipped to the customer and title has changed hands, provided that the Company has received a valid purchase order, the price is fixed, title has transferred, collection of the associated receivable is reasonably assured, and there are no remaining significant obligations. Revenues are presented net of returns and discounts.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid investments with maturities of three months or less from date of purchase.

F-58

ISP Optics Corporation

Notes to Consolidated Financial Statements

Accounts Receivable

Accounts receivable are customer obligations due under normal trade terms. The Company performs continuing credit evaluations of its customers’ financial condition. If the Company’s actual collection experience changes, and management deems any portion of accounts receivable as uncollectible, establishment and subsequent revisions to an allowance for doubtful accounts may be required. There was no allowance for doubtful accounts recorded by the Company for the years ended December 31, 2014 and 2015.

Inventories

Inventories which consist principally of raw materials, work-in-process and finished lenses are stated at the lower of cost or market, on a first-in, first-out basis. Inventory costs include materials, labor and manufacturing overhead. The Company considers the following criteria for their inventory reserve: items that are deemed to have low material usage over the previous two years are reserved at 50%; items that have had no movement during the past twelve months are reserved at 100%.

Property and Equipment

Property and equipment are recorded at cost. Depreciation and amortization is computed over the estimated useful life or the term of the lease. Maintenance and repair expense is charged to operations as incurred. Major improvements are capitalized. All property and equipment of the Company are pledged as collateral for their notes payable.

Long-Lived Assets

Long-lived assets such as property, plant, and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to its estimated discounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. No impairment charges were recorded for the years ended December 31, 2015 and 2014. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Intangible Assets

Customer relationships and product formulations were established as a result of a business combination consummated in fiscal year 2008. They are being amortized on a straight-line basis over the estimated economic life of the assets, or 10 years and were originally valued at $250,000. The Company assesses the recoverability of finite-lived intangible assets in the same manner as for long-lived assets, as described above. The Company did not recognize impairment of intangible assets during the years ended December 31, 2014 and 2015. Amortization expense recognized on intangible assets was $25,000 for each of the years ended December 31, 2015 and 2014.

F-59

ISP Optics Corporation

Notes to Consolidated Financial Statements

Future amortization expense on intangible assets is estimated to be $25,000 in each of the years ending December 31, 2016 and 2017, and $12,500 in the year ending December 31, 2018.

Research and Development

Research and development costs are expensed as incurred.

Income taxes

Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are computed on the basis of differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based upon enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances have been established to reduce deferred tax assets to the amount expected to be realized.

The Company has not recognized a liability for uncertain tax positions. A reconciliation of the beginning and ending amount of unrecognized tax benefits or penalties has not been provided since there has been no unrecognized benefit or penalty. If there were an unrecognized tax benefit or penalty, the Company would recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.

The Company files U.S. Federal income tax returns, and various states and foreign jurisdictions. The Company’s open tax years subject to examination by the Internal Revenue Service and the New York Department of Revenue generally remain open for three years from the date of filing.

The Company’s cash and cash equivalents totaled approximately $935,000 at December 31, 2015. Of this amount, approximately 35% was held by the Company’s foreign subsidiary in Latvia.

Management Estimates

Management uses estimates and assumptions during the preparation of the Company’s consolidated financial statements that affect amounts reported in the consolidated financial statements and accompanying notes. Such estimates and assumptions could affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from these estimates.

Fair Value of Financial Instruments

The Company accounts for financial instruments in accordance with ASC 820, which provides a framework for measuring fair value and expands required disclosure about fair value measurements of assets and liabilities. ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

F-60

ISP Optics Corporation

Notes to Consolidated Financial Statements

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable.

Level 3 - Unobservable inputs that are supported by little or no market activity, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2015.

The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash and cash equivalents, receivables, accounts payable and accrued liabilities. Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand. The fair value of the Company’s notes payable approximate their carrying value based upon current rates available to the Company.

The Company does not have any other financial or non-financial assets or liabilities that would be characterized as Level 2 or Level 3 instruments.

Recent Accounting Pronouncements

There are new accounting pronouncements issued by the Financial Accounting Standards Board (“FASB”). Management does not believe any of these accounting pronouncements will have a material impact on the Company’s financial position or operating results, except as noted below.

Inventory

In July 2015, the FASB issued Accounting Standards Update (“ASU”) No. 2015-11, Inventory - Simplifying the Measurement of Inventory (“ASU 2015-11”). ASU 2015-11 provides additional guidance regarding the subsequent measurement of inventory by requiring inventory to be measured at the lower of cost and net realizable value. This guidance is effective for fiscal years and interim periods beginning after December 15, 2016. Early adoption is permitted. The Company does not expect the adoption of this guidance will have a material impact on its consolidated financial position, results of operations or cash flows.

Revenue

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which supersedes nearly all existing revenue recognition guidance under U.S. GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP.

F-61

ISP Optics Corporation

Notes to Consolidated Financial Statements

The standard is effective for annual periods beginning after December 15, 2018, using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures). The new standard allows for early adoption for annual periods beginning after December 15, 2016. The Company is currently evaluating the impact of its pending adoption of ASU 2014-09 on its financial statements and has not yet determined the method by which it will adopt the standard.

Leases

In February 2016, the FASB issued ASU No. 2016-02, Leases (“ASU 2016-02”). ASU 2016-02 establishes a right-of-use model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement.

ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is currently evaluating the impact of its pending adoption of this new standard on its consolidated financial statements.

Deferred Taxes

In November 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”), which will eliminate the guidance in Topic 740, Income Taxes, that required an entity to separate deferred tax liabilities and assets between current and noncurrent amounts in a classified balance sheet. Rather, deferred taxes will be presented as noncurrent under the new standard. ASU 2015-17 is effective for fiscal years beginning after December 15, 2017, with early adoption permitted. The Company has adopted the amendments under ASU 2015-17 for the year ended December 31, 2015 and has applied the effects of the amendments retrospectively to the periods presented in the accompanying consolidated financial statements.

3. Concentrations of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash and cash equivalents are maintained at financial institution and, at times, balances may exceed federally insured limits. The Company places its funds with high credit quality financial institution and does not believe it is exposed to any significant credit risk on cash and cash equivalents.

For the year ending December 31, 2015, sales to one customer comprised approximately 23% of the Company’s annual sales. For the year ending December 31, 2014, sales to one customer comprised approximately 18% of the Company’s annual sales. The loss of these customers, or a significant reduction in sales to any such customer, could adversely affect the Company’s revenues.

F-62

ISP Optics Corporation

Notes to Consolidated Financial Statements

The Company purchased an aggregate of approximately 76% and 69% of its raw materials from 4 foreign suppliers for the years ending December 31, 2015 and 2014, respectively.

4. Related Party Notes Receivable

During 2012 and 2013, the Company entered into three individual Promissory Notes (“Notes”) aggregating to $110,000 to a company related through common ownership. The Notes bear interest at 3% per annum, with principal and interest payable from time to time, but in no event later than five years from the effective dates of the Notes. No principal has been repaid on the Notes through December 31, 2015, and the principal is being presented as noncurrent on the accompanying consolidated balance sheets.

5. Inventories, net

The components of inventories include the following:

December 31,	2015	2014

Raw materials	$152,014	$221,147
Work in process	449,886	449,528
Finished goods	689,097	650,104
Reserve for obsolescence	(255,073)	(229,768)
	$1,035,924	$1,091,011

6. Property and Equipment, net

Property and equipment consist of the following:

December 31,	Estimated Life	2015	2014

Manufacturing equipment	5 years	$5,282,565	$5,735,070
Computer equipment and software	5-7 years	193,385	157,771
Furniture and fixtures	5 years	194,552	203,593
Leasehold improvements	15 years	340,754	382,907

Total property and equipment		6,011,256	6,479,341
Less accumulated depreciation and amortization		(3,984,711)	(4,685,434)
Total property and equipment, net		$2,026,545	$1,793,907

Depreciation and amortization expense related to property and equipment totaled approximately $476,000 and $456,000 for the years ended December 31, 2015 and 2014, respectively. These amounts are included in cost of goods sold and selling, general and administrative expenses on the accompanying consolidated statements of comprehensive income.

F-63

ISP Optics Corporation

Notes to Consolidated Financial Statements

7. Income Taxes

Income tax expense (benefit) consists of the following:

December 31,	2015	2014

Current:
Federal	$87,400	$24,000
Foreign	86,300	—
	173,700	24,000

Deferred:
Federal	132,300	15,100
State	(13,100)	(107,200)
Foreign	12,700	16,500
	131,900	(75,600)
Total income tax expense (benefit)	$305,600	$(51,600)

Deferred income taxes arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred tax assets are recorded to reflect deductible temporary differences and operating loss carry forwards while deferred tax liabilities are recorded to reflect taxable temporary differences. The principal temporary differences between financial statement net earnings and tax basis net earnings which result in deferred taxes are accelerated tax depreciation and amortization, and reserves not currently deductible for income tax purposes.

The utilization of tax credit carry forwards is dependent upon the Company’s ability to generate sufficient taxable income during the carry forward period. The Company has not provided a valuation allowance as utilization of the deferred tax assets is expected to be fully realized in the future.

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows at December 31:

December 31,	2015	2014

Deferred tax assets:
Intangible assets	$23,500	$20,400
Inventory	96,000	86,500
Tax credits	136,000	108,800
Total deferred tax assets	255,500	215,700

Deferred tax liabilities:
Depreciation	(284,300)	(112,500)
Net deferred tax asset (liability)	$(28,800)	$103,200

F-64

ISP Optics Corporation

Notes to Consolidated Financial Statements

In assessing the potential future recognition of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

8. Defined Contribution Plan

The Company has a 401(k) defined contribution plan (the Plan). Participation in the Plan is available to all employees meeting certain eligibility requirements. The Plan allows employees to contribute the maximum amount allowable under IRS regulations. The Company made contributions to the Plan totaling approximately $55,000 and $53,000 during the years ended December 31, 2015 and 2014, respectively.

9. Lease Commitments

The Company has operating leases for office space. The Company has entered into a ten year lease agreement for its 13,250 square foot manufacturing and office facility in Irvington, New York (the “NY Lease”). The NY Lease expires June 2020. Monthly rent is approximately $28,700 and is adjusted annually based on the Consumer Price Index.

The Company, through its wholly-owned subsidiary, ISP Optics Latvia, has a lease agreement for its 18,870 square foot manufacturing and office facility in Riga, Latvia (the “Latvia Lease”). The Latvia Lease expires December 2019. Monthly rent is approximately $6,800. There is one three-year extension option exercisable by the Company.

Rent expense totaled approximately $200,000 and $202,000 during the years ended December 31, 2015 and 2014, respectively.

The approximate future minimum lease payments under operating leases at December 31, 2015 were as follows:

Fiscal Year Ending December 31,

2016	$356,000
2017	356,000
2018	356,000
2019	356,000
2020	204,000
Total minimum payments	$1,628,000

F-65

ISP Optics Corporation

Notes to Consolidated Financial Statements

10. Notes Payable

Notes payable is summarized as follows:

December 31,	2015	2014

3.75% draw loan to Chase Bank dated September, 2009 in the amount of $440,000. Monthly payments are $7,334 which includes interest and principal, payable until maturity date in September, 2015.	$—	$64,532

4.82% revolving note payable to Chase Bank dated February, 2012 in the amount of $497,000. Monthly payments are currently $9,354 which includes interest and principal, payable until maturity date in September, 2017.	179,281	280,080

4.90% installment note payable to Webster Bank dated August, 2012 in the amount of $466,000. Monthly payments are $8,496 which includes interest and principal, payable until maturity date in August, 2017.	163,161	254,873

4.11% installment note payable to Chase Bank dated October, 2012 in the amount of $300,000. Monthly payments are $5,548 which includes interest and principal, payable until maturity date in October, 2017.	117,301	177,617

Prime Rate + 1.75% line of credit to Chase Bank dated October, 2012 in the amount of $50,000. Interest payable monthly, principal payable from time to time, or on demand. Principal was paid in full during 2015 and the facility was terminated.	—	50,000

4.25% installment note payable to Chase Bank dated January, 2014 in the amount of $228,000. Monthly payments are $4,231 which includes interest and principal, payable until maturity date in January, 2019.	146,150	189,602

4.94% installment note payable to Chase Bank dated September, 2015 in the amount of $191,045. Monthly payments are $3,607 which includes interest and principal, payable until maturity date in June, 2020.	179,748	—

5.44% installment note payable to Chase Bank dated December, 2015 in the amount of $170,000. Monthly payments are $3,243 which includes interest and principal, payable until maturity date in December, 2020.	170,000	—

Several notes payable to certain entities in Riga, Latvia for the financing of equipment by ISP Optics Latvia. The loans were originally for amounts ranging from $18,675 to $358,000. Interest accrues at rates ranging from EURIBOR 3 month + 3.50% to EURIBOR 3 month + 4.70% (3.62% to 4.82% at December 31, 2015). Maturity dates range from January 2016 to August 2020.	490,062	475,515

	1,445,703	1,492,219
Less current maturities	(661,454)	(731,275)
	$784,249	$760,944

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ISP Optics Corporation

Notes to Consolidated Financial Statements

The aggregate maturities of notes payable over future fiscal years ended December 31 are as follows:

Year

2016	$661,454
2017	371,954
2018	179,740
2019	131,500
2020	101,055
$1,445,703

11. Other Liabilities

ISP Latvia Noncontrolling Shares Purchases

During fiscal 2013, the majority stockholders of the Company purchased a 5.01% additional equity interest in the Company from one of its noncontrolling stockholders at a purchase price of $111,690, in conjunction with a Share Purchase Agreement (“2013 SPA”). Per the 2013 SPA, the purchase price is to be paid, without interest, over ten years in monthly installments of $933, commencing in October 2013.

During fiscal 2015, the majority stockholders of the Company purchased the remaining 2.01% equity interest in the Company from its noncontrolling stockholder at a purchase price of $44,695, in conjunction with a Share Purchase Agreement (“2015 SPA”). Per the 2015 SPA, the purchase price is to be paid in full no later than July 1, 2016, without interest. No payments were made on the 2015 SPA prior to December 31, 2015, however, the balance was paid in full subsequent to December 31, 2015.

The aggregate outstanding payable balance on the 2013 SPA and the 2015 SPA was $122,397 and $97,965 at December 31, 2015 and 2014, respectively, and are included in other liabilities on the accompanying consolidated balance sheets.

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ISP Optics Corporation

Notes to Consolidated Financial Statements

The outstanding liability balance is payable as follows: $55,891 in 2016, $11,196 for each of the years 2017 through 2021, and $10,526 in 2022.

Deferred Income – Latvia

Local European Union (“EU”) regulations in Latvia allow the Company’s foreign subsidiary, ISP Optics Latvia (“ISP Latvia”), to finance the purchase of certain equipment through contributions made by the EU. Per EU regulations, ISP Latvia cannot recognize income associated with these contributions immediately, but rather must recognize the income over the same period and utilizing the same methodologies as ISP Latvia utilizes to recognition depreciation on the equipment purchased with the contributions (ten years).

At December 31, 2015 and 2014, ISP Latvia had total deferred income of approximately $275,000 and $166,000, respectively, of which approximately $35,000 and $13,000 are classified as other liabilities, current portion, respectively, on the accompanying consolidated balance sheets.

12. Accumulated Other Comprehensive Income

Assets and liabilities denominated in non-U.S. currencies are translated at rates of exchange prevailing on the balance sheet date, and revenues and expenses are translated at average rates of exchange for the period. Gains or losses on the translation of the financial statements of a non-U.S. operation, where the functional currency is other than the U.S. dollar, are reflected as a separate component of equity, which was a loss position of approximately $116,400 and $14,800 at December 31, 2015 and 2014, respectively. The Company, as of December 31, 2015, had approximately $3,200,000 in assets and $1,800,000 in net assets located in Latvia. The Company, as of December 31, 2014, had approximately $2,400,000 in assets and $800,000 in net assets located in Latvia.

13. Contingencies

The Company from time to time is involved in various legal actions arising in the normal course of business. Management, after reviewing with legal counsel all of these actions and proceedings, believes that the aggregate losses, if any, will not have a material adverse effect on the Company’s financial position or results of operations.

14. Subsequent Events

The Company has evaluated events and transactions occurring subsequent to December 31, 2015 as of June 28, 2016, which is the date the financial statements were available to be issued. Subsequent events occurring after June 28, 2016 have not been evaluated by management.

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LIGHTPATH TECHNOLOGIES, INC.

__________ Shares of Class A Common Stock

PROSPECTUS

____________________, 2016

Roth Capital Partners

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth an itemization of the various expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimated except the SEC registration fee, FINRA filing fee and NCM listing fee.

SEC registration fee	$1,426
FINRA filing fee	2,943
NCM listing fee	80,000
Accounting fees and expenses	4,000
Legal fees and expenses	100,000
Transfer agent fees and expenses	500
Printing and miscellaneous expenses	15,000
Total	$203,869

Item 15. Indemnification of Directors and Officers

Section 145 of the DGCL provides for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify our officers and directors under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, our Certificate of Incorporation provides that the personal liability of each member of our Board or our stockholders for monetary damages for breach of fiduciary duty as a director is eliminated. The effect of this provision in the Certificate of Incorporation is to eliminate our rights and the rights of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. Specifically, Article TENTH of the Certificate of Incorporation provides as follows:

TENTH: No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director derived an improper personal benefit, or (iv) under Section 174 of the GCL. This Article shall eliminate or limit the liability of a director for any act or omission occurring prior to the time this Article became effective.

In addition, Article 7 of our Bylaws provides, in summary, that we are required to indemnify to the fullest extent permitted by applicable law, any person made or threatened to be made a party or involved in a lawsuit action or proceeding by reason that such person is or was our officer, director, employee, or agent. Indemnification is against all liability and loss suffered and expenses reasonably incurred to the fullest extent permitted by applicable law. Unless required by law, no such indemnification is required by us of any person initiating such suit, action, or proceeding without Board authorization. Expenses are payable in advance if the indemnified party agrees to repay the amount if he or she is ultimately found to not be entitled to indemnification.

The Bylaws further provide that the indemnification rights provided for in the Bylaws shall not be deemed exclusive of any rights to the indemnified party under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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We provide indemnity insurance pursuant to which officers and directors are indemnified or insured against liability or loss under certain circumstances, which may include liability or related loss under the Securities Act and the Exchange Act.

Item 16. Exhibits

The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which Exhibit Index is hereby incorporated by reference.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(i)	the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(ii)	each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bone fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Orlando, State of Florida, on November 17, 2016.

LIGHTPATH TECHNOLOGIES, INC.

By:	/s/ J. James Gaynor
Name: J. James Gaynor
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

* J. James Gaynor	President and Chief Executive Officer (principal executive officer)	November 17, 2016

* Dorothy M. Cipolla	Chief Financial Officer (principal financial and principal accounting officer)	November 17, 2016

* Robert Ripp	Chairman of the Board and Director	November 17, 2016

* Sohail Khan	Director	November 17, 2016

* Steven Brueck	Director	November 17, 2016

* M. Scott Faris	Director	November 17, 2016
* Louis Leeburg	Director	November 17, 2016
* Craig Dunham	Director	November 17, 2016

* By:	/s/ J. James Gaynor
J. James Gaynor, as Attorney-in-Fact

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EXHIBIT INDEX

The following is a list of exhibits filed as part of this registration statement.

Exhibit Number	Description	Notes

1.1	Form of Underwriting Agreement by and between LightPath Technologies, Inc. and Roth Capital Partners, LLC	**

3.1.1	Certificate of Incorporation of Registrant, filed June 15, 1992 with the Secretary of State of Delaware	1

3.1.2	Certificate of Amendment to Certificate of Incorporation of Registrant, filed October 2, 1995 with the Secretary of State of Delaware	1

3.1.3	Certificate of Designations of Class A common stock and Class E-1 common stock, Class E-2 common stock, and Class E-3 common stock of Registrant, filed November 9, 1995 with the Secretary of State of Delaware	1

3.1.4	Certificate of Designation of Series A Preferred Stock of Registrant, filed July 9, 1997 with the Secretary of State of Delaware	2

3.1.5	Certificate of Designation of Series B Stock of Registrant, filed October 2, 1997 with the Secretary of State of Delaware	3

3.1.6	Certificate of Amendment of Certificate of Incorporation of Registrant, filed November 12, 1997 with the Secretary of State of Delaware	3

3.1.7	Certificate of Designation of Series C Preferred Stock of Registrant, filed February 6, 1998 with the Secretary of State of Delaware	4

3.1.8	Certificate of Designation, Preferences and Rights of Series D Participating Preferred Stock of Registrant filed April 29, 1998 with the Secretary of State of Delaware	5

3.1.9	Certificate of Designation of Series F Preferred Stock of Registrant, filed November 2, 1999 with the Secretary of State of Delaware	6

3.1.10	Certificate of Amendment of Certificate of Incorporation of Registrant, filed February 28, 2003 with the Secretary of State of Delaware	7

3.1.11	Certificate of Amendment of Certificate of Incorporation of Registration, filed March 1, 2016 with the Secretary of State of Delaware	19

3.2	Amended and Restated Bylaws of Registrant	15

4.1	Rights Agreement dated May 1, 1998, between Registrant and Continental Stock Transfer & Trust Company	5

4.2	First Amendment to Rights Agreement dated as of February 25, 2008, between LightPath Technologies, Inc. and Continental Stock Transfer & Trust Company	10

5.1	Opinion of Baker & Hostetler LLP as to the legality of the securities registered hereby	*

10.1	Amended and Restated Omnibus Incentive Plan dated October 15, 2002	8

10.2	Employee Letter Agreement dated June 12, 2008, between LightPath Technologies, Inc., and J. James Gaynor, its Chief Executive Officer & President	9

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10.3	LightPath Technologies, Inc. Employee Stock Purchase Plan effective January 30, 2015	11

10.4	Form of Common Stock Purchase Warrant dated as of June 11, 2012, issued by LightPath Technologies, Inc. to certain investors	12

10.5	Amended and Restated Loan and Security Agreement dated as of December 23, 2014 between LightPath Technologies, Inc. and Avidbank Corporate Finance, a division of Avidbank	13

10.6	Sixth Amendment to Lease dated as of July 2, 2014 between LightPath Technologies, Inc. and Challenger Discovery LLC	14

10.7	First Amendment to Amended and Restated Loan and Security Agreement dated as of December 23, 2015 between LightPath Technologies, Inc. and Avidbank Corporate Finance, a division of Avidbank	16

10.8	Stock Purchase Agreement dated August 3, 2016 by and among LightPath Technologies, Inc., ISP Optics Corporation, Mark Lifshotz and Joseph Menaker	17

21.1	Subsidiaries of the Registrant	18

23.1	Consent of BDO USA, LLP	*
23.2	Consent of Baker & Hostetler LLP (included in Exhibit 5.1)	*

23.3	Consent of Ltd ARMA K Revidents Auditors	*

24	Power of Attorney	18

Notes:

 1. This exhibit was filed as an exhibit to our Registration Statement on Form SB-2 (File No: 33-80119) filed with the Securities and Exchange Commission on December 7, 1995 and is incorporated herein by reference thereto.

2. This exhibit was filed as an exhibit to our annual report on Form 10-KSB40 filed with the Securities and Exchange Commission on September 11, 1997 and is incorporated herein by reference thereto.

3. This exhibit was filed as an exhibit to our quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 1997 and is incorporated herein by reference thereto.

4. This exhibit was filed as an exhibit to our Registration Statement on Form S-3 (File No. 333-47905) filed with the Securities and Exchange Commission on March 13, 1998 and is incorporated herein by reference thereto.

5. This exhibit was filed as an exhibit to our Registration Statement on Form 8-A filed with the Securities and Exchange Commission on April 28, 1998 and is incorporated herein by reference thereto.

6. This exhibit was filed as an exhibit to our Registration Statement on Form S-3 (File No: 333-94303) filed with the Securities and Exchange Commission on January 10, 2000 and is incorporated herein by reference thereto.

7. This exhibit was filed as an exhibit to our Proxy Statement filed with the Securities and Exchange Commission on January 24, 2003 and is incorporated herein by reference thereto.

8. The Amended and Restated Omnibus Incentive Plan, dated October 15, 2002 was filed as an exhibit to our Proxy Statement filed with the Securities and Exchange Commission on September 12, 2002. Amendment No. 1, dated October 20, 2004 and Amendment No. 2, dated December 6, 2004, were filed as an exhibit to our Registration Statement on Form S-8 (File No. 333-121389) filed with the Securities and Exchange Commission on December 17, 2004. Amendment No. 3, dated November 1, 2007 and Amendment No. 4, dated January 1, 2009, were filed as an exhibit to our Proxy Statement filed with the Securities and Exchange Commission on December 10, 2012. Amendment No. 5 dated January 1, 2013 was filed as an exhibit to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on May 9, 2013. Amendment No. 6 dated January 29, 2015 was filed as an exhibit to our Proxy Statement filed with the Securities and Exchange Commission on December 19, 2014.

9. This exhibit was filed as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 12, 2008, and is incorporated herein by reference thereto.

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10. This exhibit was filed as an exhibit to Amendment No. 1 to the Registration Statement on Form 8-A/A filed with the Securities and Exchange Commission on February 25, 2008, and is incorporated herein by reference thereto.

11. This exhibit was filed as an Appendix A to our Proxy Statement (File No, 333-27548) filed with the Securities and Exchange Commission on December 19, 2014, and is incorporated herein by reference thereto.

12. This exhibit was filed as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 11, 2012, and is incorporated herein by reference thereto.

13. This exhibit was filed as an exhibit to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on February 5, 2015, and is incorporated herein by reference thereto.

14. This exhibit was filed as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 8, 2014, and is incorporated herein by reference thereto.

15. This exhibit was filed as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 3, 2015 and is incorporated herein by reference thereto.

16. This exhibit was filed as an exhibit to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on February 4, 2016 and is incorporated herein by reference thereto.

17. This exhibit was filed as an exhibit to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on September 15, 2016 and is incorporated herein by reference thereto.

18. This exhibit was filed as an exhibit to our Registration Statement on Form S-1 filed with the Securities and Exchange Commission on September 29, 2016 and is incorporated herein by reference thereto.

19. This exhibit was filed as an exhibit to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2016 and is incorporated herein by reference thereto.

* Filed herewith.

** To the extent applicable, to be filed by an amendment to this registration statement or incorporated by reference pursuant to a Current Report on Form 8-K in connection with the offering of securities registered hereunder.

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